Exhibit 10.17

Execution Version

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.

COLLABORATION AND LICENSE AGREEMENT

by and between

EISAI CO., LTD.

and

EPIZYME, INC.

CONFIDENTIAL

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1.43	“EU”	7
1.44	“Executive Officers”	7
1.45	“EZH2”	7
1.46	“EZH2 Compound(s)”	7
1.47	“FDA”	7
1.48	“Field”	8
1.49	“First Commercial Sale”	8
1.50	“FTE”	8
1.51	“FTE Cost”	8
1.52	“FTE Rate”	8
1.53	“GLP Toxicology Study”	8
1.54	“IND”	8
1.55	“Indication”	9
1.56	“Initiation”	9
1.57	“Joint IP”	9
1.58	“Joint Know-How”	9
1.59	“Joint Patent(s)”	9
1.60	“Know-How”	9
1.61	“Law” or “Laws”	9
1.62	“Lead Candidate”	9
1.63	“Lead Candidate Criteria”	10
1.64	“Licensed Compound(s)”	10
1.65	“Licensed Product”	10
1.66	“MAA”	10
1.67	“Major EU Country”	10
1.68	“Major Market Country(ies)”	10
1.69	“Manufacture” or “Manufacturing”	10
1.70	“MHLW”	10
1.71	“NDA”	10
1.72	“Net Sales”	10
1.73	“Out-of-Pocket Costs”	12
1.74	“Patents”	13
1.75	“Patent-Based Exclusivity”	13
1.76	“Person”	13
1.77	“Phase 1 Clinical Trial”	13
1.78	“Phase 2 Clinical Trial”	13
1.79	“Phase 3 Clinical Trial”	13
1.80	“Profit-Share Term”	13
1.81	“Proof of Concept”	14
1.82	“Prosecution and Maintenance” or “Prosecute and Maintain”	14
1.83	“Regulatory Approval”	14
1.84	“Regulatory Authority”	14
1.85	“Regulatory-Based Exclusivity”	14
1.86	“Regulatory Dossier”	14
1.87	“Regulatory Materials”	15
1.88	“Research and Development Plan”	15

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1.89	“Research Term”	15
1.90	“ROW”	15
1.91	“Sublicensee”	15
1.92	“Territory”	15
1.93	“Therapeutic Product”	15
1.94	“Third Party”	15
1.95	“UNC”	15
1.96	“UNC License Agreement”	16
1.97	“UNC Patent”	16
1.98	“United States” or “U.S.”	16
1.99	“Valid Claim”	16
1.100	“Veterinary Product”	16
1.101	Additional Definitions	16

ARTICLE 2 COLLABORATION OVERVIEW; INITIAL DEVELOPMENT ACTIVITIES		18
2.1	Collaboration Overview	18
2.2	Research and Development Plan; Development Activities	18
2.3	Lead Candidates; Development Candidates; Proof of Concept	19
2.4	Reports; Results	20
2.5	Subcontracting	20
2.6	Regulatory Matters; Compliance	20

ARTICLE 3 POST-PROOF OF CONCEPT ACTIVITIES		21
3.1	Development and Commercialization	21
3.2	EISAI Diligence	21
3.3	Meetings	21
3.4	Reports; Results	21

ARTICLE 4 GOVERNANCE		22
4.1	Joint Steering Committee	22
4.2	Alliance Managers	25
4.3	Senior Management Meetings	25

ARTICLE 5 LICENSE GRANTS		25
5.1	License Grant To EISAI	25
5.2	Compliance with UNC License Agreement	26
5.3	License Grants to EPIZYME	27
5.4	Rights Retained by the Parties	27
5.5	Section 365(n) of the Bankruptcy Code	28
5.6	Access to Know-How	28

ARTICLE 6 EPIZYME PROFIT-SHARING OPTION; JOINT DEVELOPMENT AND COMMERCIALIZATION AGREEMENT		29
6.1	Epizyme Profit-Sharing Option	29
6.2	Effects of Exercising Profit-Sharing Option	30
6.3	Additional Past Development Costs	31

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ARTICLE 7 FINANCIAL TERMS		32
7.1	Upfront Fee	32
7.2	Research Funding	32
7.3	Development Milestones	34
7.4	Sales Milestones	35
7.5	Licensed Product Royalties	36
7.6	Profit Sharing	39
7.7	Reports; Sales Milestones; Royalty Payments	40
7.8	Methods of Payments	40
7.9	Accounting	41
7.10	Withholding Taxes	42
7.11	Late Payments	42
7.12	Limitations on Payments for [**] Use	42

ARTICLE 8 EXCLUSIVITY; CHANGE OF CONTROL		43
8.1	Target Exclusivity	43
8.2	Exceptions	43
8.3	Uncured Material Breach After Change of Control	45

ARTICLE 9 INTELLECTUAL PROPERTY RIGHTS		45
9.1	Ownership	45
9.2	Prosecution and Maintenance of Patents	46
9.3	Patent Costs	48
9.4	Defense of Claims Brought by Third Parties	48
9.5	Enforcement of EPIZYME Patents, Collaboration Patents and Joint Patents	48
9.6	Coordination with UNC License Agreement	51
9.7	Invalidity or Unenforceability Defenses or Actions	51
9.8	Third Party Licenses	51
9.9	Ownership and Prosecution of Product Trademarks	52

ARTICLE 10 CONFIDENTIALITY		52
10.1	Confidentiality; Exceptions	52
10.2	Product Information	52
10.3	Authorized Disclosure	53
10.4	Press Release; Disclosure of Agreement	54
10.5	Termination of Prior Confidentiality Agreement	55
10.6	Remedies	55
10.7	Publications	55
10.8	Clinical Trial Register	56
10.9	Use of Name	56
10.10	Return of Confidential Information	56

ARTICLE 11 REPRESENTATIONS AND WARRANTIES		57
11.1	Representations and Warranties of Both Parties	57
11.2	Representations and Warranties of EPIZYME	57
11.3	Representation and Warranty of EISAI	60

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11.4	Mutual Covenants	60
11.5	Disclaimer	61

ARTICLE 12 INDEMNIFICATION; INSURANCE		61
12.1	Indemnification by EISAI	61
12.2	Indemnification by EPIZYME	62
12.3	Procedure	63
12.4	Insurance	63
12.5	LIMITATION OF LIABILITY	64

ARTICLE 13 TERM AND TERMINATION		64
13.1	Term; Expiration	64
13.2	Unilateral Termination by EISAI	65
13.3	Termination for Cause	66
13.4	Termination for EISAI Patent Challenge	67
13.5	Effects of Termination	67
13.6	Accrued Rights; Surviving Provisions	74

ARTICLE 14 MISCELLANEOUS		75
14.1	Dispute Resolution	75
14.2	Arbitration Request	75
14.3	Governing Law	76
14.4	Assignment	76
14.5	Performance Warranty	77
14.6	Force Majeure	77
14.7	Notices	77
14.8	Export Clause	78
14.9	Waiver	78
14.10	Severability	79
14.11	Entire Agreement	79
14.12	Independent Contractors	79
14.13	Non-solicitation of Key Employees	79
14.14	Headings; Construction; Interpretation	80
14.15	Books and Records	80
14.16	Further Actions	80
14.17	Parties in Interest	80
14.18	Performance by Affiliates	80
14.19	Counterparts	81

List of Exhibits
Exhibit A	-	Development Candidate Selection Criteria
Exhibit B	-	EPIZYME Patents (as of the Effective Date)
Exhibit C	-	Lead Candidate Criteria
Exhibit D	-	Initial Research and Development Plan
Exhibit E	-	Joint Development and Commercialization Agreement Term Sheet
Exhibit F	-	Press Release
Exhibit G	-	Licensed Compounds (as of the Effective Date)

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COLLABORATION AND LICENSE AGREEMENT

This COLLABORATION AND LICENSE AGREEMENT (this “Agreement”) is entered into and made effective as of the 1st day of April, 2011 (the “Effective Date”) by and between Epizyme, Inc., a Delaware corporation having its principal place of business at 840 Memorial Drive, Cambridge, Massachusetts 02139, U.S.A. (“EPIZYME”), and Eisai Co., Ltd., a Japan corporation, having its principal place of business at Koishikawa 4-6-10, Bunkyo-Ku, Tokyo 112-8088, Japan (“EISAI”). EPIZYME and EISAI are each referred to herein by name or as a “Party” or, collectively, as the “Parties.”

RECITALS

WHEREAS, EPIZYME possesses proprietary technology and intellectual property to identify and develop novel, small molecule histone methyltransferase (“HMT”) inhibitors;

WHEREAS, EISAI possesses expertise in the Development and Commercialization (each as defined below) of human pharmaceuticals;

WHEREAS, EISAI and EPIZYME desire to engage in a collaborative effort pursuant to which the Parties will carry out Development activities directed to EZH2 (as defined below), with the goal of identifying and Developing compounds directed to EZH2 using EPIZYME’s proprietary technology; and

WHEREAS, EISAI desires to obtain exclusive rights from EPIZYME, and EPIZYME desires to grant such rights, to further Develop and Commercialize such compounds directed to EZH2 for any and all uses in the Territory (as defined below) and, if EPIZYME exercises the Profit-Sharing Option (as defined below), to jointly Develop and Commercialize such compounds, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following terms will have the meanings set forth in this Article 1 unless context dictates otherwise:

1.1 “Affiliate” means, with respect to a Person, any other Person which, directly or indirectly through one (1) or more intermediaries, controls, is controlled by or is under common control with such Person, regardless of whether such Affiliate is or becomes an Affiliate on or after the Effective Date. A Person shall be deemed to “control” another Person if it (a) owns, directly or indirectly, beneficially or legally, more than fifty percent (50%) of the outstanding voting securities or capital stock of such other Person, or has other comparable ownership interest with respect to any Person other than a corporation; or (b) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of such other Person.

1.2 “Annual Net Sales” means total Net Sales in a country in the Territory in a particular Calendar Year.

1.3 “Bayh-Dole Act” means the Patent and Trademark Law Amendments Act of 1980, as amended, codified at 35 U.S.C. §§ 200-212, as amended, as well as any regulations promulgated pursuant thereto, including in 37 C.F.R. § 401.

1.4 “Budget Year” means a period of twelve (12) consecutive months beginning on April 1 and ending on March 31.

1.5 “Business Day” means a day on which banking institutions in Boston, Massachusetts are open for business, excluding any Saturday or Sunday.

1.6 “Calendar Quarter” means a period of three (3) consecutive months ending on the last day of March, June, September, or December, respectively.

1.7 “Calendar Year” means a period of twelve (12) consecutive months beginning on January 1 and ending on December 31.

1.8 “cGMP” means all Laws governing Manufacturing practices for intermediates, bulk products or finished products, including the regulations set forth in the FDA’s current Good Manufacturing Practices, 21 CFR Parts 210 and 211, and The Rules Governing Medicinal Products in the European Community, Volume IV, Good Manufacturing Practice for Medicinal Products, as each may be amended from time to time.

1.9 “Change of Control Event” means (a) EPIZYME (i) merges or consolidates with any Third Party, or (ii) effects any other transaction or series of related transactions involving the transfer of capital stock of EPIZYME to a Third Party, other than a transaction in which EPIZYME or underwriters for EPIZYME sell securities of EPIZYME (A) in a public offering, or (B) directly to bona fide venture capital investors or bona fide institutional investors that routinely make such investments for the potential financial return on such investments and not with any view to acquisition, in the case of each of the foregoing clauses (i) and (ii) such that the stockholders of EPIZYME immediately prior thereto, in the aggregate, no longer beneficially own more than fifty percent (50%) of the outstanding voting securities of the surviving entity or the ultimate parent of the surviving entity, following the closing of such merger, consolidation, other transaction or series of related transactions; (b) EPIZYME sells all or substantially all of its business or assets to which this Agreement relates to a Third Party; or (c) any “person” or “group” (as such terms are defined under Section 13(d) and 14(d) of the United States Securities Exchange Act of 1934) obtains control (as defined in Section 1.1) of EPIZYME.

1.10 “Clinical Trial” means a Phase 1 Clinical Trial, Phase 2 Clinical Trial, Phase 3 Clinical Trial, or a study incorporating more than one of these phases.

1.11 “Collaboration IP” means Collaboration Know-How and Collaboration Patents.

1.12 “Collaboration Know-How” means EISAI Collaboration Know-How and EPIZYME Collaboration Know-How.

1.13 “Collaboration Patents” means EISAI Collaboration Patents and EPIZYME Collaboration Patents.

1.14 “Commercialization” and “Commercialize” means all activities undertaken with respect to a product relating to marketing, promotion (including advertising and detailing), medical affairs activities, medical science liaison activities, sponsored product or continuing medical education activities, post-Regulatory Approval clinical studies (that are not required to obtain or maintain such Regulatory Approval), obtaining pricing and reimbursement approval, in each case with respect to such product, any importing, offering for sale, distribution and sale of such product, identifying, screening or diagnosing patients as potential users of such product, interacting with Regulatory Authorities regarding the foregoing, and Manufacturing commercial supplies for the foregoing activities.

1.15 “Commercialization Costs” means, with respect to Commercialization activities performed hereunder, costs and expenses of the Parties and their Affiliates that are specifically associated with the conduct of such activities, including costs of consultants, agents and subcontractors.

1.16 “Commercially Reasonable Efforts” means:

(a) with respect to EPIZYME, such efforts that are consistent with the efforts and resources normally used by EPIZYME in the exercise of its reasonable business discretion relating to the Development and commercial progression of a potential pharmaceutical product:

(i) that is at a similar stage in its Development or product life as the relevant Compound, Licensed Compound or Licensed Product; and

(ii) that has commercial and market potential similar to the relevant Compound, Licensed Compound or Licensed Product, taking into account issues of intellectual property scope, subject matter and coverage, safety and efficacy, product profile, competitiveness of the marketplace, proprietary position and profitability (including pricing and reimbursement status achieved or likely to be achieved); and

(b) with respect to EISAI, such efforts that are consistent with the efforts and resources normally used by EISAI in the exercise of its reasonable business discretion relating to the Development and Commercialization of a potential pharmaceutical product:

(i) that is at a similar stage in its Development or product life as the relevant Compound, Licensed Compound or Licensed Product; and

(ii) that has commercial and market potential similar to the relevant Compound, Licensed Compound or Licensed Product, taking into account issues of intellectual property scope, subject matter and coverage, safety and efficacy, product profile, competitiveness of the marketplace, proprietary position and profitability (including pricing and reimbursement status achieved or likely to be achieved, and royalties and other payments required under this Agreement).

“Commercially Reasonable Efforts” shall be determined on a country-by-country basis, except that the Party may consider the impact of its efforts and resources expended with respect to any country on any other country. If either Party grants a sublicense or assigns its rights and obligations under this Agreement to an Affiliate or Third Party as permitted under this Agreement, then, with respect to such Sublicensee, assignee or designee, Commercially Reasonable Efforts shall mean the efforts and resources (as defined above in this Section 1.16) normally used by the Party granting the sublicense, assigning its rights and obligations, qualified by the items in clause (a)(i) – (ii), inclusive, if EPIZYME is the sublicensing, assigning or designating Party, and qualified by the items in clause (b)(i) – (ii), inclusive, if EISAI is the sublicensing, assigning or designating Party.

1.17 “Comparable Third Party Product” means, with respect to a Therapeutic Product in any country in the Territory, any pharmaceutical product sold by a Third Party not authorized by or on behalf of EISAI, its Affiliates or Sublicensees, that:

(a) contains, as an active pharmaceutical ingredient, the same Compound as the Licensed Compound contained in the applicable Therapeutic Product; and

(b) is approved by the applicable Regulatory Authority in such country for one or more of the same Indications as the applicable Therapeutic Product.

1.18 “Comparable Third Party Product Competition” means, with respect to a Therapeutic Product in any country in the Territory in a given Calendar Quarter, that, during such Calendar Quarter:

(a) one or more Comparable Third Party Product(s) is commercially available in such country; and

(b) such Comparable Third Party Product(s) have a market share of [**] percent ([**]%) or more of the aggregate market in such country of such Therapeutic Product and the Comparable Third Party Product(s) collectively (based on sales of units of such Therapeutic Product and such Comparable Third Party Product(s), as reported by IMS International, or if such data are not available, such other reliable data source as reasonably determined by EPIZYME and EISAI). As used herein, a “unit” of a product means the equivalent amount of product used for an equivalent treatment cycle of such product.

1.19 “Compound(s)” means a small molecule HMT inhibitor.

1.20 “Control”, “Controls” or “Controlled” means, with respect to any intellectual property right or Know-How, possession of the right (whether through ownership or license (other than by operation of this Agreement) or control (as defined in Section 1.1) over an Affiliate with such right) to grant the licenses or sublicenses under such intellectual property right or Know-How as provided herein without violating the terms of any agreement or other arrangement with any Third Party. Notwithstanding the foregoing, intellectual property rights or Know-How of a Party that is licensed or otherwise acquired from a Third Party after the Effective Date and would otherwise be considered to be under the Control of a Party shall not be deemed to be under the Control of such Party if the application of such definition in the context of any license grants or sublicenses under this Agreement would require the granting Party to make additional payments or royalties to a Third Party in connection with such license or sublicense grants, unless the other Party agrees to pay the additional payments or royalties to the Third Party (but subject to Sections 7.5.4(b) and 7.5.4(c)).

1.21 “Cover”, “Covering” or “Covered” means, with respect to a product, composition, technology, process or method that, in the absence of ownership of or a license granted under a Valid Claim, the Manufacture, use, offer for sale, sale or importation of such product or composition, or the practice of such technology, process or method, would infringe such Valid Claim (or, in the case of a Valid Claim that has not yet issued, would infringe such Valid Claim if it were to issue).

1.22 “Develop” or “Development” means discovery, research, preclinical development, clinical development with respect to a product, including identification, characterization, optimization, non-clinical testing, pharmacology studies, toxicology studies, formulation, chemical analysis, bioanalytical analysis, material performance studies (such as measurements of stability, physical form, dissolution, or visual or spectroscopic analysis, and the like), Manufacturing process development and scale-up (including active pharmaceutical ingredient and drug product production), Manufacturing pre-clinical and clinical supplies for the foregoing activities, quality assurance and quality control, technical support, pharmacokinetic studies, clinical studies, interacting with Regulatory Authorities regarding the foregoing, and all other activities relating to seeking, obtaining or maintaining any Regulatory Approvals for such product from the FDA or any other applicable Regulatory Authority.

1.23 “Development Candidate” means a Compound directed to EZH2 that is designated by the JSC pursuant to Section 2.3.2 as meeting the applicable Development Candidate Selection Criteria.

1.24 “Development Candidate Selection Criteria” means, with respect to a Compound, the criteria set forth on Exhibit A, as such criteria may be amended by the JSC hereunder.

1.25 “Development Costs” means, with respect to Development activities performed under the Research and Development Plan hereunder or otherwise performed by or on behalf of a Party hereunder, costs and expenses of the Parties and their Affiliates that are specifically associated with the conduct of such activities, including Out-of Pocket Costs. For purposes of clarity, Development Costs shall not include any milestone payments from EISAI to EPIZYME hereunder.

1.26 “Diagnostic Know-How” means Know-How that is necessary or reasonably useful to Develop or Commercialize any Diagnostic Product in the Field in the Territory.

1.27 “Diagnostic Patents” means Patents claiming or directed to Diagnostic Know-How.

1.28 “Diagnostic Product” means any biomarker or diagnostic assay or test that is designed for use with, or that relates to, is associated with or is correlated with patient populations that do or do not respond to treatment with, a particular Therapeutic Product or Veterinary Product, as applicable.

1.29 “Dollars” or “$” means the legal tender of the U.S.

1.30 “EISAI Collaboration IP” means EISAI Collaboration Know-How and EISAI Collaboration Patents.

1.31 “EISAI Collaboration Know-How” means Know-How that is discovered, developed, invented, conceived or reduced to practice solely by or on behalf of EISAI or its Affiliates or Sublicensees pursuant to the conduct of activities under the Collaboration or in the exercise of EISAI’s licenses under this Agreement (it being understood that any activities carried out by or on behalf of EPIZYME, its Affiliates or Sublicensees under the Collaboration shall not be construed or interpreted to be carried out by or on behalf of EISAI, its Affiliates or Sublicensees for purposes hereof).

1.32 “EISAI Collaboration Patents” means Patents claiming or directed to EISAI Collaboration Know-How.

1.33 “EISAI IP” means EISAI Know-How and EISAI Patents.

1.34 “EISAI Know-How” means Know-How that (a) is Controlled by EISAI as of the Effective Date or thereafter during the Term, (b) arises outside of the Collaboration, and (c) is necessary or reasonably useful for the Development, Manufacture or Commercialization of Licensed Compounds and Licensed Products in the Field in the Territory. For purposes of clarity, EISAI Know-How includes Diagnostic Know-How Controlled by EISAI, but excludes any Collaboration Know-How owned by EISAI and EISAI’s interest in any Joint Know-How.

1.35 “EISAI Patent(s)” means Patents that (a) are Controlled by EISAI as of the Effective Date or thereafter during the Term, (b) arise outside of the Collaboration, and (c) claim or are directed to EISAI Know-How. For purposes of clarity, EISAI Patents include Diagnostic Patents Controlled by EISAI, but exclude Collaboration Patents owned by EISAI and EISAI’s interest in any Joint Patents.

1.36 “EMA” means the European Medicines Agency, and any successor entity thereto.

1.37 “EPIZYME Collaboration IP” means EPIZYME Collaboration Know-How and EPIZYME Collaboration Patents.

1.38 “EPIZYME Collaboration Know-How” means Know-How that is discovered, developed, invented, conceived or reduced to practice solely by or on behalf of EPIZYME or its Affiliates or Sublicensees pursuant to the conduct of activities under the Collaboration or in the exercise of EPIZYME’s licenses under this Agreement (it being understood that any activities carried out by or on behalf of EISAI, its Affiliates or Sublicensees under this Agreement shall not be construed or interpreted to be carried out by or on behalf of EPIZYME, its Affiliates or Sublicensees for purposes hereof).

1.39 “EPIZYME Collaboration Patents” means Patents claiming or directed to EPIZYME Collaboration Know-How.

1.40 “EPIZYME IP” means EPIZYME Know-How and EPIZYME Patents.

1.41 “EPIZYME Know-How” means Know-How that (a) is Controlled by EPIZYME as of the Effective Date or thereafter during the Term, (b) arises outside of the Collaboration, and (c) is necessary or reasonably useful for the Development, Manufacture or Commercialization of Licensed Compounds and Licensed Products in the Field in the Territory. For purposes of clarity, EPIZYME Know-How includes Diagnostic Know-How Controlled by EPIZYME, but excludes Collaboration Know-How owned by EPIZYME and EPIZYME’s interest in any Joint Know-How.

1.42 “EPIZYME Patents” means:

(a) the patents and patent applications listed on Exhibit B;

(b) any substitutions, divisionals, continuations, continuations-in-part, provisional applications, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like of any patents or patent applications set forth on Exhibit B;

(c) foreign counterparts of any of the foregoing in clause (a) or (b); and

(d) Patents other than those included in the foregoing clauses (a) through (c) that are Controlled by EPIZYME as of the Effective Date or thereafter during the Term and arise outside of the Collaboration, that claim or are directed to EPIZYME Know-How.

For purposes of clarity, EPIZYME Patents include Diagnostic Patents Controlled by EPIZYME, but exclude Collaboration Patents owned by EPIZYME and EPIZYME’s interest in any Joint Patents.

1.43 “EU” means all countries that are officially recognized as member states of the European Union at any particular time during the Term.

1.44 “Executive Officers” means EPIZYME’s Chief Executive Officer and EISAI’s President of its Oncology Product Creation Unit.

1.45 “EZH2” means catalytic subunit of Polycomb repressive complex 2 (PRC2), which is a highly conserved histone methyltransferase that targets lysine-27 of histone H3.

1.46 “EZH2 Compound(s)” means any Compound(s) that:

(a) is directed to EZH2; and

(b) has an in vitro IC50 potency with a numerical value of [**] and [**] selectivity relative to the next most active HMT target, other than EZH1.

1.47 “FDA” means the U.S. Food and Drug Administration, and any successor entity thereto.

1.48 “Field” means the treatment, prevention, palliation or diagnosis of any human or veterinary disease, disorder or condition.

1.49 “First Commercial Sale” means, with respect to each Licensed Product in a country in the Territory, the first sale for which revenue has been recognized by EISAI or its Affiliates or Sublicensees for use or consumption by the general public of such Licensed Product in such country after Regulatory Approval (and pricing or reimbursement approval, if legally required for such sale) for such Licensed Product has been obtained in such country; provided, however, that the following shall not constitute a First Commercial Sale:

(a) any sale to an Affiliate or Sublicensee unless the Affiliate or Sublicensee is the last entity in the distribution chain of the Licensed Product;

(b) any use of such Licensed Product in Clinical Trials, non-clinical activities or other Development activities, or disposal or transfer of Licensed Products for a bona fide charitable purpose; and

(c) treatment IND sales, named patient sales, or compassionate use.

1.50 “FTE” means the equivalent of the work of one (1) employee full time for one (1) Calendar Year (consisting of at least a total of [**]hours per Calendar Year) of work performed by EPIZYME directly related to the Development activities under the Research and Development Plan hereunder.

1.51 “FTE Cost” means, for any period, the product of (a) the actual total FTEs (or applicable portion thereof) during such period, and (b) the FTE Rate.

1.52 “FTE Rate” means, for the period commencing on the Effective Date and ending December 31, 2011, $[**] per FTE. On January 1, 2012 and on January 1st of each subsequent Calendar Year, the foregoing rate shall be increased for the Calendar Year then commencing by the percentage increase, if any, in the CPI as of December 31 of the then most recently completed Calendar Year over the level of the CPI as of December 31 of the prior Calendar Year. As used in this Section 1.52, “CPI” means the Consumer Price Index – Urban Wage Earners and Clerical Workers, US City Average, All Items, 1982-84 = 100, published by the United States Department of Labor, Bureau of Labor Statistics (or its successor equivalent index).

1.53 “GLP Toxicology Study” means a toxicology study that is conducted in compliance with the then-current good laboratory practice standards promulgated or endorsed by the FDA, as defined in U.S. 21 C.F.R. Part 58 (or such other comparable regulatory standards in jurisdictions outside the U.S. to the extent applicable to the relevant toxicology study, as they may be updated from time to time) (“GLP”) and is required to meet the requirements for filing an IND.

1.54 “IND” means an investigational new drug application submitted to the FDA pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations, including any amendments thereto. References herein to IND shall include, to the extent applicable, any comparable filing(s) outside the U.S. for the investigation of any product in any other country or group of countries (such as a Clinical Trial Application (“CTA”) in the EU).

1.55 “Indication” means any human disease or condition, or sign or symptom of a human disease or condition.

1.56 “Initiation” means, with respect to a Clinical Trial, the first dosing of the first subject enrolled in such Clinical Trial with a Therapeutic Product.

1.57 “Joint IP” means Joint Know-How and Joint Patents.

1.58 “Joint Know-How” means Know-How that is jointly discovered, developed, invented, conceived or reduced to practice by one or more employees, agents or consultants of EPIZYME, its Affiliates or Sublicensees, on the one hand, and one or more employees, agents or consultants of EISAI, its Affiliates of Sublicensees on the other hand, pursuant to the conduct of activities under the Collaboration or in the exercise of each Party’s licenses under this Agreement.

1.59 “Joint Patent(s)” means Patents that claim or are directed to Joint Know-How.

1.60 “Know-How” means all tangible and intangible:

(a) information, techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, data, results (including pharmacological, toxicological, pre-clinical and clinical test data and results, research data, reports and batch records), analytical and quality control data, analytical methods (including applicable reference standards), full batch documentation, packaging records, release, stability, storage and shelf-life data, and Manufacturing process information, results or descriptions, software and algorithms; and

(b) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material;

in each case ((a) and (b)) that is not generally known.

As used in this Agreement, “clinical test data” shall be deemed to include all information related to clinical testing, including patient report forms, investigators’ reports, biostatistical, pharmaco-economic and other related analyses, regulatory filings and communications, and the like.

1.61 “Law” or “Laws” means all applicable laws, statutes, rules, regulations, orders, judgments, or ordinances having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision.

1.62 “Lead Candidate” means a Compound directed to EZH2 that is selected by the JSC pursuant to Section 2.3.1 as meeting the applicable Lead Candidate Criteria.

1.63 “Lead Candidate Criteria” means, with respect to a Compound, the criteria set forth on Exhibit C.

1.64 “Licensed Compound(s)” means any EZH2 Compound(s) that is:

(a) synthesized or identified by either Party (or by any of its respective Affiliates or any Third Party working with or on behalf of such Party or any of its respective Affiliates) or jointly by or on behalf of the Parties in the conduct of the Collaboration or in the exercise of such Party’s licenses under this Agreement, including Compounds Controlled by either Party and identified as EZH2 Compounds in the conduct of the Collaboration or in the exercise of a Party’s licenses under this Agreement; or

(b) otherwise Controlled by EPIZYME as of the Effective Date or thereafter during the Term.

1.65 “Licensed Product” means any Therapeutic Product, any Diagnostic Product or any Veterinary Product, as applicable. For avoidance of doubt, except as otherwise expressly set forth in this Agreement, Licensed Product includes any Shared Product.

1.66 “MAA” means a regulatory application filed with the EMA or MHLW seeking Regulatory Approval of a Licensed Product, and all amendments and supplements thereto filed with the EMA or MHLW.

1.67 “Major EU Country” means any of the following countries: France, Germany, Italy, Spain or the United Kingdom. “Major EU Countries” means all of the foregoing countries.

1.68 “Major Market Country(ies)” means (a) the United States, (b) Japan or (c) one (or more) of the Major EU Countries.

1.69 “Manufacture” or “Manufacturing” means, as applicable, all activities associated with the production, manufacture, supply, processing, filling, packaging, labeling, shipping, and storage of a Licensed Compound, Licensed Product or any components thereof, including manufacturing process and formulation development and scale-up (including active pharmaceutical ingredient and drug production), manufacturing process validation, stability testing, preclinical, clinical and commercial manufacture and analytical development, product characterization, quality assurance and quality control development, testing and release.

1.70 “MHLW” means the Ministry of Health, Labour and Welfare of Japan, or the Pharmaceuticals and Medical Devices Agency, or any successor to either of them, as the case may be.

1.71 “NDA” means a New Drug Application (as more fully described in 21 C.F.R. 314.50 et seq. or its successor regulation) and all amendments and supplements thereto filed with the FDA, or any equivalent filing, including an MAA, in a country or regulatory jurisdiction other than the United States.

1.72 “Net Sales” means with respect to any Licensed Product for any period, the gross amounts invoiced by EISAI, its Affiliates and Sublicensees (each, a “Selling Party”) to Third

Party customers for sales of such Licensed Product during such period, less the following deductions actually incurred, allowed, paid, accrued or specifically allocated in its financial statements in accordance with GAAP, for:

(a) customary and reasonable trade, quantity, and cash discounts, wholesaler allowances and inventory management fees;

(b) customary and reasonable credits, rebates and chargebacks (including those to managed-care entities and government agencies), and allowances or credits to customers on account of rejection or returns (including wholesaler and retailer returns) or on account of retroactive price reductions affecting such Licensed Product;

(c) freight, postage and duties, and transportation charges relating to such Licensed Product, including handling and insurance therefor;

(d) sales (such as VAT or its equivalent) and excise taxes, other consumption taxes, and customs duties (excluding any taxes paid on the income from such sales) to the extent the Selling Party is not otherwise entitled to a credit or a refund for such taxes, duties or payments made; and

(e) amounts previously included in Net Sales that are written-off by the Selling Party as uncollectible in accordance with the standard practices of such Selling Party for writing off uncollectible amounts, consistently applied; provided, however, that if any such written-off amounts are subsequently collected, such collected amounts shall be included in Net Sales in the period in which they are subsequently collected.

If non-monetary consideration is received for any Licensed Product in any country, Net Sales will be calculated based on the average price charged for such Licensed Product in such country during the preceding Calendar Quarter, or in the absence of such sales, the fair market value of the Licensed Product in such country, as determined by the Parties in good faith. If the Parties are unable to reach such an agreement, the Parties will refer such matter to a jointly selected Third Party with expertise in the pricing of pharmaceutical products that is not an employee, consultant, legal advisor, officer, director or stockholder of, and does not have any conflict of interest with respect to, either Party for resolution. If the Parties are unable to agree on such a Third Party expert within [**] days after a Party has notified the other Party that it desires to refer such matter to such a Third Party for resolution, either Party may request that the New York, New York office of the American Arbitration Association (“AAA”) appoint such an expert to resolve such matter. The resolution determined by any such expert that is either jointly selected or appointed by the AAA shall be final and binding on the Parties. Notwithstanding anything to the contrary herein, the transfer, disposal or use of Licensed Product, without consideration, for marketing, regulatory, development or charitable purposes, such as sampling, clinical trials, preclinical trials, compassionate use, named patient use, or indigent patient programs, shall not be deemed a sale hereunder.

Net Sales shall be determined on, and only on, the first sale by a Party or any of its Affiliate or Sublicensees to a non-Sublicensee Third Party.

Eisai shall not, and shall cause its Selling Parties not to, use any Licensed Product as a loss leader or otherwise unfairly or inappropriately discount the gross invoiced sales price of a Licensed Product in a manner that is intended to benefit, or provide an incentive to enhance sales of, any other pharmaceutical product sold by Eisai or any of its Selling Parties. Sales of a Licensed Product between Eisai and any of its Selling Parties for resale shall be excluded from the computation of Net Sales, but the subsequent resale of such Licensed Product to a non-Sublicensee Third Party shall be included within the computation of Net Sales.

If a Therapeutic Product is sold as part of a Combination Product (as defined below) in any country, Net Sales for such country for any period will be the product of (i) Net Sales of the Combination Product calculated as above in such country for such period (i.e., calculated as for a non-Combination Product) and (ii) the fraction (A/(A+B)), where:

“A” is the average wholesale acquisition cost in such country of the Therapeutic Product comprising a Licensed Compound as the sole therapeutically active ingredient during such period; and

“B” is the average wholesale acquisition cost in such country of the other therapeutically active ingredients contained in the Combination Product when sold separately during such period.

If “A” or “B” cannot be determined by reference to non-Combination Product sales as described above, then Net Sales for purposes of determining royalty payments will be calculated as above, but the average wholesale acquisition cost in the above equation shall be determined by mutual agreement reached in good faith by the Parties prior to the end of the accounting period in question based on an equitable method of determining the same that takes into account, in the applicable country, variations in dosage units and the relative fair market value of each therapeutically active ingredient in the Combination Product. If the Parties are unable to reach such an agreement prior to the end of the applicable accounting period, then the Parties will refer such matter to a jointly selected Third Party with expertise in the pricing of pharmaceutical products that is not an employee, consultant, legal advisor, officer, director or stockholder of, and does not have any conflict of interest with respect to, either Party for resolution. If the Parties are unable to agree on such a Third Party expert within [**] days after a Party has notified the other Party that it desires to refer such matter to such a Third Party for resolution, either Party may request that the New York, New York office of the AAA appoint such an expert to resolve such matter. The resolution determined by any such expert that is either jointly selected or appointed by the AAA shall be final and binding on the Parties.

As used in this Section 1.72, “Combination Product” means a Therapeutic Product that contains one or more additional active ingredients (whether coformulated or copackaged) that are not Licensed Compounds. Pharmaceutical dosage form vehicles, adjuvants and excipients shall be deemed not to be “active ingredients.”

1.73 “Out-of-Pocket Costs” means, with respect to Development activities performed under the Research and Development Plan by or on behalf of a Party hereunder, out-of-pocket expenses of the Parties and Affiliates that are specifically associated with the conduct of such activities, including costs of consultants, agents and subcontractors and filing fees with Regulatory Authorities.

1.74 “Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b), and (c)), and (e) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.

1.75 “Patent-Based Exclusivity” means, with respect to a Licensed Product in a country in the Territory, that at least one Valid Claim of the EPIZYME Patents, the EISAI Patents that Cover the composition of matter of EZH2 Compounds, the Collaboration Patents or the Joint Patents Covers such Licensed Product in such country.

1.76 “Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.

1.77 “Phase 1 Clinical Trial” means a human clinical trial of a product in any country, the principal purpose of which is a preliminary determination of safety in healthy individuals or patients, that would satisfy the requirements of 21 C.F.R. 312.21(a), or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States.

1.78 “Phase 2 Clinical Trial” means a human clinical trial of a product in any country that would satisfy the requirements of 21 C.F.R. 312.21(b) and is intended to explore a variety of doses, dose response, and duration of effect, and to generate initial evidence of clinical safety and activity in a target patient population, or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States.

1.79 “Phase 3 Clinical Trial” means a human clinical trial of a product in any country that would satisfy the requirements of 21 C.F.R. 312.21(c) and is intended to (a) establish that the product is safe and efficacious for its intended use, (b) define warnings, precautions and adverse reactions that are associated with the product in the dosage range to be prescribed, and (c) support Regulatory Approval for such product.

1.80 “Profit-Share Term” means, as to each Shared Product, the period commencing upon the date of EPIZYME’s exercise of the applicable Profit-Sharing Option and continuing until the earlier of (a) such time as the applicable Joint Development and Commercialization Agreement expires or is earlier terminated in accordance with its terms, or (b) such time as the applicable Shared Product is no longer being Developed or Commercialized in or for the United States and the Parties have agreed to permanently cease such activities.

1.81 “Proof of Concept” means, with respect to a Licensed Compound, achievement of clinical results in a Phase 2 Clinical Trial demonstrating efficacy in a target population with a dose and administration schedule that would be pursued in a registration study towards a label-identified indication in the target population. The specific criteria used to determine whether Proof of Concept has been achieved with respect to a Licensed Compound shall be established by the JSC at the appropriate stage of Development hereunder, and the JSC shall determine whether Proof of Concept has been achieved with respect to such Licensed Compound based on such criteria.

1.82 “Prosecution and Maintenance” or “Prosecute and Maintain” means, with regard to a Patent, the preparation, filing, prosecution and maintenance of such Patent, as well as re-examinations, reissues, appeals, and requests for patent term adjustments with respect to such Patent, together with the initiation or defense of interferences, the initiation or defense of oppositions and other similar proceedings with respect to the particular Patent, and any appeals therefrom. For clarification, “Prosecution and Maintenance” or “Prosecute and Maintain” shall not include any other defense or enforcement actions taken with respect to a Patent.

1.83 “Regulatory Approval” means, with respect to a country in the Territory, the approval, license or authorization of the applicable Regulatory Authority(ies) necessary for the marketing and sale of a pharmaceutical product for a particular Indication in such country in the Territory, excluding separate pricing or reimbursement approvals that may be required.

1.84 “Regulatory Authority” means, with respect to a country in the Territory, any national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity that regulates or otherwise exercises authority with respect to the Development, Manufacture, marketing, sale, distribution, use or other exploitation of pharmaceutical products in such country, including the FDA, the EMA and the MHLW, and any successor(s) thereto.

1.85 “Regulatory-Based Exclusivity” means, with respect to a Licensed Product in a country in the Territory, that (a) EISAI or any of its Affiliates or Sublicensees has been granted the exclusive legal right by a Regulatory Authority (or is otherwise entitled to the exclusive legal right by operation of Law) in such country to market and sell the Licensed Product or the active ingredient comprising such Licensed Product in such country, or (b) the data and information submitted by EISAI or any of its Affiliates or Sublicensees to the relevant Regulatory Authority in such country for purposes of obtaining Regulatory Approval may not be disclosed, referenced or relied upon in any way by such Regulatory Authority (including by relying upon the Regulatory Authority’s previous findings regarding the safety or effectiveness of the Licensed Product) to support the Regulatory Approval or marketing of any product by a Third Party in such country.

1.86 “Regulatory Dossier” means the technical, medical and scientific registrations, authorizations and approvals (including approvals of NDAs, supplements and amendments, pre- and post- approvals, pricing and Third Party reimbursement approvals, and labeling approvals)

of any Regulatory Authority necessary for the Development (including the conduct of clinical studies), Manufacture, distribution, marketing, promotion, offer for sale, use, import, reimbursement, export or sale of a product in a regulatory jurisdiction, together with all related correspondence to or from any Regulatory Authority and all documents referenced in the complete regulatory chronology for each NDA, including all Regulatory Materials and drug master file(s) (if any).

1.87 “Regulatory Materials” means regulatory applications, notifications, registrations, Regulatory Approvals or other submissions made to or with a Regulatory Authority that are necessary or reasonably desirable in order to Develop, Manufacture, market, sell or otherwise Commercialize a product in a particular country, territory or possession. Regulatory Materials include INDs, CTAs, NDAs and MAAs, and amendments and supplements to any of the foregoing, and applications for pricing approvals.

1.88 “Research and Development Plan” means the research and development plan attached hereto as Exhibit D, which plan shall include Development activities of the Parties with respect to Therapeutic Product(s) and related Diagnostic Product(s), as such plan may be amended from time to time in accordance with the terms hereof.

1.89 “Research Term” means, unless otherwise agreed by the Parties, the period commencing upon the Effective Date and continuing through December 31, 2014, unless this Agreement is earlier terminated.

1.90 “ROW” means all countries in the Territory, except the U.S.

1.91 “Sublicensee” means (a) with respect to EISAI, a Third Party to whom EISAI has granted a license under Know-How or Patents Controlled by EISAI, or a sublicense pursuant to Section 5.1.2 under Know-How or Patents licensed to EISAI pursuant to Section 5.1.1 of this Agreement, to Develop or Commercialize Licensed Compounds or Licensed Products in the Field, excluding any Third Party acting solely as a distributor and (b) with respect to EPIZYME, a Third Party to whom EPIZYME has granted a license under Know-How or Patents Controlled by EPIZYME, or a sublicense pursuant to Section 5.3.2 under Know-How or Patents licensed to EPIZYME pursuant to Section 5.3.1 of this Agreement, to perform EPIZYME’s obligations under and in accordance with the Research and Development Plan.

1.92 “Territory” means the entire world, but shall exclude the Terminated Territory(ies).

1.93 “Therapeutic Product” means any human therapeutic, prophylactic or palliative pharmaceutical product comprising a Licensed Compound, whether or not as the sole active ingredient, and in any dosage form or formulation.

1.94 “Third Party” means any Person other than EPIZYME or EISAI that is not an Affiliate of EPIZYME or of EISAI.

1.95 “UNC” means The University of North Carolina at Chapel Hill.

1.96 “UNC License Agreement” means the License Agreement, dated January 7, 2008, between UNC and EPIZYME.

1.97 “UNC Patent” means any Patent licensed to EPIZYME under the UNC License Agreement that is sublicensed to EISAI under Section 5.1.1.

1.98 “United States” or “U.S.” means the United States of America and all of its territories and possessions.

1.99 “Valid Claim” means:

(a) a claim of an issued patent in the U.S. or in a jurisdiction outside the U.S., that has not expired, lapsed, been cancelled or abandoned, or been dedicated to the public, disclaimed, or held unenforceable, invalid, or cancelled by a court or administrative agency of competent jurisdiction in an order or decision from which no appeal has been or can be taken, including through opposition, reexamination, reissue or disclaimer; or

(b) a claim of a pending patent application that has not been finally abandoned or finally rejected and which has been pending for no more than [**] years from the date of filing of the earliest priority patent application to which such pending patent application is entitled to claim benefit.

For clarity, a claim of an issued patent that ceased to be a Valid Claim before it issued because it had been pending too long, but subsequently issued and is otherwise described by clause (a) of the foregoing sentence shall again be considered to be a Valid Claim once it issues. The same principle shall apply in similar circumstances such as if, for example (but without limitation), a final rejection of a claim is overcome.

1.100 “Veterinary Product” means any therapeutic, prophylactic or palliative pharmaceutical product comprising a Licensed Compound, whether or not as the sole active ingredient, for veterinary use and in any dosage form or formulation.

1.101 Additional Definitions. Each of the following definition is set forth in the section of this Agreement indicated below:

Definition:	Section:
AAA	1.72
Alliance Manager	4.2
Arbitration Request	14.2
Breaching Party	13.3.1(a)
Budgeted Costs	7.2.2(a)
Chairperson	4.1.1
Claims	12.1
Collaboration	2.1
Combination Product	1.72
Competing Business	8.2.1
Competitive Infringement	9.5.1
Compulsory Third Party Product	7.5.3

Definition:	Section:
Confidential Information	10.1
Cost of Goods	Exhibit E
Cost Overrun	7.2.2(d)
CPI	1.52
CREATE Act	9.2.6
CTA	1.54
Current Lead Series	2.2.1(a)
Disclosing Party	10.1
EISAI	Preamble
EISAI Patent Challenge	13.4(b)
EPIZYME	Preamble
EPIZYME’s Reimbursement Amount	7.2.3
Excess Overrun	7.2.2(e)
Existing Confidentiality Agreement	10.5
Existing Know-How	11.2.3
Existing Patents	11.2.1
FFDCA	11.1.6
GAAP	14.15
GLP	1.53
HMT	Recitals
Indemnified Party	12.3.1
Indemnifying Party	12.3.1
In-Licensed Know-How	11.2.3
In-Licensed Patents	11.2.4
Joint Development and Commercialization Agreement	6.1.1
Joint Development Plan	Exhibit E
JSC	4.1
Key Employee	14.13
Losses	12.1
Marketing-Related Materials	13.5.1(g)
Net Profits/Losses	Exhibit E
Non-Breaching Party	13.3.1(a)
Notice of Exercise	6.1.3
Option Exercise Period	6.1.3
Owned Patents	11.2.4
Party or Parties	Preamble
Past Development Costs	7.2.3
Payee	7.8
Payor	7.8
Product Information	10.2
Profit-Sharing Option	6.1.1
Receiving Party	10.1
Royalty Term	7.5.2(a)
Selling Party	1.72
Severed Clause	14.10

Definition:	Section:
Shared Commercialization Costs	Exhibit E
Shared Development Costs	Exhibit E
Shared Product	6.2(a)
Subcommittee	4.1.6
Term	13.1.1
Terminated Territory	13.5.2
Third Party Technical Expert	4.1.5

ARTICLE 2

COLLABORATION OVERVIEW; INITIAL DEVELOPMENT ACTIVITIES

2.1 Collaboration Overview. Pursuant to this Agreement (including the Research and Development Plan) and as further provided in this Article 2 and in Article 6, the Parties shall collaborate on the conduct of Development activities through Proof of Concept of a Licensed Compound and, if EPIZYME exercises the Profit-Sharing Option with respect to the applicable Licensed Compound, subsequent joint Development and joint Commercialization of Shared Product in the United States, on a Shared Product-by-Shared Product basis (the “Collaboration”). The Research and Development Plan may be amended or updated from time to time in accordance with Section 2.2.1.

2.2 Research and Development Plan; Development Activities.

2.2.1 Research and Development Plan.

(a) An initial Research and Development Plan, attached hereto as Exhibit D, sets forth certain Development (including Manufacturing) activities to be performed by each of the Parties during the Research Term directed to one or more Compounds identified as part of the Current Lead Series on Exhibit G attached hereto (such Compounds may be referred to herein as the “Current Lead Series”). Following the Effective Date and during the Research Term, the Parties shall mutually agree on any additional Development activities to be performed by the Parties beyond those necessary for the Current Lead Series to attain the Development Candidate Selection Criteria, which Development activities shall be included in the Research and Development Plan. Such additional activities may include the Development of companion diagnostics and biomarkers as the Parties deem appropriate. Subject to EPIZYME’s exercise of the applicable Profit-Sharing Option and the terms of any applicable Joint Development and Commercialization Agreement, the Research and Development Plan shall set forth, and EISAI will have the sole right and responsibility for, all Development activities following the end of the Research Term unless the Parties otherwise mutually agree.

(b) The Research and Development Plan shall be updated no later than [**] months prior to the [**] anniversary of the Effective Date to cover the Development activities to be performed by the Parties during the then-remaining portion of the Research Term. Any amendments or updates to the Research and Development Plan during the Research Term shall be subject to mutual agreement of the Parties through the JSC. EISAI shall have the right in its sole discretion to amend or update the Research and Development Plan from time to time after the Research Term; provided that EISAI shall provide EPIZYME with all such amendments or updates, and provided, further, that, EISAI shall reasonably consider EPIZYME’s comments and input with respect to the Research and Development Plan in formulating such amendments or updates. For the avoidance of doubt, EPIZYME shall not have any obligation to agree to any amendment or update to the Research and Development Plan that would impose Development responsibilities on EPIZYME beyond the Research Term. The Research and Development Plan shall include a Development budget for the Research Term, as contemplated in Section 7.2.2(a).

2.2.2 Responsibilities.

(a) EPIZYME Responsibilities.

(i) EPIZYME shall use Commercially Reasonable Efforts to perform the Development activities assigned to EPIZYME under the Research and Development Plan.

(ii) Subject to the foregoing obligations to use Commercially Reasonable Efforts, EPIZYME provides no representation, warranty or guarantee that the Collaboration will be successful, that any Lead Candidate Criteria or Development Candidate Selection Criteria will be achieved, that Proof of Concept will be achieved, or that any other particular results will be achieved with respect to the Collaboration, EZH2, or any Compound, Licensed Compound or Licensed Product hereunder.

(b) EISAI Responsibilities. EISAI shall use Commercially Reasonable Efforts to perform the Development activities assigned to EISAI under the Research and Development Plan.

(c) Operational Control. Notwithstanding anything in this Agreement to the contrary, the Party specifically designated as being responsible for a particular activity under the Research and Development Plan shall have operational control over such activity.

2.3 Lead Candidates; Development Candidates; Proof of Concept.

2.3.1 Selection of Lead Candidate. The JSC shall determine whether any Compound satisfies the Lead Candidate Criteria and, upon the JSC’s determination that any Compound satisfies the Lead Candidate Criteria, such Compound shall be deemed a Lead Candidate for all purposes hereunder and shall be progressed into further Development under the Collaboration in accordance with the Research and Development Plan; provided that, as of the Effective Date, the Current Lead Series shall be deemed to include Compounds that satisfy the Lead Candidate Criteria.

2.3.2 Selection of Development Candidate. The JSC shall determine whether any Compound satisfies the applicable Development Candidate Selection Criteria. Upon the JSC’s determination that any Compound satisfies the applicable Development Candidate Selection Criteria, such Compound shall be deemed a Development Candidate for all purposes hereunder, with the expectation that a GLP Toxicology Study shall be commenced using such Development Candidate. In no event shall a GLP Toxicology Study for a Compound be commenced prior to the determination by the JSC that such Compound satisfies the applicable Development Candidate Selection Criteria without the prior written consent of EISAI.

2.3.3 Proof of Concept. The JSC shall determine whether Proof of Concept has been achieved with respect to any Licensed Compound.

2.3.4 No Other EPIZYME Activities. For purposes of clarity, except as otherwise set forth in a Joint Development and Commercialization Agreement with respect to a Shared Product, EPIZYME shall not be obligated to conduct Development activities beyond those contemplated under the Research and Development Plan, regardless of whether any Compound identified or Developed under the Collaboration fails to meet the applicable Lead Candidate Criteria or Development Candidate Selection Criteria and regardless of whether Proof of Concept is achieved. For clarity, EISAI shall have the right, but not the obligation, to conduct, at its sole expense (but subject to Section 7.2.3), any Development activities with respect to any Compound, Licensed Compound or Licensed Product assigned to EPIZYME under the Research and Development Plan that are not performed by EPIZYME.

2.4 Reports; Results. Until achievement of Proof of Concept of a Licensed Compound, each Party shall provide [**] written progress reports on the status of its Development activities under the Collaboration, including summaries of data and results associated with such Development activities, progress toward completing milestones in Section 7.3 hereof, and, with respect to EISAI, all information described in Section 6.1.2 for the period covered by such report, at least [**] Business Days in advance of each JSC meeting.

2.5 Subcontracting. Subject to the terms of this Agreement, each Party shall have the right to engage Affiliates or Third Party subcontractors to perform its obligations under this Agreement. Any Affiliate or subcontractor to be engaged by a Party to perform a Party’s obligations set forth in this Agreement shall meet the qualifications typically required by such Party for the performance of work similar in scope and complexity to the subcontracted activity; provided that any Party engaging an Affiliate or subcontractor hereunder shall remain responsible and obligated for such activities.

2.6 Regulatory Matters; Compliance.

2.6.1 Compliance. Each Party agrees that in performing its obligations under this Agreement, it shall perform such obligations in good scientific manner and comply in all material respects with all applicable FDA and other current international regulatory requirements and standards, including FDA’s cGMP, GLP and good clinical practices, and comparable foreign regulatory standards, and other Laws.

2.6.2 Data Integrity. Each Party shall maintain, or cause to be maintained, records of its Development activities in accordance with Law, in sufficient detail and accuracy and in good scientific manner appropriate for patent and regulatory purposes, and properly reflecting all work done and results achieved in the performance of its Development activities. Such records shall be retained by each Party for at least [**] years after the termination of this Agreement, or for such longer period as may be required by Law. Each Party shall have the right, during normal business hours and upon reasonable notice, to inspect and copy any such records, except to the extent that a Party reasonably determines that such records contain Confidential Information that is not licensed to the other Party, or to which the other Party does not otherwise have a right hereunder.

2.6.3 Regulatory Filings and Data. EISAI shall have the right and responsibility, in consultation with EPIZYME, for preparing, filing and maintaining all regulatory filings and Regulatory Approvals necessary for the Development or Commercialization of Licensed Compounds or Licensed Products in the Field in the Territory, including applicable INDs and NDAs. EISAI shall own all such regulatory filings and Regulatory Approvals.

2.6.4 Adverse Event Reporting; Global Safety Database. Unless otherwise set forth in the applicable Joint Development and Commercialization Agreement, EISAI shall be solely responsible for reporting to applicable Regulatory Authorities all adverse drug experiences associated with Licensed Compounds and Licensed Products in the Field in the Territory, and for establishing, holding and maintaining the global safety database for Licensed Compounds and Licensed Products in the Field in the Territory.

ARTICLE 3

POST-PROOF OF CONCEPT ACTIVITIES

3.1 Development and Commercialization. On a Licensed Compound-by-Licensed Compound basis, after the achievement of Proof of Concept of a Licensed Compound, EISAI, either itself or by and through its Affiliates, Sublicensees or contractors, shall, subject to Article 6 and EPIZYME’s exercise of the Profit-Sharing Option with respect to such Licensed Compound, have the sole right and responsibility for all Development and Commercialization activities in connection with such Licensed Compound, any Therapeutic Product or Veterinary Product comprising such Licensed Compound and any related Diagnostic Product(s) in the Field in the Territory. EISAI shall book all sales of Licensed Products in the Territory.

3.2 EISAI Diligence. After the Research Term, EISAI shall use Commercially Reasonable Efforts (itself or through an Affiliate or Sublicensee) to Develop, obtain Regulatory Approval for and Commercialize at least one (1) Therapeutic Product in each of the United States (subject to 6.2(d)), Japan and the Major EU Countries. For clarity, EISAI shall not have any obligation to use Commercially Reasonable Efforts to Develop, obtain Regulatory Approval for or Commercialize more than one (1) Therapeutic Product in any of the United States, Japan and the Major EU Countries.

3.3 Meetings. Without limiting the generality of any of the foregoing in this Article 3, after achievement of Proof of Concept of a Licensed Compound, the Parties shall meet in person every [**] months, at a time and location to be mutually agreed by the Parties, to discuss the status of, and any updates with respect to, EISAI’s efforts to Develop and Commercialize such Licensed Compound, any Therapeutic Product or Veterinary Product comprising such Licensed Compound and any related Diagnostic Product(s) (in each case excluding Shared Products, which are addressed in Article 6), including to review and discuss the reports provided pursuant to Section 3.4 below.

3.4 Reports; Results. After achievement of Proof of Concept of a Licensed Compound, EISAI shall provide EPIZYME with periodic written reports summarizing in reasonable detail (to the extent applicable) the material activities and anticipated plans of EISAI, its Affiliates and Sublicensees with respect to the Development and Commercialization of such

Licensed Compound, any Therapeutic Product or Veterinary Product comprising such Licensed Compound and any related Diagnostic Product(s) (in each case excluding Shared Products, which are addressed in Article 6) in the Field in the Territory, by each Major Market Country and the rest of the world in which the foregoing activities are conducted, such information to be provided for each Licensed Compound. Such written reports shall be provided to EPIZYME at least once every [**] months (and reasonably in advance of each [**] meeting of the Parties held in accordance with Section 3.3).

ARTICLE 4

GOVERNANCE

4.1 Joint Steering Committee. As soon as possible (but no later than [**] days) after the Effective Date, the Parties shall establish a joint steering committee (the “JSC”) as more fully described in this Section 4.1. The JSC shall have review, oversight and decision-making responsibilities as more specifically provided herein. Each Party agrees to keep the JSC informed of its progress and activities under the Collaboration. The JSC may establish Subcommittees as set forth in Section 4.1.6.

4.1.1 Membership. The JSC shall be comprised of [**] representatives (or such other number of representatives as the Parties may agree) from each of EISAI and EPIZYME. Each Party shall provide the other with a list of its initial members of the JSC as soon as possible (but no later than [**] days) following the Effective Date. Each Party may replace any or all of its representatives on the JSC at any time upon written notice to the other Party. Each representative of a Party shall have sufficient seniority and expertise in the biotechnology and pharmaceutical industry to participate on the JSC. Any member of the JSC may designate a substitute to attend and perform the functions of that member at any meeting of the JSC, provided that such substitute meets the foregoing qualifications. Each Party may, subject to the other Party’s prior approval, invite non-member representatives of such Party to attend meetings of the JSC as non-voting participants, subject to the confidentiality obligations of Article 10. The Parties shall designate a chairperson (the “Chairperson”) to oversee the operation of the JSC. The first Chairperson shall serve until March 31, 2012, and each succeeding Chairperson shall serve for one (1) Budget Year. The right to name the Chairperson shall alternate between the Parties, with [**] designating the first Chairperson.

4.1.2 Meetings.

(a) The first scheduled meeting of the JSC shall be held as soon as possible (but no later than [**] days) after the Effective Date. Thereafter, the JSC shall meet at least [**] each Calendar Quarter, or more or less frequently as the Parties mutually deem appropriate, on such dates and at such places and times as provided herein or as the Parties shall agree. Members of the JSC may attend a meeting either in person or by telephone, video conference or similar means in which each participant can hear what is said by, and be heard by, the other participants; provided that at least [**] per Calendar Year shall be held in person.

(b) After achievement of Proof of Concept of a Licensed Compound, the JSC shall disband; provided, however, that after the Research Term, if the JSC has not previously disbanded, EPIZYME shall have the right, at EPIZYME’s sole discretion, to discontinue its participation on, and not appoint members to, the JSC (or any Subcommittee), in which event EISAI may unilaterally discharge the responsibilities of the JSC (or the applicable Subcommittee for which members were not appointed). If EPIZYME elects to discontinue its participation on the JSC after the Research Term, EPIZYME shall provide to EISAI, for a mutually-agreed period of time following the end of the Research Term, consultation and advice as reasonably required with respect to EISAI’s Development activities directed to Licensed Compounds and Licensed Products in the Field in the Territory. Such consultation and advice, if provided via teleconference or videoconference, shall be provided at no additional cost to EISAI and, if provided in person at EISAI’s facilities as may be mutually agreed by the Parties, shall be provided subject to EISAI’s payment of EPIZYME’s travel expenses associated with the provision of such consultation and advice. For clarity, the JSC established pursuant to this Agreement shall be distinct from the JSC established pursuant to any Joint Development and Commercialization Agreement.

(c) Meetings of the JSC that are held in person shall alternate between the offices of the Parties, or such other location as the Parties may agree, with the first meeting held at the offices of [**]. The members of the JSC also may convene or be polled or consulted from time to time by electronic mail or correspondence, as deemed necessary or appropriate. A quorum of the JSC shall exist whenever there is present at a meeting at least [**] appointed by each Party. Each Party will bear all expenses it incurs in regard to participating in all meetings of the JSC, including all travel and living expenses.

4.1.3 Minutes. The Alliance Manager from the Party other than the Party of the Chairperson, shall be responsible for preparing and circulating minutes of each meeting of the JSC, setting forth, inter alia, an overview of the discussions at the meeting and a list of any actions, decisions or determinations approved by the JSC and a list of any issues to be resolved by the Executive Officers pursuant to Section 4.1.5. Such minutes shall be effective only after approval by both Parties in writing (which may be by electronic mail). With the sole exception of specific items of the meeting minutes to which the members cannot agree and that are escalated to the Executive Officers as provided in Section 4.1.5, definitive minutes of all JSC meetings shall be finalized no later than [**] days after the meeting to which the minutes pertain.

4.1.4 Responsibilities. The JSC shall perform the following functions:

(a) review and monitor progress of the Collaboration;

(b) determine whether the applicable Development Candidate Selection Criteria has been achieved with respect to any Compound;

(c) establish the criteria for determining Proof of Concept;

(d) determine whether Proof of Concept has been achieved with respect to any Licensed Compound;

(e) serve as a forum for exchange of information and to facilitate discussions regarding the conduct of the Collaboration hereunder;

(f) review and, during the Research Term, approve amendments to the Research and Development Plan; including the annual budget therefor as described in Section 7.2.2(a);

(g) attempt to resolve any disputes in any Subcommittee; and

(h) such other responsibilities as may be assigned to the JSC pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time.

Each Party shall retain the rights, powers, and discretion granted to it under this Agreement and no such rights, powers, or discretion shall be delegated to or vested in the JSC unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing. For clarity, the JSC shall not have any authority beyond the specific matters set forth in this Section 4.1.4, and in particular shall not have any power to amend or modify the terms of this Agreement, or any authority with respect to amendments to the Research and Development Plan after the Research Term, which amendments to the Research and Development Plan shall be determined solely by EISAI, subject to reasonable consideration of EPIZYME’s comments and input with respect thereto. In any case where a matter within the JSC’s authority arises, the JSC shall convene a meeting and consider such matter within [**] days after the matter is first brought to the JSC’s attention, or, if earlier, at the next regularly-scheduled JSC meeting.

4.1.5 Decisions. Except as otherwise provided herein, all decisions of the JSC shall be made by consensus, with each Party collectively having one vote. The Parties shall use good faith, reasonable efforts to attempt to reach consensus on each matter submitted to the JSC. If the JSC cannot agree on a matter within the JSC’s authority within [**] days after it has met and attempted to reach such decision, then, either Party may, by written notice to the other, have such issue referred to the Executive Officers for resolution. The Parties’ respective Executive Officers shall meet within [**] Business Days after such matter is referred to them, and shall negotiate in good faith to resolve the matter. If the Executive Officers are unable to resolve the matter within [**] days after the matter is referred to them, any dispute regarding whether or not a Compound has satisfied the applicable Lead Candidate Criteria or Development Candidate Selection Criteria, or whether Proof of Concept has been achieved, as applicable, shall be resolved by referring the matter to a mutually-acceptable Third Party Technical Expert for a binding determination on the matter. “Third Party Technical Expert” shall mean a Third Party expert acceptable to and approved in writing in advance by both Parties with the relevant technical expertise in pharmaceutical research and development; provided that if the Parties are not able to agree on a mutually acceptable Third Party Technical Expert within [**] days after the Executive Officers fail to resolve the matter, the Third Party Technical Expert shall be appointed by the New York, New York office of the AAA. For purposes of clarity, any dispute regarding a matter within the JSC’s authority shall, if not resolved by escalation to the respective Executive Officers of the Parties or by the Third Party Technical Expert, as applicable, be deadlocked until resolved by the mutual agreement of the Parties or by unanimous JSC consensus. Notwithstanding the foregoing provisions of this Section 4.1.5, neither Party shall unreasonably withhold, condition or delay its agreement as to any matter if such withholding, conditioning or delay would be inconsistent with such Party’s obligations to use Commercially Reasonable Efforts to Develop and Commercialize Therapeutic Products under this Agreement.

4.1.6 Subcommittee(s). From time to time, the JSC may establish subcommittees to oversee particular projects or activities, as it deems necessary or advisable (each, a “Subcommittee”). Each Subcommittee shall consist of such number of members as the JSC determines is appropriate from time to time. Such members shall be individuals with expertise and responsibilities in the relevant areas such as non-clinical Development, pharmacology, clinical Development, Patents, process sciences, Manufacturing, quality and regulatory affairs, as applicable to the stage of the project or activity.

4.2 Alliance Managers. Promptly after the Effective Date, each Party shall appoint an individual to act as alliance manager for such Party (each, an “Alliance Manager”). The Alliance Managers shall be the primary point of contact for the Parties regarding the activities contemplated by this Agreement and shall facilitate all such activities hereunder. The Alliance Managers shall attend all meetings of the JSC and shall be responsible for assisting the JSC in performing its oversight responsibilities. The name and contact information for each Party’s Alliance Manager, as well as any replacement(s) chosen by EPIZYME or EISAI, in their sole discretion, from time to time, shall be promptly provided to the other Party in accordance with Section 14.7.

4.3 Senior Management Meetings. Without limiting the generality of the foregoing in this Article 4, the senior management of each Party, including, for EPIZYME, the Chief Executive Officer, Chief Scientific Officer, Chief Business Officer, and Chief Medical Officer, and, for EISAI, the President of the Oncology Product Creation Unit and other appropriate members of senior management of EISAI as may be designated by EISAI, shall meet in person [**] a year, at a time and location to be mutually agreed by the Parties, to discuss the Collaboration, strategic plans for Licensed Products, and other related matters.

ARTICLE 5

LICENSE GRANTS

5.1 License Grant To EISAI. Subject to the terms and conditions of this Agreement:

5.1.1 Compounds, Licensed Compounds and Licensed Products. EPIZYME hereby grants to EISAI (a) an exclusive right and license (even as to EPIZYME and its Affiliates) in the Field in the Territory, with the right to grant sublicenses (subject to Section 5.1.2), under the EPIZYME IP, EPIZYME Collaboration IP, and EPIZYME’s interest in the Joint IP, to Develop, Manufacture, have Manufactured, use, offer for sale, sell, import and otherwise Commercialize Licensed Compounds and Licensed Products, and (b) a non-exclusive right and license in the Field in the Territory, with the right to grant sublicenses (subject to Section 5.1.2), under the EPIZYME IP, EPIZYME Collaboration IP, and EPIZYME’s interest in the Joint IP, to Develop Compounds as necessary to exercise the rights granted in the foregoing clause (a).

5.1.2 EISAI’s Sublicensing Rights. EISAI shall have the right to grant sublicenses under the rights granted to it under Section 5.1.1 without the prior written consent of EPIZYME, to (a) any EISAI Affiliate, or (b) any Third Party; provided, however, that until the earlier of (i) the date that EPIZYME has notified EISAI of its decision to not exercise the Profit-Sharing Option with respect to a particular Licensed Compound, and (ii) the date that the Profit-

Sharing Option with respect to the applicable Licensed Compound expires unexercised pursuant to Section 6.1.4, EISAI shall not have the right to grant sublicenses under Section 5.1.1 to any Third Party with respect to such Licensed Compound, any Therapeutic Product or Veterinary Product comprising such Licensed Compound or any related Diagnostic Product to any Third Party to Develop or Commercialize such Licensed Compound or Licensed Products specifically for the U.S., without the prior written consent of EPIZYME, other than (A) sublicenses granted to Third Party service providers engaged by EISAI in the ordinary course of business and (B) sublicenses granted pursuant to Section 9.5.5 with respect to such Licensed Compounds, Therapeutic Product, Veterinary Product or Diagnostic Product; and provided further that, if EPIZYME exercises the Profit-Sharing Option with respect to a particular Licensed Compound, the Parties shall mutually agree upon any sublicenses granted by either Party to any Third Party with respect to the Development or Commercialization of any resulting Shared Product in accordance with the applicable Joint Development and Commercialization Agreement, other than (1) sublicenses granted to Third Party service providers engaged by EISAI in the ordinary course of business and (2) sublicenses granted pursuant to Section 9.5.5 with respect to such Shared Product. EISAI shall provide EPIZYME with a fully-executed copy of any agreement (redacted as necessary to protect confidential or commercially sensitive information) reflecting any sublicense granted by EISAI under this Section 5.1.2, other than sublicenses to Affiliates or Third Party service providers engaged by EISAI in the ordinary course of business, promptly (but in no event later than [**] days) after the execution thereof. Each sublicense granted by EISAI under this Section 5.1.2 shall be subject to and consistent with the terms and conditions of this Agreement, including Section 5.2. EISAI shall remain primarily liable for, and shall guarantee the performance of, its Affiliates and Sublicensees with respect to any sublicense granted pursuant to this Section 5.1.2.

5.2 Compliance with UNC License Agreement.

5.2.1 UNC Rights. The license grants by EPIZYME to EISAI set forth in Section 5.1.1 include the sublicense of certain rights licensed to EPIZYME under the UNC License Agreement. EISAI’s rights and licenses under, or with respect to, such sublicense rights are limited to the rights granted by UNC to EPIZYME under the UNC License Agreement and are subject to all applicable restrictions, limitations and obligations imposed on EPIZYME or its sublicensees in the UNC License Agreement. EISAI shall comply, and cause its Affiliates and Sublicensees to comply, with all such restrictions, limitations and obligations (including Articles 6 and 11 and Sections 2.4, 2.5, 2.6, 2.7, 2.8, 4.2, 4.3, 9.2, 9.3, 9.4, 12.1.1, 12.1.3, 12.4, 12.5 and 12.7 of the UNC License Agreement).

5.2.2 Further Sublicenses. Any obligations required by the UNC License Agreement to be included in a sublicense thereunder, shall be deemed to be included in this Agreement and shall be further included by EISAI in any sublicense granted by EISAI under this Agreement.

5.2.3 Disclaimer and Limitation of Warranty. EISAI (and any Sublicensee of EISAI) specifically acknowledges the disclaimer of warranty and limitation on UNC’s liability, as provided in Article 10 of the UNC License Agreement.

5.2.4 U.S. Manufacture. It is agreed that any Licensed Product that is Covered by a UNC Patent that is used or sold in the United States shall be Manufactured in accordance with 35 U.S.C. § 204.

5.2.5 U.S. Government Rights. The license granted by EPIZYME in Section 5.1.1 with respect to the rights licensed under the UNC License Agreement are limited by and subject to the rights and requirements of the United States government as set forth in the UNC License Agreement.

5.3 License Grants to EPIZYME. Subject to the terms and conditions of this Agreement:

5.3.1 Performance of Obligations. EISAI hereby grants to EPIZYME a non-exclusive royalty-free license in the Field in the Territory, with the right to grant sublicenses (subject to Section 5.3.2), under the EISAI IP, EISAI Collaboration IP, EISAI’s interest in the Joint IP and EISAI’s licenses under the EPIZYME IP, EPIZYME Collaboration IP, and EPIZYME’s interest in the Joint IP, solely to perform EPIZYME’s obligations under and in accordance with the Research and Development Plan.

5.3.2 EPIZYME’s Sublicensing Rights. EPIZYME may grant sublicenses under the rights granted to it under Section 5.3.1 without the prior written consent of EISAI to (a) any of EPIZYME’s Affiliates, and (b) Third Party service providers engaged by EPIZYME in the ordinary course of business (for example and without limitation, to synthesize Compounds). Each sublicense granted by EPIZYME under this Section 5.3.2 shall be subject to and consistent with the terms and conditions of this Agreement. EPIZYME shall remain primarily liable for, and shall guarantee the performance of, its Affiliates and Sublicensees with respect to any sublicense granted pursuant to this Section 5.3.2.

5.4 Rights Retained by the Parties.

5.4.1 Any rights of EPIZYME or EISAI, as the case may be, not expressly granted to the other Party pursuant to this Agreement shall be retained by such Party.

5.4.2 For clarity, subject to Section 8.1 and Section 8.2:

(a) EPIZYME retains the right, under Patents and Know-How Controlled by EPIZYME, including its interest in Joint IP, to perform ongoing platform discovery activities;

(b) EPIZYME retains the right, under Patents and Know-How Controlled by EPIZYME, including its interest in Joint IP, to Develop, Manufacture and Commercialize biomarkers and diagnostic assays and tests outside of this Agreement, subject to the license granted to EISAI under Section 5.1.1; and

(c) EISAI retains the right, under Patents and Know-How Controlled by EISAI, including its interest in Joint IP, to Develop, Manufacture and Commercialize biomarkers and diagnostic assays and tests outside of this Agreement.

5.5 Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to this Agreement by EISAI or EPIZYME are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their respective rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the Party hereto that is not a party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.

5.6 Access to Know-How.

5.6.1 To the extent not already provided prior to the Effective Date, EPIZYME promptly shall provide to EISAI access to, and copies of all documents and materials containing, the EPIZYME Know-How and EPIZYME Collaboration Know-How as shall be reasonably requested by EISAI as necessary or reasonably useful to exercise its rights under the license grants in Section 5.1.1 in order to undertake activities assigned to EISAI under the Research and Development Plan. In addition, (a) in the event that EPIZYME does not perform any activities assigned to it under the Research and Development Plan, EPIZYME promptly shall provide to EISAI access to, and copies of all documents and materials containing, the EPIZYME Know-How and EPIZYME Collaboration Know-How as shall be reasonably requested by EISAI as necessary or reasonably useful to exercise its rights under the license grants in Section 5.1.1 in order to undertake activities assigned to, but not performed by, EPIZYME under the Research and Development Plan and (b) during the [**] months following the end of the Research Term, to the extent not already provided prior to the end of the Research Term, EPIZYME promptly shall provide to EISAI access to, and copies of all documents and materials containing, the EPIZYME Know-How and EPIZYME Collaboration Know-How as shall be reasonably requested by EISAI as necessary or reasonably useful to exercise its rights under the license grants in Section 5.1.1. Notwithstanding the foregoing or anything else to the contrary in this Section 5.6, unless otherwise agreed by the Parties EPIZYME shall not be obligated to undertake any transfer of Know-How or provide any technical assistance to EISAI beyond [**] months following the end of the Research Term.

5.6.2 In furtherance of, and subject to, the foregoing and without expanding the scope of the licenses granted to EISAI pursuant to Section 5.1.1, from time to time, until [**] months following the end of the Research Term, as shall be reasonably requested by EISAI, EPIZYME shall:

(a) make reasonably available to EISAI then existing documentation Controlled by EPIZYME constituting material support, performance advice, shop practice, standard operating procedures, specifications as to materials to be used and control methods that are necessary or reasonably useful to use and practice the EPIZYME IP; and

(b) cause appropriate employees and representatives of EPIZYME and its Affiliates to meet with employees or representatives of EISAI at both the facility of EPIZYME and the designated facility of EISAI, at mutually convenient times, to provide reasonable technical assistance to EISAI with respect to the use and practice of the EPIZYME IP.

ARTICLE 6

EPIZYME PROFIT-SHARING OPTION; JOINT DEVELOPMENT AND

COMMERCIALIZATION AGREEMENT

6.1 Epizyme Profit-Sharing Option.

6.1.1 Profit-Sharing Option. On a Licensed Compound-by-Licensed Compound basis, at any time during the Option Exercise Period, subject to Section 8.2.1(c), EPIZYME shall have the right (the “Profit-Sharing Option”), in accordance with this Section 6.1, to elect to jointly Develop and Commercialize with EISAI (or an Affiliate designated by EISAI) such Licensed Compound, any Therapeutic Product or Veterinary Product comprising such Licensed Compound and any related Diagnostic Product(s), in the Field for the United States, which right EPIZYME may exercise in accordance with Section 6.1.3. Following any such exercise, EPIZYME and EISAI (or an Affiliate designated by EISAI) shall negotiate in good faith terms and conditions to be set forth in an agreement, which agreement shall include appropriate plans and budgets, for such joint Development and Commercialization activities (including Manufacturing plans and supply forecasts) with respect to such Shared Product (or provisions for establishing such plans) and shall be based on (a) terms and conditions that are substantially the same as those set forth in Section 6.2, Article 9 and Exhibit E and (b) such other reasonable and customary provisions for transactions of this type as the Parties may agree (such agreement, the “Joint Development and Commercialization Agreement”). Notwithstanding the foregoing, unless and until the Parties enter into a definitive Joint Development and Commercialization Agreement with respect to the applicable Shared Product, the provisions of Section 6.2, Article 9 and Exhibit E, as such terms may be modified by mutual written agreement of the Parties, shall apply and shall be deemed to be the Joint Development and Commercialization Agreement with respect to the applicable Shared Product.

6.1.2 Access to Information Regarding Licensed Products. On a Licensed Compound-by-Licensed Compound basis, to the extent that EPIZYME has not exercised the Profit-Sharing Option with respect to such Licensed Compound pursuant to Section 6.1.3 prior to achievement of Proof of Concept for such Licensed Compound, EISAI shall provide EPIZYME, promptly following the determination by the JSC that achievement of Proof of Concept has occurred for a Licensed Compound, with (a) information on all Out-of-Pocket Costs incurred by EISAI through achievement of Proof of Concept, and (b) regulatory information submitted to the FDA prior to the applicable time period mentioned above. In addition, EPIZYME may, by written notice to EISAI, request such additional information as EPIZYME reasonably believes may be material to its decision as to whether to exercise the Profit-Sharing Option within [**]

days after receiving the information from EISAI pursuant to this Section 6.1.2. EISAI shall provide such additional information as promptly as practicable after receipt of EPIZYME’s written request for such information.

6.1.3 Exercise of Profit-Sharing Option. On a Licensed Compound-by-Licensed Compound basis, if EPIZYME elects to exercise its Profit-Sharing Option on a Licensed Compound, then in order to exercise such Profit-Sharing Option, EPIZYME shall provide to EISAI written notice that it is exercising such Profit-Sharing Option (“Notice of Exercise”) at any time during the period commencing on the Effective Date and continuing until the date that is [**] days after EPIZYME has received all information regarding such Licensed Compound, any Therapeutic Product or Veterinary Product comprising such Licensed Compound and any related Diagnostic Product(s) EISAI is required to deliver to EPIZYME pursuant to Section 6.1.2 (such period, the “Option Exercise Period”).

6.1.4 Expiration of Profit-Sharing Option. On a Licensed Compound-by-Licensed Compound basis, failure by EPIZYME to provide its Notice of Exercise within the applicable Option Exercise Period as set forth in Section 6.1.3 above shall result in the expiration of the applicable Profit-Sharing Option with respect to the applicable Licensed Compound, in which event EPIZYME shall have no right to jointly Develop and Commercialize with EISAI (or an Affiliate designated by EISAI) such Licensed Compound, any Therapeutic Product or Veterinary Product comprising such Licensed Compound and any related Diagnostic Product(s), in the Field for the United States.

6.2 Effects of Exercising Profit-Sharing Option. On a Licensed Compound-by-Licensed Compound basis, if EPIZYME exercises the Profit-Sharing Option with respect to a Licensed Compound, then, commencing upon such date of exercise by EPIZYME and during the remainder of the applicable Profit-Share Term:

(a) such Licensed Compound, any Therapeutic Product or Veterinary Product comprising such Licensed Compound, and any related Diagnostic Product(s) shall be deemed a “Shared Product”;

(b) EISAI shall grant EPIZYME an exclusive license under the EISAI IP, EISAI Collaboration IP, EISAI’s interest in the Joint IP and EISAI’s licenses under the EPIZYME IP, EPIZYME Collaboration IP, and EPIZYME’s interest in the Joint IP, as necessary to perform EPIZYME’s obligations under and in accordance with the applicable Joint Development and Commercialization Agreement;

(c) without limiting the generality of EISAI’s rights or obligations hereunder to Develop and Commercialize such Shared Product outside of the United States, EPIZYME and EISAI shall jointly Develop and Commercialize such Shared Product for the United States during the Profit-Share Term in accordance with the applicable Joint Development and Commercialization Agreement;

(d) each Party shall use Commercially Reasonable Efforts to Develop and Commercialize such Shared Product(s) for the United States during the Profit-Share Term in accordance with the applicable Joint Development and Commercialization Agreement. For

purposes of clarity, for so long as EISAI is in compliance with this Section 6.2(d), EISAI shall be deemed to meet its diligence obligation under Section 3.2 to Develop and Commercialize at least one (1) Therapeutic Product in the United States; provided, however, that nothing in this Section 6.2(d) shall be construed as a limitation of EISAI’s diligence obligations under Section 3.2 with respect to Japan or any of the Major EU Countries;

(e) EISAI’s obligation to pay the royalties set forth in Section 7.5.1(a) and, to the extent applicable, Section 7.12 with respect to Net Sales of such Shared Product in the United States shall terminate;

(f) the Parties shall share the Net Profits/Losses with respect to such Shared Product as set forth in Section 7.6;

(g) EPIZYME shall reimburse EISAI for twenty-five percent (25%) of Past Development Costs, as provided in Section 7.2.3;

(h) the Parties shall agree upon a Joint Development Plan Development of such Shared Product for the United States, and each Party shall be responsible for fifty percent (50%) of all Shared Development Costs (as defined on Exhibit E);

(i) subject to Section 7.3.5, all milestone payments that become payable by EISAI pursuant to Section 7.3.1 after such date of exercise of the applicable Profit-Sharing Option by EPIZYME shall be reduced by fifty percent (50%) (it being understood that the consequences set forth in this clause (i) shall apply only once upon the first occurrence of EPIZYME’s exercise of the Profit-Sharing Option);

(j) subject to Section 7.4.3, (i) all sales milestone payments that become payable by EISAI pursuant to Section 7.4.1 after such date of exercise of the applicable Profit-Sharing Option by EPIZYME shall be reduced by fifty percent (50%) and the Net Sales dollar threshold for each sales milestone event set forth in Section 7.4 shall be reduced to fifty percent (50%) of the amount set forth in Section 7.4.1 (it being understood that the consequences set forth in this subsection (j)(i) shall apply only once upon the first occurrence of EPIZYME’s exercise of the Profit-Sharing Option), and (ii) Net Sales of the applicable Shared Product in the ROW, but not in the U.S., only shall be counted in determining whether the applicable Net Sales dollar thresholds in Section 7.4.1 have been achieved; and

(k) For the avoidance of doubt, the royalties set forth in Section 7.5 and, to the extent applicable, Section 7.12 with respect to any Licensed Product for which EPIZYME does not exercise the Profit-Sharing Option, and with respect to any Shared Product in the ROW, shall remain payable as set forth therein.

6.3 Additional Past Development Costs. Promptly after EPIZYME’s exercise of the Profit-Sharing Option with respect to a Licensed Compound, EISAI shall provide EPIZYME with information on all Out-of-Pocket Costs incurred by EISAI prior to EPIZYME’s exercise of such Profit-Sharing Option to the extent such information was not already provided to EPIZYME under Section 2.4 or Section 6.1.2 above.

ARTICLE 7

FINANCIAL TERMS

7.1 Upfront Fee. In partial consideration for the licenses granted to EISAI hereunder, EISAI shall pay EPIZYME a non-creditable payment of Three Million Dollars ($3,000,000) within [**] Business Days after the Effective Date.

7.2 Research Funding.

7.2.1 Research and Development Plan Funding. EISAI shall pay to EPIZYME the Development Costs incurred by EPIZYME in performing activities pursuant to the Research and Development Plan pursuant to Section 7.2.2, provided however that, if EPIZYME exercises the Profit-Sharing Option with respect to a Shared Product, then, following the date of such exercise by EPIZYME, subsequent Shared Development Costs incurred with respect to such Shared Product shall be taken into account in determining Net Profits/Losses in accordance with the applicable Joint Development and Commercialization Agreement. For purposes of clarity, except as otherwise provided in Section 7.2.3, EISAI shall be solely responsible for any and all Development Costs incurred by EISAI or its Affiliates in performing activities pursuant to the Research and Development Plan.

7.2.2 Annual Budgets; Payment and Reconciliation of Development Costs.

(a) Within no later than [**] days prior to April 1, 2012 and each anniversary of April 1 thereafter, on a Licensed Product-by-Licensed Product basis, subject to Section 2.2.1(b), the Parties (acting through the JSC) shall mutually agree to an appropriate budget (or an appropriate amendment or update to the then-current budget) under the Research and Development Plan to cover Development Costs, including FTE Costs and Out-of-Pocket Costs, expected to be incurred by EPIZYME in the performance of Development activities under the Research and Development Plan during the upcoming Budget Year (or pro rata portion thereof, as applicable) during the Research Term, provided that for each Budget Year (or pro rata portion thereof, as applicable) during the Research Term, the Research and Development Plan shall provide for, and the Development budget shall cover, on average a minimum of [**] EPIZYME FTEs unless the Parties (acting through the JSC) otherwise mutually agree; provided further that with respect to any Clinical Trial(s) or other material Development activities which may take longer than one year to complete, the budget shall cover all Development Costs expected to be incurred until the anticipated completion of such Clinical Trial(s) or other material Development activities (collectively, the “Budgeted Costs”). For purposes of clarity, the initial budget (which covers certain Budgeted Costs from the Effective Date through July 31, 2013) is set forth in the initial Research and Development Plan attached hereto as Exhibit D, and shall remain in effect until amended or updated by mutual agreement of the Parties (acting through the JSC) pursuant to this Section 7.2.2(a).

(b) Each Party shall calculate and maintain records of Development Costs incurred by it in accordance with procedures to be established by the JSC.

(c) Within [**] days following the end of each Calendar Quarter during the Research Term, EPIZYME shall provide to EISAI a report of actual Development Costs,

including FTE Costs and Out-of-Pocket Costs, incurred by EPIZYME during such Calendar Quarter in accordance with the Research and Development Plan in a manner that allocates such Development Costs to the extent possible to a specific activity in the applicable budget, together with the evidence supporting such Development Costs.

(d) EPIZYME promptly shall inform the JSC upon EPIZYME’s determining that it is likely to overspend the Budgeted Costs for any Budget Year during the Research Term with respect to any Development activities assigned to it in the Research and Development Plan (such overspend, a “Cost Overrun”) and the JSC shall promptly hold an an-hoc meeting and shall discuss reasonably and in good faith what steps to take to address the Cost Overrun (which may include modifying the Research and Development Plan to reduce the costs appropriately or increasing the Budgeted Costs for such Development activity so that there is no longer a Cost Overrun).

(e) Not later than [**] Business Days after receipt of each quarterly report provided by EPIZYME pursuant to Section 7.2.2(c), EISAI shall pay EPIZYME an amount equal to the Development Costs set forth in such report; provided that EISAI shall have no obligation to pay EPIZYME for any Cost Overrun in excess of [**] percent ([**]%) of the aggregate Budgeted Costs for any Budget Year (an “Excess Overrun”), and EPIZYME solely shall bear all such Excess Overruns. Notwithstanding any of the foregoing in this Section 7.2.2 to the contrary, EPIZYME shall not be required to conduct Development activities in any Calendar Quarter that would require EPIZYME to incur any Excess Overruns.

7.2.3 EPIZYME’s Reimbursement of Past Development Costs Following Exercise of EPIZYME Profit-Sharing Option. If EPIZYME exercises the Profit-Sharing Option with respect to a Licensed Compound, on a Shared Product-by-Shared Product basis, EISAI shall be entitled to fully credit an amount equal to twenty-five percent (25%) of (a) all Development Costs incurred by EPIZYME under the Research and Development Plan with respect to the Development of such Shared Product and paid for by EISAI pursuant to Sections 7.2.1 and 7.2.2, and (b) all Out-of-Pocket Costs incurred by EISAI under the Research and Development Plan with respect to the Development of such Shared Product through the date of EPIZYME’s exercise of the applicable Profit-Sharing Option, but excluding internal EISAI costs and expenses of the kinds that are normally included in full-time equivalent rates for internal personnel, in each case identified by EISAI under Section 2.4, Section 6.1.2 or Section 6.3 (such Development Costs in clauses (a) and (b) shall be referred to herein, collectively, as the “Past Development Costs”, and EPIZYME’s twenty-five percent (25%) share of such Past Development Costs shall be referred to herein as “EPIZYME’s Reimbursement Amount”), against any future milestone payments payable by EISAI to EPIZYME pursuant to Section 7.3 or Section 7.4 or royalties payable by EISAI to EPIZYME pursuant to Section 7.5.1; provided that all such credits under this Section 7.2.3 shall not reduce the milestone payments payable to EPIZYME under Section 7.3 or Section 7.4 or royalties payable to EPIZYME under Section 7.5.1 to less than fifty percent (50%) of the milestone payments otherwise due to EPIZYME pursuant to Section 7.3 or Section 7.4 (as adjusted pursuant to Section 6.2(i) or 6.2(j), as applicable) or royalties otherwise due to EPIZYME pursuant to Section 7.5.1 (as adjusted pursuant to Section 6.2(e)); provided, further, that EISAI shall have the right to carry forward for application against any subsequent milestone payments payable to EPIZYME under Section 7.3 or Section 7.4 or any subsequent royalties payable to EPIZYME under Section 7.5.1, as applicable, any remaining amount of EPIZYME’s Reimbursement Amount that are not so credited due to the limitation in the immediately preceding proviso. In the event that this Agreement is terminated by EISAI pursuant to Section 13.3.1 as a result of EPIZYME’s uncured material breach prior to the time that all of EPIZYME’s Reimbursement Amount has been credited by EISAI pursuant to this Section 7.2.3, then not later than [**] Business Days after the date of termination pursuant to Section 13.3.1 EPIZYME shall pay to EISAI any remaining amount of EPIZYME’s Reimbursement Amount not so credited.

7.3 Development Milestones.

7.3.1 Subject to Section 6.2(i), EISAI shall make the non-creditable milestone payments to EPIZYME that are set forth below in accordance with Sections 7.3.3 and 7.3.4 upon the first occurrence of the milestone events set forth below.

Milestone Event	Milestone Payments (in $ [**])
(1) Upon the selection by the JSC of a Lead Candidate.	3
(2) Earlier of (a) achievement of the Development Candidate Selection Criteria or (b) commencement of a GLP Toxicology Study for a Lead Candidate by EPIZYME (in accordance with the terms hereof) or by EISAI, its Affiliates or Sublicensees.	4
(3) Initiation by EISAI, its Affiliates or Sublicensees of Phase 1 Clinical Trial of a Development Candidate.	6
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

Except as otherwise set forth in Section 7.3.5 below, no milestone payment in this Section 7.3.1 will be made more than once irrespective of the number of Compounds or Licensed Products that have achieved the milestone events set forth in this Section 7.3.1. The maximum aggregate amount payable by EISAI pursuant to this Section 7.3.1 is $[**].

7.3.2 If, upon achievement of a particular milestone event set forth in the table in Section 7.3.1, any of the applicable previous milestone payments for milestone events 1 through 6 above set forth in the table in Section 7.3.1 has not been paid, then such milestone payment(s) shall be payable concurrently with the payment for such subsequent achievement.

7.3.3 Notwithstanding anything in this Agreement to the contrary, the Parties agree that milestone event 1 has been achieved as of the Effective Date, and EISAI shall pay EPIZYME the corresponding milestone payment on or before [**].

7.3.4 Upon achievement by EPIZYME of milestone event 2, if applicable, EPIZYME shall promptly notify EISAI of such achievement, and EISAI shall pay EPIZYME the corresponding milestone payment within [**] days after receipt of an invoice for the milestone payment from EPIZYME (which invoice shall not be sent by EPIZYME prior to achievement of such milestone event). Upon achievement by or on behalf of EISAI, its Affiliates or Sublicensees of a milestone event, other than milestone event 1 or milestone event 2, EISAI shall promptly (but in no event more than [**] Business Days after achievement thereof) notify EPIZYME of such achievement, and EISAI shall pay EPIZYME the corresponding milestone payment within [**] days after receipt of an invoice for the milestone payment from EPIZYME (which invoice shall not be sent by EPIZYME before receipt of such notification from EISAI).

7.3.5 Notwithstanding anything in Section 6.2(i) or this Section 7.3 to the contrary, if any milestone event set forth in the table in Section 7.3.1 is achieved solely with respect to a Shared Product and, in accordance with Section 6.2(i), only fifty percent (50%) of the corresponding milestone payment amount is paid or payable by EISAI to EPIZYME under Section 7.3.1, and the same milestone event is subsequently achieved solely with respect to a Licensed Product that is not a Shared Product, then, in addition to the adjusted milestone payment amount which was paid or payable by EISAI to EPIZYME in accordance with Section 6.2(i) with respect to such Shared Product, EISAI shall pay EPIZYME the balance of the corresponding milestone payment which would have been payable to EPIZYME had the adjustment in Section 6.2(i) not been made. For purposes of illustration only, if a Phase I Clinical Trial is Initiated for a Shared Product, EISAI shall pay EPIZYME a milestone payment of $3M taking into account the adjustment in Section 6.2(i). If another Phase I Clinical Trial is subsequently Initiated for a Licensed Product that is not a Shared Product, then EISAI shall pay EPIZYME an additional $3M (which is the balance of the $6M milestone payment which would have been payable to EPIZYME under Section 7.3.1 had the milestone payment amount adjustment in Section 6.2(i) not been made).

7.4 Sales Milestones.

7.4.1 Subject to Section 6.2(j), as to each of the sales milestone events set forth below, EISAI shall pay EPIZYME non-creditable sales milestone payments indicated below upon the first achievement by EISAI, its Affiliates or Sublicensees of the success milestone events set forth below.

Sales Milestone Event (For All Licensed Products)	Milestone Payment (in $ [**])
First Calendar Year in which aggregate world-wide Net Sales of Licensed Product(s) are greater than or equal to $[**]	[**]
First Calendar Year in which aggregate world-wide Net Sales of Licensed Product(s) are greater than or equal to $[**]	[**]
First Calendar Year in which aggregate world-wide Net Sales of Licensed Product(s) are greater than or equal to $[**]	[**]

Except as otherwise set forth in Section 7.4.3 below, no milestone payment in this Section 7.4.1 will be made more than once irrespective of the number of Calendar Years in which the sales milestone events set forth in this Section 7.4.1 are achieved. The maximum aggregate amount payable by EISAI pursuant to this Section 7.4.1 is $[**].

7.4.2 As to each of the foregoing sales milestones, upon achievement thereof by EISAI, its Affiliates or Sublicensees, EISAI shall promptly (but in no event later than the date on which the royalty report for the Calendar Quarter in which such achievement occurs is due pursuant to Section 7.7.1) notify EPIZYME of such achievement, and EISAI shall pay EPIZYME the corresponding sales milestone payment on or before the date on which royalties for the Calendar Quarter in which such achievement occurs are due pursuant to Section 7.7.3. For the avoidance of doubt, more than one of the foregoing sales milestone payments may be earned and become payable with respect to Licensed Products in the same Calendar Year based on aggregate world-wide Net Sales of Licensed Product(s) during such Calendar Year.

7.4.3 Notwithstanding anything in Section 6.2(j) or this Section 7.4 to the contrary, if any milestone event set forth in the table in Section 7.4.1 is achieved and, in accordance with Section 6.2(j), only fifty percent (50%) of the corresponding milestone payment amount, based on sales thresholds as adjusted in accordance with Section 6.2(j), is paid or payable by EISAI to EPIZYME under Section 7.4.1, and the same milestone event, disregarding adjustments to the sales thresholds in accordance with Section 6.2(j), is subsequently achieved solely with respect to Licensed Product(s) that are not Shared Product(s), then, in addition to the adjusted milestone payment amount which was paid or payable by EISAI to EPIZYME in accordance with Section 6.2(j), EISAI shall pay EPIZYME the balance of the corresponding milestone payment which would have been payable to EPIZYME had the adjustments in Section 6.2(j) not been made. For purposes of illustration only, if Net Sales of a Shared Product in a Calendar Year (for clarity, excluding, as set forth in Section 6.2(j), Net Sales of the Shared Product in the United States) reach $[**], EISAI shall pay EPIZYME a milestone payment of $[**] in accordance with Section 6.2(j). If Net Sales of Licensed Product(s) that are not Shared Product(s) in any subsequent Calendar Year reach $[**], then EISAI shall pay EPIZYME an additional $[**] (which is the balance of the $[**] milestone payment which would have been payable to EPIZYME under Section 7.4.1 had the adjustments in Section 6.2(j) not been made).

7.5 Licensed Product Royalties.

7.5.1 Licensed Product Royalties.

(a) U.S. Royalties. Subject to Sections 6.2(e), 7.5.2, 7.5.3, and 7.5.4, EISAI shall pay EPIZYME incremental royalties on Annual Net Sales of each Therapeutic Product in the U.S. during the Royalty Term for such Therapeutic Product in the U.S., on a Therapeutic Product-by-Therapeutic Product basis, at the royalty rates set forth in the table below:

U.S. Annual Net Sales (For Each Therapeutic Product)	Incremental Royalty Rates
Portion up to and including $[**]	[**]	%
Portion greater than $[**] up to and including $[**]	[**]	%
Portion greater than $[**]	[**]	%

For example, if U.S. Annual Net Sales of a Therapeutic Product were $[**], the royalties payable with respect to such U.S. Annual Net Sales, subject to adjustment as set forth in this Section 7.5 below, would be [**].

For clarity, the royalty tiers set forth in the table above shall apply separately to each separate Therapeutic Product. For example, if U.S. Annual Net Sales for Therapeutic Product A during a Calendar Year are $[**], and U.S. Annual Net Sales for Therapeutic Product B during such Calendar Year are $[**], then all such U.S. Annual Net Sales for both Therapeutic Product A and Therapeutic Product B during such Calendar Year shall bear a royalty rate of [**]%.

(b) ROW Royalties. Subject to Sections 7.5.2, 7.5.3, and 7.5.4, EISAI shall pay EPIZYME royalties of [**] percent ([**]%) on Annual Net Sales of each Therapeutic Product in each country in the ROW during the Royalty Term for such Therapeutic Product in such country, on a Therapeutic Product-by-Therapeutic Product basis.

7.5.2 Royalty Term and Adjustments.

(a) EISAI’s royalty obligations to EPIZYME under Section 7.5.1 shall commence on a country-by-country and Licensed Product-by-Licensed Product basis on the date of First Commercial Sale by EISAI, its Affiliates or Sublicensees of the relevant Licensed Product in the relevant country and shall expire on a country-by-country basis and Licensed Product-by-Licensed Product basis upon the later of the following (the “Royalty Term”), as applicable:

(i) expiration of Patent-Based Exclusivity with respect to such Licensed Product in such country;

(ii) expiration of Regulatory-Based Exclusivity with respect to such Licensed Product in such country; and

(iii) the tenth (10th) anniversary of the First Commercial Sale of such Licensed Product in such country by EISAI, its Affiliates or Sublicensees.

(b) The foregoing provisions of this Section 7.5 notwithstanding, the royalties payable with respect to Net Sales of Licensed Products shall be reduced, on a Licensed Product-by-Licensed Product and country-by-country basis, to [**] percent ([**]%) of the amounts otherwise payable pursuant to Section 7.5.1 during any portion of the Royalty Term when neither Patent-Based Exclusivity nor Regulatory-Based Exclusivity applies to such Licensed Product in such country.

(c) With respect to each Licensed Product in the U.S., from and after the expiration of the Royalty Term for such Licensed Product in the U.S., Net Sales of such Licensed Product in the U.S. shall be excluded for purposes of calculating the Net Sales thresholds and ceilings set forth in Section 7.5.1(a).

(d) EISAI shall have no obligation to pay any royalty with respect to Net Sales of any Licensed Product in any country after the Royalty Term for such Licensed Product in such country has expired.

7.5.3 Royalty Reduction for Comparable Third Party Product Competition. If, on a Licensed Product-by-Licensed Product, country-by-country and Calendar Quarter-by-Calendar Quarter basis, (a) Comparable Third Party Product Competition is present with respect to such Licensed Product in such country during such Calendar Quarter, or (b) a court or a governmental agency of competent jurisdiction requires EISAI or any of its Affiliates or Sublicensees to grant a compulsory license to a Third Party permitting such Third Party to make and sell such Licensed Product in such country (such Licensed Product when sold by such Third Party, a “Compulsory Third Party Product”), and such Compulsory Third Party Product(s) have a market share of [**] percent ([**]%) or more of the aggregate market in such country of the applicable Licensed Product and the Compulsory Third Party Product(s) collectively (based on sales of units of such Licensed Product and such Compulsory Third Party Product(s), as reported by IMS International, or if such data are not available, such other reliable data source as reasonably determined by EPIZYME and EISAI (as used herein, a “unit” of a product means the equivalent amount of product used for an equivalent treatment cycle of such product)), then, in each case (clause (a) or (b)), the royalties payable with respect to Net Sales of such Licensed Product pursuant to Sections 7.5.1 and 7.5.2 in such country during such Calendar Quarter shall be reduced to [**] percent ([**]%) of the royalties otherwise payable pursuant to Sections 7.5.1 and 7.5.2.

7.5.4 Third Party Payments.

(a) EISAI shall be entitled to credit against the royalties due to EPIZYME upon Net Sales of a Licensed Product in a country an amount equal to [**] percent ([**]%) of all upfront payments, milestone payments, royalties, and other amounts paid by EISAI, its Affiliates or Sublicensees to Third Parties with respect to license rights to Third Party intellectual property licensed by EISAI, its Affiliates or Sublicensees from the applicable Third Party that EISAI reasonably believes are necessary for the Development, Manufacture, or Commercialization of such Licensed Product in such country; provided, however, that, to the extent that any such Third Party license includes a license to Third Party intellectual property that is applicable to products being or to be developed or commercialized by EISAI or its Affiliates other than such Licensed Product in such country, then EISAI shall reasonably allocate all upfront payments, milestone payments and other non-royalty amounts between the Licensed Product and such other products, and EISAI shall only be entitled to credit against the royalties due to EPIZYME hereunder upon Net Sales of such Licensed Product [**] percent ([**]%) of the amounts that are reasonably allocable to the Licensed Product. In addition, EISAI shall be entitled to credit against the royalties due to EPIZYME hereunder defense costs in accordance with Section 9.4.

(b) With respect to amounts payable to UNC with respect to a sublicense to EISAI under the UNC License Agreement, EPIZYME and EISAI shall each bear [**] percent ([**]%) of the milestone amounts payable to UNC pursuant to Section 3.4 of the UNC License Agreement, and, as between EPIZYME and EISAI, EPIZYME shall be responsible for all other amounts payable to UNC under the UNC License Agreement (including in the event that EPIZYME ceases to be a party to the UNC License Agreement and EISAI exercises its right to retain its sublicense under the UNC License Agreement pursuant to Section 6.4 thereof). In the event EPIZYME enters into any other Third Party intellectual property license necessary for the Development, Manufacture, or Commercialization of a Licensed Product in a country after the Effective Date (EPIZYME represents and warrants to EISAI that other than the UNC License Agreement, EPIZYME is not a party to any such relevant Third Party licenses as of the Effective Date), under which EPIZYME is entitled to grant a sublicense to EISAI, EISAI will have the right to obtain such sublicense from EPIZYME; provided that, if EISAI elects to obtain such sublicense, EISAI shall pay one hundred percent (100%) of the amounts payable to the Third Party on account of such sublicense (either directly to the Third Party licensor or to EPIZYME, as the Parties shall reasonably agree with the goal of ensuring timely payment to the Third Party) and EISAI shall be entitled to credit against the royalties due to EPIZYME upon Net Sales of such Licensed Product in such country in an amount equal to [**] percent ([**]%) of the amounts paid by EISAI (either directly or indirectly through EPIZYME) to such Third Party with respect to such license rights for such Licensed Product in such country.

(c) For purpose of clarity, (i) milestone amounts payable to UNC pursuant to Section 3.4 of the UNC License Agreement, and (ii) all royalty, milestone and other payments to a Third Party (other than UNC) made by either Party under Third Party intellectual property licenses in accordance with this Section 7.5.4, in the case of both of the foregoing clauses (i) and (ii), necessary for the Development, Manufacture, or Commercialization of a Shared Product in the United States, shall be deemed expenses which are taken into account in calculating Net Profits/Losses pursuant to Exhibit E.

7.5.5 Aggregate Limitation on Deductions. Notwithstanding anything to the contrary herein, under no circumstances shall the combined effect of all reductions to the royalties payable to EPIZYME under Sections 7.5.2(b), 7.5.3 and 7.5.4, on a country-by-country and Licensed Product-by-Licensed Product basis, reduce the effective royalties payable by EISAI to EPIZYME pursuant to this Agreement for any Calendar Quarter below [**] percent ([**]%) of the otherwise applicable royalties pursuant to Section 7.5.1; provided that, EISAI shall have the right to carry forward for application against royalties payable to EPIZYME with respect to Net Sales of such Licensed Product in such country in future periods any amount that is not so credited due to the limitation in this Section 7.5.5.

7.6 Profit Sharing. On a Shared Product-by-Shared Product basis, upon EPIZYME’s exercise of the Profit-Sharing Option for a Shared Product pursuant to Section 6.1, during the Profit-Share Term for such Shared Product, the Parties shall share equally in Net Profits/Losses in accordance with the applicable Joint Development and Commercialization Agreement. Every Calendar Quarter during the Profit-Share Term, in accordance with the applicable Joint

Development and Commercialization Agreement, EPIZYME and EISAI shall perform a reconciliation of Shared Development Costs, Cost of Goods, and Shared Commercialization Costs incurred by each Party under such Joint Development and Commercialization Agreement. For purposes of clarity, except as may otherwise be provided in the applicable Joint Development and Commercialization Agreement, EISAI shall continue to be solely responsible for one hundred percent (100%) of costs and expenses of Development and Commercialization of the Shared Product for the ROW.

7.7 Reports; Sales Milestones; Royalty Payments.

7.7.1 Until the expiration of EISAI’s royalty and sales milestone payment obligations under this Article 7, EISAI shall make written reports to EPIZYME within [**] days after the end of each Calendar Quarter covering sales of Licensed Products on a product-by-product and country-by-country basis in the Territory by EISAI, its Affiliates and Sublicensees during such Calendar Quarter. The information contained in each report under this Section 7.7 shall be considered Confidential Information of EISAI.

7.7.2 Each such written report shall provide Net Sales by country by Licensed Product for the period in question, and all adjustments (if any) made pursuant to Sections 7.5.2, 7.5.3 and 7.5.4. In addition to the foregoing, each such written report shall, with respect to each of the Major Market Countries, and, to the extent such information is available, with respect to other countries, provide:

(a) number of units sold for each Licensed Product, as applicable;

(b) the gross sales for each Licensed Product, as applicable;

(c) a calculation of the adjustments to Net Sales for Combination Products (if applicable);

(d) the calculation of the royalty payment due on such Net Sales pursuant to this Article 7; and

(e) the calculation of any sales milestone payments due to EPIZYME hereunder.

7.7.3 Concurrently with the delivery of each such report, EISAI shall make the royalty payment and any sales milestone payments due to EPIZYME under this Article 7 for the Calendar Quarter covered by such report.

7.7.4 For purposes of clarity, if EPIZYME exercises its Profit-Sharing Option with respect to a Shared Product, the applicable Joint Development and Commercialization Agreement shall set forth the reporting, reconciliation and payment obligations of each Party in connection with Net Profits/Losses with respect to such Shared Product.

7.8 Methods of Payments. All payments due from one Party (the “Payor”) to the other Party (the “Payee”) under this Agreement or any Joint Development and Commercialization Agreement shall be paid in Dollars by electronic funds transfer to a bank account designated in writing by the Payee.

7.9 Accounting.

7.9.1 Each Party agrees to keep, and to require its Affiliates and Sublicensees to keep, full, clear and accurate records for a minimum period of [**] years after the relevant payment is owed pursuant to this Agreement or the applicable Joint Development and Commercialization Agreement, setting forth (a) the sales and other disposition of Licensed Products sold or otherwise disposed of in sufficient detail to enable royalties and sales milestones payable to EPIZYME under this Agreement to be determined, and to enable Net Profits/Losses shared between the Parties under the applicable Joint Development and Commercialization Agreement to be determined, (b) the Development Costs incurred by such Party under this Agreement, and (c) Shared Development Costs, Cost of Goods, and Shared Commercialization Costs incurred by such Party under the applicable Joint Development and Commercialization Agreement.

7.9.2 Each Party (the “audited Party”) further agrees, upon not less than [**] days’ prior written notice, to permit, and to require its Affiliates and Sublicensees to permit, the books and records relating to such Licensed Product, including Development Costs, Shared Development Costs, Cost of Goods, and Shared Commercialization Costs, as applicable, to be examined by an independent accounting firm selected by the other Party (the “auditing Party”) and reasonably acceptable to the audited Party, for the purpose of verifying reports provided by the audited Party under this Agreement or under the applicable Joint Development and Commercialization Agreement. Such audit shall not (i) be performed more frequently than [**]in any twelve (12)-month period (unless a previous audit during such twelve (12)-month period revealed a material discrepancy with respect to such period), (ii) be conducted for any Calendar Quarter more than [**] years after the end of the Budget Year of which such Calendar Quarter is a part, or (iii) be repeated for any Calendar Quarter, and shall be conducted under appropriate confidentiality provisions, for the sole purpose of verifying the accuracy and completeness of all financial, accounting and numerical information and calculations provided under this Agreement or under the applicable Joint Development and Commercialization Agreement. The independent accounting firm shall have the right to make copies of relevant portions of the audited Party’s books and records; provided that any such copies shall be the Confidential Information of the audited Party, shall be protected by appropriate confidentiality obligations and shall not be shared with the auditing Party or any other Person. The independent accounting firm will prepare and provide to EISAI and EPIZYME a written report stating only whether the reports submitted and amounts paid hereunder were correct or incorrect, and the amounts of any discrepancies.

7.9.3 Such examination is to be made at the expense of the auditing Party, except if the results of the audit reveal an underpayment of royalties, milestone payments, Net Profits/Losses, Development Costs or other amounts to the auditing Party by the audited Party, or an overpayment of Development Costs by the auditing Party to the audited Party, under this Agreement or under the applicable Joint Development and Commercialization Agreement, as applicable, of [**] percent ([**]%) or more in any Calendar Year, in which case reasonable audit fees for such examination shall be paid by the audited Party.

7.9.4 When calculating Net Sales, the amount of such sales in foreign currencies shall be converted into Dollars using the standard methodologies employed by the audited Party for consolidation purposes. The audited Party shall provide reasonable documentation of the calculation and reconciliation of the conversion figures on a product-by-product and country-by-country basis as part of its report of Net Sales for the period covered under the applicable report.

7.10 Withholding Taxes. EISAI shall inform EPIZYME of any withholding tax obligation imposed by taxing authorities outside of the United States on payments due to EPIZYME under this Agreement or under the applicable Joint Development and Commercialization Agreement as soon as it becomes aware of the withholding tax obligation. The Parties shall meet promptly thereafter to discuss how best to minimize the amount of such withholding tax obligation, and EPIZYME shall take all reasonable and lawful steps requested by EISAI to minimize the amount of any such withholding tax obligation at EISAI’s expense. The Parties agree to cooperate in good faith to provide one another with such documents and certifications as are reasonably necessary to enable EISAI and EPIZYME to minimize or recover any withholding tax payment. EISAI may withhold taxes in the event that revenue authorities in any country outside the United States require the withholding of taxes on amounts paid hereunder to EPIZYME, and in any such event EISAI shall deduct such taxes from such payment and such taxes shall be paid by EISAI to the proper taxing authority outside of the United States on behalf of EPIZYME (evidence of which payment to such taxing authority shall be provided promptly by EISAI to EPIZYME hereunder). Notwithstanding the foregoing provisions of this Section 7.10, if EISAI is required by any taxing authority outside of the United States to withhold taxes from any amount payable by EISAI hereunder, then EISAI shall pay to EPIZYME an additional amount as may be necessary so that EPIZYME shall receive, after deduction of such withholding tax, the amount which EPIZYME would have received in the absence of such withholding tax.

7.11 Late Payments. Any undisputed amount owed by Payor to Payee under this Agreement or under the applicable Joint Development and Commercialization Agreement that is not paid on or before the date such payment is due shall bear interest at a rate per annum equal to the lesser of (a) the prime or equivalent rate per annum quoted by The Wall Street Journal, Eastern Edition on the first Business Day after such payment is due, plus [**] basis points, and (b) the highest rate permitted by applicable Law, in either case calculated on the number of days such payments are paid after such payments are due and compounded monthly. Interest shall not accrue on undisputed amounts that were paid after the due date as a result of mistaken Payee actions (e.g., if a payment is late as a result of Payee providing an incorrect account for receipt of payment).

7.12 Limitations on Payments for [**] Use. Notwithstanding anything herein to the contrary, except as otherwise set forth in the last sentence of this Section 7.12, the royalties in Section 7.5.1 shall not apply to [**], provided, that EISAI may not sell any [**] unless and until the Parties have mutually agreed upon the royalties payable on Net Sales of such [**], as applicable, in accordance with this Section 7.12, or EISAI elects, in its sole discretion and by written notice to EPIZYME, to sell such [**], as applicable, subject to payment of the royalties set forth in Section 7.5.1 with respect to such [**], as applicable. In the event that EISAI Develops a [**], the Parties shall negotiate [**] adjustment to the royalties set forth in Section 7.5.1 for the sale of such [**] that reflects the commercial potential of such product and standard commercial terms in the industry for [**], as applicable (it being understood that EISAI may elect, in its sole discretion and upon written notice to EPIZYME, to sell such [**], as applicable, subject to payment of the royalties set forth in Section 7.5.1 with respect to such [**], as applicable).

ARTICLE 8

EXCLUSIVITY; CHANGE OF CONTROL

8.1 Target Exclusivity. Except pursuant to this Agreement or any Joint Development and Commercialization Agreement, during the Term, neither Party nor any of its respective Affiliates shall, except as otherwise permitted in Section 8.2, either (a) alone or with or for any Third Party, Develop, Manufacture (for Development or Commercialization), or Commercialize in the Field any Compounds directed to EZH2, or (b) grant a license or sublicense to, or otherwise assist or contract with any Third Party, to Develop, Manufacture (for Development or Commercialization), or Commercialize in the Field any Compounds directed to EZH2.

8.2 Exceptions. Notwithstanding the foregoing:

8.2.1 If a Change of Control Event occurs with respect to EPIZYME, and the Person that acquires, combines with or comes to control EPIZYME or acquires EPIZYME’s assets as a result of such Change of Control Event (or any of such Person’s then-existing Affiliates) already has a program or business that existed prior to the Change of Control Event that would otherwise violate Section 8.1 above at the time of such Change of Control Event (such program or business, to the extent that the conduct thereof would otherwise violate Section 8.1, a “Competing Business”), such Person (or such Person’s Affiliate) shall be permitted to continue such Competing Business after such Change of Control Event and such continuation shall not constitute a violation of Section 8.1 above, provided that:

(a) none of the EPIZYME IP, Collaboration IP owned by either Party, or any Joint IP shall be used in such Competing Business;

(b) the Development activities of EPIZYME under this Agreement shall be conducted separately (including by separate personnel) from any Development activities of EPIZYME directed to such Competing Business, including the maintenance of separate lab notebooks and records; and

(c) if such Person (or such Person’s Affiliate) does not divest or permanently cease such Competing Business (or, in case the Competing Business is conducted by such Person’s Affiliate, such Person does not divest such Affiliate) within [**] months after such Change of Control Event, EISAI shall have the right, in its sole and absolute discretion, upon immediate written notice given to EPIZYME at any time within the sixty (60) day period following the end of such [**] month period, to terminate:

(i) EPIZYME’s Profit-Sharing Options with respect to all remaining Licensed Compounds, in which event such Profit-Sharing Options shall be of no further force or effect; and

(ii) any or all Joint Development and Commercialization Agreements then in effect with respect to all Shared Products, in which event:

(A) Such Shared Products shall be deemed to no longer be Shared Products for purposes of this Agreement (but, for purposes of clarity, shall remain Licensed Products hereunder);

(B) The full milestone payments specified in Sections 7.3 and 7.4 shall apply again following the termination of such Joint Development and Commercialization Agreements (i.e., without the adjustments set forth in Section 6.2(i) or Section 6.2(j)), provided that any milestone event achieved prior to such termination (including any sales milestone achieved at a threshold adjusted pursuant to Section 6.2(j)) shall not be achievable again after such termination based on Development or Commercialization of such Licensed Product;

(C) The full royalty payments specified in Section 7.5 and, to the extent applicable prior to EPIZYME’s exercise of the applicable Profit-Sharing Option, Section 7.12 shall apply again with respect to the applicable Licensed Products (i.e., the elimination of royalties with respect to the Shared Product in the United States set forth in Section 6.2(e) shall no longer apply);

(D) The Parties shall perform a final reconciliation of applicable Net Profits/Losses incurred from the date the Profit-Sharing Option is exercised through the effective date of the termination of such Joint Development and Commercialization Agreements as provided in the applicable Joint Development and Commercialization Agreements, and, following such termination of such Joint Development and Commercialization Agreements, neither Party shall have any further right or obligation to share in Net Profits/Losses with respect to such Licensed Products pursuant to Section 7.6. For purposes of clarity, EISAI shall thereafter have the sole right and responsibility, at its own cost and expense, for the Development and Commercialization of such Licensed Products under and in accordance with this Agreement; and

(E) All such Joint Development and Commercialization Agreements shall terminate.

8.2.2 If either Party or any of its Affiliates merges or consolidates (in a transaction that does not constitute a Change of Control Event) with, or acquires, a Third Party with a Competing Business, or if either Party or any of its Affiliates acquires assets that include a Competing Business, in any case pursuant to a transaction or series of transactions in which the acquisition of the Competing Business is ancillary to and not a principal focus of the transaction or series of transactions, then such continuing operation of the Competing Business for up to [**] months following the closing of such transaction or the first of any series of transactions shall not constitute a breach of Section 8.1, if the Party within [**] months after the closing date of such transaction or the first of any series of transactions either divests, or causes the relevant Affiliate to divest, the Competing Business, or permanently ceases, or causes the relevant Affiliate to permanently cease, operations of the Competing Business; provided that, in no event shall either Party or any of its Affiliates be permitted to merge or consolidate with, or acquire, a Third Party that is in a Competing Business, or acquire assets that include a Competing Business, pursuant to a transaction or series of transactions in which the acquisition of the Competing Business is the principal focus of the transaction or series of transactions; and

8.2.3 Upon the expiration of all payment obligations with respect to all Licensed Products in a given country(ies) in the Territory or, if EPIZYME has exercised its Profit-Sharing Option with respect to a Shared Product, upon the expiration of the applicable Profit-Share Term in the United States, the exclusivity obligations set forth in Section 8.1 shall terminate as to such country(ies).

8.3 Uncured Material Breach After Change of Control. If, at any time after a Change of Control Event occurs with respect to EPIZYME, EISAI has the right to terminate this Agreement pursuant to Section 13.3.1(a) based on an uncured material breach by EPIZYME, in lieu of such termination of this Agreement EISAI shall have the right, in its sole and absolute discretion, upon immediate written notice given to EPIZYME at any time within the sixty (60) day period following the date that such right to terminate this Agreement is finally determined, to terminate:

8.3.1 EPIZYME’s Profit-Sharing Options with respect to all remaining Licensed Compounds, in which event such Profit-Sharing Options shall be of no further force or effect; and

8.3.2 any or all Joint Development and Commercialization Agreements then in effect with respect to all Shared Products, in which event the effects set forth in Section 8.2.1(c)(ii)(A)-(E) shall apply.

ARTICLE 9

INTELLECTUAL PROPERTY RIGHTS

9.1 Ownership.

9.1.1 Intellectual Property Arising Outside of this Agreement. As between the Parties, EPIZYME shall retain all of its right, title and interest in, to and under the EPIZYME IP, and EISAI shall retain all of its rights, title and interest in, to and under the EISAI IP, except to the extent that any such rights are expressly licensed by one Party to the other Party under this Agreement.

9.1.2 Intellectual Property Arising Under This Agreement.

(a) EISAI shall be the sole owner of any EISAI Collaboration Know-How and EISAI Collaboration Patents, and EISAI shall retain all of its right, title and interest thereto, except to the extent that any rights or licenses are expressly granted thereunder by EISAI to EPIZYME under this Agreement.

(b) EPIZYME shall be the sole owner of any EPIZYME Collaboration Know-How and EPIZYME Collaboration Patents, and EPIZYME shall retain all of its right, title and interest thereto, except to the extent that any rights or licenses are expressly granted thereunder by EPIZYME to EISAI under this Agreement.

(c) Any Joint Patents or Joint Know-How shall be owned jointly by EISAI and EPIZYME, and all rights, title and interest thereto shall be jointly owned by the Parties, subject to any rights or licenses that are expressly granted by one Party to the other Party under this Agreement. Except to the extent either Party is restricted by the licenses granted by one Party to the other Party pursuant to this Agreement, or the covenants contained herein, each Party shall be entitled to practice and license the Joint Know-How and the Joint Patents without restriction and without consent of, or (subject to the financial provisions of this Agreement) an obligation to account to, the other Party, and each Party hereby waives any right it may have under Laws to require any such consent or accounting.

9.2 Prosecution and Maintenance of Patents.

9.2.1 EPIZYME Patents; Collaboration Patents Owned by EPIZYME; Joint Patents. Subject to Section 9.2.3 and Section 9.6:

(a) As between the Parties, EPIZYME shall have the right (but not the obligation) to Prosecute and Maintain the EPIZYME Patents, Collaboration Patents owned by EPIZYME, and Joint Patents. EPIZYME shall keep EISAI informed as to material developments with respect to the Prosecution and Maintenance of such Patents, including by providing copies of all substantive office actions or any other substantive documents that EPIZYME receives from any patent office, including notice of all interferences, reissues, re-examinations, oppositions or requests for patent term extensions.

(b) EPIZYME shall also provide EISAI with a reasonable opportunity to substantively comment on Prosecution and Maintenance of EPIZYME Patents, Collaboration Patents owned by EPIZYME, and Joint Patents prior to taking material actions (including the filing of initial applications), and will in good faith consider any actions recommended by EISAI. EISAI shall have the right to review and make comments on and recommendations in relation to the Prosecution and Maintenance of such Patents; provided that EISAI does so promptly and consistent with any applicable filing deadlines.

9.2.2 EISAI Patents; Collaboration Patents Owned by EISAI. Subject to Section 9.2.3:

(a) As between the Parties, EISAI shall have the right (but not the obligation) to Prosecute and Maintain the EISAI Patents and Collaboration Patents owned by EISAI. EISAI shall keep EPIZYME informed as to material developments with respect to the Prosecution and Maintenance of such Collaboration Patents owned by EISAI, including by providing copies of all substantive office actions or any other substantive documents that EISAI receives from any patent office, including notice of all interferences, reissues, re-examinations, oppositions or requests for patent term extensions.

(b) EISAI shall also provide EPIZYME with a reasonable opportunity to substantively comment on the Prosecution and Maintenance of the Collaboration Patents owned by EISAI prior to taking material actions (including the filing of initial applications), and will in good faith consider any actions recommended by EPIZYME. EPIZYME shall have the right to review and make comments on and recommendations in relation to the Prosecution and Maintenance of such Collaboration Patents; provided that EPIZYME does so promptly and consistent with any applicable filing deadlines.

9.2.3 Filing Decision or Prosecution Lapse. Subject to Section 9.6, if, during the Term, the Party with the first right, pursuant to Section 9.2.1 or 9.2.2, to Prosecute and Maintain an EPIZYME Patent, Collaboration Patent or Joint Patent, as applicable, in any country decides not to file such Patent or intends to allow such Patent to lapse or become abandoned without having first filed a substitute, the prosecuting or maintaining Party shall notify and consult with the other Party on such decision or intention at least [**] days prior to the date upon which the subject matter of such Patent shall become unpatentable or such Patent shall lapse or become abandoned, and such other Party shall thereupon have the right (but not the obligation) to assume the Prosecution and Maintenance thereof at its own expense with counsel of its own choice.

9.2.4 Cooperation Regarding the Filing and Prosecution of Patents.

(a) The Parties agree to cooperate fully in the preparation, filing, prosecution, and maintenance of the EPIZYME Patents that are primarily applicable to EZH2 or EZH2 Compounds, Collaboration Patents, and Joint Patents in the Territory under this Agreement. Cooperation shall include:

(i) executing all papers and instruments, or requiring its employees or contractors to execute such papers and instruments, so as to (A) effectuate the ownership of intellectual property set forth in Section 9.1, (B) enable the other Party to apply for and to prosecute Patent applications in the Territory, and (C) obtain and maintain any Patent extensions, supplementary protection certificates, and the like with respect to the EISAI Patents, EPIZYME Patents that are primarily applicable to EZH2 or EZH2 Compounds, Collaboration Patents, or Joint Patents, each of (A), (B), and (C) to the extent provided for in this Agreement;

(ii) consistent with this Agreement, assisting in any license registration processes with applicable governmental authorities that may be available in the Territory for the protection of a Party’s interests in this Agreement; and

(iii) promptly informing the other Party of any matters coming to such Party’s attention that may materially affect the preparation, filing, prosecution, or maintenance of any EPIZYME Patents that are primarily applicable to EZH2 or EZH2 Compounds, Collaboration Patents, or Joint Patents in the Territory.

(b) At either Party’s request, the Parties shall cooperate with one another to file and prosecute divisional Patent applications with respect to EPIZYME Patents that are primarily applicable to EZH2 or EZH2 Compounds, Collaboration Patents and Joint Patents for which either Party is responsible for Prosecution and Maintenance pursuant to this Section 9.2, if practicable and if necessary or desirable to divide subject matter relating to the Development, Manufacture or Commercialization of Licensed Compounds and Licensed Products from other subject matter.

9.2.5 United States Law. The determination of whether Know-How discovered, developed, invented, conceived or reduced to practice made by a Party for the purpose of allocating proprietary rights (including Patent or other intellectual property rights) therein, shall, for purposes of this Agreement, be made in accordance with Law in the United States as in effect on the Effective Date.

9.2.6 CREATE Act. Notwithstanding anything to the contrary in this Article 9, neither Party shall have the right to make an election under the Cooperative Research and Technology Enhancement Act of 2004, 35 U.S.C. § 103(c)(2)-(c)(3) (the “CREATE Act”) when exercising its rights under this Article 9 without the prior written consent of the other Party. With respect to any such permitted election, the Parties shall use reasonable efforts to cooperate and coordinate their activities with respect to any submissions, filings or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in the CREATE Act.

9.3 Patent Costs. Except as may otherwise be provided in a Joint Development and Commercialization Agreement, each Party shall be responsible for all costs and expenses associated with its Prosecution and Maintenance activities under Section 9.2.

9.4 Defense of Claims Brought by Third Parties. If a Party becomes aware of any claim, suit, or proceeding alleging that the Development, Manufacture or Commercialization of a Licensed Compound or Licensed Product infringes the intellectual property rights of any Third Party, such Party shall promptly notify the other Party. Subject to Article 12, each Party shall have the first right, but not the obligation, to defend and control the defense of any such claim, suit, or proceeding brought against such Party at its own expense (but, in the case of EISAI, subject to deduction as provided below), using counsel of its own choice. The other Party may participate in any such claim, suit, or proceeding with counsel of its choice at its own expense. Each Party shall keep the other Party reasonably informed of all material developments in connection with any such claim, suit, or proceeding. Each Party agrees to provide the other Party with copies of all pleadings filed in such action and to allow the other Party reasonable opportunity to participate in the defense of the claims. EISAI shall be entitled to credit [**] percent ([**]%) of the reasonable out-of-pocket costs of defending such claim, suit, or proceeding against royalties due to EPIZYME pursuant to Section 7.5.1 of this Agreement. Any recoveries by EISAI of any sanctions awarded to EISAI and against a party asserting a claim being defended under this Section 9.4 shall be applied as follows: such recovery shall be applied first to (i) reimburse EISAI for its reasonable out-of-pocket costs of defending such claim, suit or proceeding to the extent not credited against royalties pursuant to the previous sentence, and (ii) reimburse EPIZYME for royalty credits pursuant to the previous sentence, and to the extent the amount of recovery is not sufficient to reimburse the Parties for the total amount described under subsections (i) and (ii) above, the recovery shall be shared by the Parties equally. The balance of any such recoveries shall be included in Net Sales for the relevant Licensed Product.

9.5 Enforcement of EPIZYME Patents, Collaboration Patents and Joint Patents.

9.5.1 Duty to Notify of Infringement. If any Party learns of an infringement or threatened infringement by a Third Party with respect to any EPIZYME Patent, Collaboration Patent or Joint Patent, including actual or alleged infringement under 35 U.S.C. § 271(e)(2), that is or would be competitive with a Licensed Compound or Licensed Product (“Competitive Infringement”), such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such Competitive Infringement.

9.5.2 Enforcement of EPIZYME Patents. Subject to Section 9.6, as between the Parties, EISAI shall have the primary right, but not the obligation, to institute, prosecute, control and settle any action or proceeding with respect to any Competitive Infringement of EPIZYME Patents, by counsel of its own choice, and EPIZYME shall have the right, at its own expense, to be represented in such action by counsel of its own choice. If EISAI fails to bring an action or proceeding or otherwise take affirmative actions to address such infringement within a period of [**] days after first being notified of such Competitive Infringement (or [**] days after being notified in the case of an action brought under the Hatch-Waxman Act or any ex-U.S. equivalent of the Hatch-Waxman Act), as between the Parties, EPIZYME shall have the right to bring and control such an action by counsel of its own choice, and EISAI shall have the right to be represented in any such action by counsel of its own choice at its own expense.

9.5.3 Enforcement of Collaboration Patents and Joint Patents that Cover Licensed Compounds. EISAI shall have the primary right, but not the obligation, to institute, prosecute, control and settle any action or proceeding with respect to any Competitive Infringement of Collaboration Patents and Joint Patents, by counsel of its own choice, and EPIZYME shall have the right, at its own expense, to be represented in such action by counsel of its own choice. If EISAI fails to bring an action or proceeding or otherwise take affirmative actions to address such infringement within a period of [**] days after first being notified of such Competitive Infringement (or [**] days after being notified in the case of an action brought under the Hatch-Waxman Act or any ex-U.S. equivalent of the Hatch-Waxman Act), EPIZYME shall have the right to bring and control such an action by counsel of its own choice, and EISAI shall have the right to be represented in any such action by counsel of its own choice at its own expense.

9.5.4 EISAI Patents. EISAI shall have the sole right, at its own expense, to institute, prosecute, control and settle any action or proceeding with respect to any infringement of the EISAI Patents, by counsel of its own choice.

9.5.5 Settlement. Subject to Section 9.6, a settlement or consent judgment or other voluntary final disposition of a suit under this Section 9.5 may be entered into without the consent of the Party not bringing suit; provided that (a) any such settlement, consent judgment or other disposition of any action or proceeding by a Party under this Article 9 shall not, without the consent of the Party not bringing suit, impose any liability or obligation on such Party not bringing suit, (b) the Party bringing suit shall not settle, enter into a consent judgment or dispose of any such claim, suit or proceeding, except in a manner that it believes in good faith is in the best interests of the Licensed Products (without taking into consideration products in such Party’s portfolio that are not Licensed Products) and (c) any such settlement, consent judgment or other disposition of any action or proceeding by a Party under this Article 9 shall not, without the consent of the Party not bringing suit, conflict with or reduce the scope of the subject matter claimed in any Patent owned (solely or jointly) by the Party not bringing suit.

9.5.6 Cooperation. If one Party brings any such action or proceeding in accordance with this Section 9.5, the other Party agrees to be joined as a party plaintiff where legally required to initiate or maintain suit or collect damages, and to give the first Party reasonable assistance and authority to file and prosecute the suit.

9.5.7 Costs and Recoveries. Subject to Section 9.6, except as may otherwise be provided in a Joint Development and Commercialization Agreement, the costs and expenses of the Party bringing suit under this Section 9.5 shall be borne by such Party, and any damages or other monetary awards recovered shall be shared as follows:

(a) the amount of such recovery actually received by the Party controlling such action shall first be applied to the out-of-pocket costs incurred by each Party in connection with such action; and

(b) then any remaining proceeds shall:

(i) in the case of such suits with respect to Competitive Infringement relating to a Licensed Compound or Licensed Product, other than a Shared Product in the United States, be allocated between the Parties such that the Party bringing suit under this Section 9.5 retains two-thirds and the other Party retains one-third of such amount;

(ii) in the case of such suits with respect to Competitive Infringement relating to a Shared Product in the United States, be included in Net Profits/Losses with respect to such Shared Product; and

(iii) in the case of all other suits brought under this Section 9.5, be retained by the Party controlling such action.

9.5.8 Regulatory Data Protection. To the extent required by Law, EISAI shall use Commercially Reasonable Efforts to promptly, accurately and completely list, with the applicable Regulatory Authorities during the Term, all applicable Patents for any Licensed Product that EISAI intends to, or has begun to, Commercialize and that have become the subject of an application for Regulatory Approval submitted to FDA, such listings to include all so called “Orange Book” listings required under the Hatch-Waxman Act and all so called “Patent Register” listings as required in Canada. Prior to such listings, the Parties shall meet to evaluate and identify all applicable Patents. Notwithstanding the preceding sentence, except as may otherwise be provided in a Joint Development and Commercialization Agreement and subject to Section 9.6, EISAI shall retain final decision-making authority as to the listing of all applicable Patents for such Licensed Product, regardless of which Party owns such Patent.

9.5.9 Patent Term Extensions. EPIZYME and EISAI shall discuss and seek to reach mutual agreement for which, if any, of the Patents within the EPIZYME Patents, Collaboration Patents, Joint Patents or EISAI Patents the Parties shall apply to obtain patent term extensions, adjustments, restorations, or supplementary protection certificates under Law, based on the best commercial interests of the Licensed Products Covered by such Patents. If the Parties are unable to reach mutual agreement, subject to Section 9.6, as between the Parties, EISAI shall have the right to make the final decision, provided that, if EISAI determines to extend an EISAI Patent in the Territory, but an EPIZYME Patent, Collaboration Patent or Joint Patent could have been extended instead, then the claims in such EPIZYME Patent, Collaboration Patent or Joint Patent shall continue, for purposes of determining the affected Royalty Term, to be deemed “Valid Claims” throughout the term of the extension that was available for such Patent, notwithstanding that they will have earlier expired.

9.6 Coordination with UNC License Agreement. Notwithstanding anything to the contrary herein, all rights of EISAI set forth in this Article 9 are subject to the rights of, and obligations to, UNC under the UNC License Agreement, as further set forth in Articles 8 and 9 of the UNC License Agreement.

9.7 Invalidity or Unenforceability Defenses or Actions.

9.7.1 Notice. If a Third Party asserts, as a defense or as a counterclaim in any infringement action under Section 9.5 or claim or counterclaim asserted under Section 9.4, or in a declaratory judgment action or similar action or claim filed by such Third Party, in either case that any EPIZYME Patent, Collaboration Patent or Joint Patent is invalid or unenforceable, then the Party pursuing such infringement action, or the Party first obtaining knowledge of such assertion shall promptly give written notice to the other Party.

9.7.2 Defense. Subject to Section 9.6, the right to defend the applicable EPIZYME Patent, Collaboration Patent or Joint Patent against such assertion of invalidity or unenforceability shall be determined in the same manner as the right to enforce such Patent pursuant to Section 9.5; provided that, (a) if the assertion is made in a suit that is already being controlled by a Party pursuant to Section 9.4 or 9.5, the controlling Party shall retain control of such defense and (b) other than as provided in the foregoing clause (a), EISAI shall only have the right to defend EPIZYME Patents that are primarily applicable to EZH2 or EZH2 Compounds against such assertions. The other Party may participate in any such claim, suit, or proceeding with counsel of its choice at its own expense. If a Party elects not to defend or control the defense of the EPIZYME Patents, Collaboration Patents or Joint Patents, or otherwise fails to initiate and maintain the defense of any such claim, suit, or proceeding, then the other Party may conduct and control the defense of any such claim, suit, or proceeding at its own expense.

9.7.3 Cooperation. Each Party shall assist and cooperate with the other Party as such other Party may reasonably request from time to time in connection with its activities set forth in this Section 9.7, including by being joined as a party plaintiff in such action or proceeding, providing access to relevant documents and other evidence, and making its employees available at reasonable business hours. In connection with any such defense or claim or counterclaim, the controlling Party shall consider in good faith any comments from the other Party and shall keep the other Party reasonably informed of any steps taken, and shall provide copies of all documents filed, in connection with such defense, claim, or counterclaim. In connection with the activities set forth in this Section 9.7, each Party shall consult with the other as to the strategy for the defense of the EPIZYME Patents, Collaboration Patents and Joint Patents.

9.8 Third Party Licenses. If in the reasonable opinion of EISAI, the Development, Manufacture, or Commercialization of any Licensed Compound or Licensed Product by EISAI, any of its Affiliates, or any of its or their Sublicensees infringes or misappropriates any Patent, trade secret, or other intellectual property right of a Third Party in any country in the Territory, such that EISAI, any of its Affiliates or any of its or their Sublicensees cannot Develop,

Manufacture, or Commercialize such Licensed Compound or Licensed Product in such country without infringing such Patent, trade secret, or other intellectual property right of such Third Party, then EISAI shall have the right, but not the obligation, to negotiate and obtain a license from such Third Party as necessary for EISAI and its Affiliates, and its and their Sublicensees to Develop, Manufacture, and Commercialize Licensed Compounds and Licensed Products in such country.

9.9 Ownership and Prosecution of Product Trademarks. EISAI shall own all right, title, and interest to the trademarks used with respect to the Licensed Products in the Territory, and shall be responsible for the registration, prosecution, maintenance and enforcement thereof.

ARTICLE 10

CONFIDENTIALITY

10.1 Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that the receiving Party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any Know-How or other information and materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise) which is disclosed to it by the other Party (the “Disclosing Party”) or otherwise received or accessed by a Receiving Party in the course of performing its obligations or exercising its rights under this Agreement, including trade secrets, Know-How, inventions or discoveries, proprietary information, formulae, processes, techniques and information relating to a Party’s past, present and future marketing, financial and Development activities of any product or potential product or useful technology of the Disclosing Party and the pricing thereof (collectively, “Confidential Information”), except to the extent that it can be established by the Receiving Party that such Confidential Information:

(a) was in the lawful knowledge and possession of the Receiving Party prior to the time it was disclosed to, or learned by, the Receiving Party, or was otherwise developed independently by the Receiving Party, as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the Receiving Party;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement; or

(d) was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others.

10.2 Product Information. EPIZYME recognizes that by reason of, inter alia, EISAI’s status as an exclusive licensee under this Agreement, EISAI has an interest in EPIZYME’s retention in confidence of certain information of EPIZYME. Accordingly, until the end of the Term, EPIZYME shall keep confidential, and not publish or otherwise disclose, and not use for any purpose other than to fulfill EPIZYME’s obligations, or exercise EPIZYME’s rights, hereunder any EPIZYME Know-How Controlled by EPIZYME or EPIZYME Collaboration Know-How, in each case that are primarily applicable to EZH2 or EZH2 Compounds (the “Product Information”), except to the extent (a) the Product Information is in the public domain through no fault of EPIZYME, (b) such disclosure or use is expressly permitted under Section 10.3, or (c) such disclosure or use is otherwise expressly permitted by the terms and conditions of this Agreement. For purposes of Section 10.3, each Party shall be deemed to be both the Disclosing Party and the Receiving Party with respect to Product Information. For clarification, the disclosure by EPIZYME to EISAI of Product Information shall not cause such Product Information to cease to be subject to the provisions of this Section 10.2 with respect to the use and disclosure of such Confidential Information by EPIZYME. In the event this Agreement is terminated pursuant to Article 13, this Section 10.2 shall have no continuing force or effect, but the Product Information, to the extent disclosed by EPIZYME to EISAI hereunder, shall continue to be Confidential Information of EPIZYME, subject to the terms of Sections 10.1 and 10.3 for purposes of the surviving provisions of this Agreement. Each Party shall be responsible for compliance by its Affiliates, and its and its Affiliates’ respective officers, directors, employees and agents, with the provisions of Section 10.1 and this Section 10.2.

10.3 Authorized Disclosure. Except as expressly provided otherwise in this Agreement, a Receiving Party may use and disclose Confidential Information of the Disclosing Party as follows:

(a) under appropriate confidentiality provisions similar to those in this Agreement, in connection with the performance of its obligations or exercise of rights granted or reserved in this Agreement (including the rights to Develop and Commercialize Licensed Compounds or Licensed Products and to grant licenses and sublicenses hereunder and, with respect to EPIZYME, to comply with its obligations to UNC under the UNC License Agreement);

(b) to Regulatory Authorities as required in connection with any filing, application or request for Regulatory Approval; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information;

(c) in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental or regulatory body of competent jurisdiction or, if so advised by the Receiving Party’s legal counsel, such disclosure is otherwise required by Law, including by reason of filing with securities regulators; provided, however, that, to the extent practicable, the Receiving Party shall first have given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided further that the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order;

(d) to a patent authority as may be reasonably necessary or useful for purposes of obtaining or enforcing a Patent with respect to which the Receiving Party has the right or responsibility to conduct such activities hereunder; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available;

(e) in communication with actual or potential investors, lenders, acquirors, merger partners, consultants, advisors, licensees, sublicensees, collaborators or others on a need to know basis, in each case under appropriate confidentiality provisions substantially equivalent to those of this Agreement; or

(f) to the extent mutually agreed to in writing by the Parties.

10.4 Press Release; Disclosure of Agreement.

10.4.1 Press Release. On or promptly after the Effective Date, the Parties shall jointly issue a public announcement of the execution of this Agreement in the form attached hereto as Exhibit F. Thereafter, the Parties shall use good faith efforts to agree on joint press releases with respect to material developments relating to the Development or Commercialization of Licensed Products; provided that EPIZYME shall have the right, without having to obtain EISAI’s consent, to issue press releases or make other public announcements or disclosures with respect to Development or Commercialization milestone achievements or payments relating to any milestone specified in this Agreement if the Parties cannot agree on a joint press release with respect thereto within [**] Business Days after EPIZYME notifies EISAI of EPIZYME’s desire to issue such press release.

10.4.2 Disclosure of Agreement Terms.

(a) Except to the extent required by Law or by securities exchange listing requirements or as otherwise permitted in accordance with Section 10.4.1, neither Party shall make any public announcements concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld, conditioned or delayed.

(b) Notwithstanding the foregoing, to the extent information regarding this Agreement has already been publicly disclosed, either Party may subsequently disclose the same information to the public without the consent of the other Party to the extent such information remains accurate. Each Party shall also be permitted to disclose the terms of this Agreement, in each case under appropriate confidentiality provisions substantially equivalent to those of this Agreement, to any actual or potential acquirors, merger partners, licensees, sublicensees, collaborators, investors, lenders and professional advisors.

(c) Each Party shall give the other Party a reasonable opportunity to review those portions of all filings with the United States Securities and Exchange Commission (or any stock exchange, including Nasdaq, or any similar regulatory agency in any country other than the U.S.) describing the terms of this Agreement (including any filings of this Agreement) prior to submission of such filings, and shall give due consideration to any reasonable comments by the non-filing Party relating to such filing, including the provisions of this Agreement for which confidential treatment should be sought.

10.5 Termination of Prior Confidentiality Agreement. This Agreement supersedes and replaces the Confidentiality Agreement between EPIZYME and EISAI dated July 13, 2010 (the “Existing Confidentiality Agreement”). All information exchanged between the Parties under the Existing Confidentiality Agreement shall be deemed Confidential Information hereunder and shall be subject to the terms of this Article 10.

10.6 Remedies. Each Party shall be entitled to seek, in addition to any other right or remedy it may have, at Law or in equity, a temporary injunction, without the posting of any bond or other security, enjoining or restraining the other Party from any violation or threatened violation of this Article 10.

10.7 Publications.

10.7.1 Restrictions on Publication. Neither Party nor its Affiliates shall publish or publicly disclose the results generated in the course of performing any of the Development or Commercialization activities directed to EZH2 conducted by either Party under this Agreement without the prior written consent of the other Party, except as otherwise expressly permitted in this Section 10.7, in Section 10.8 or otherwise in this Agreement. The Parties recognize that it may be useful or required to publish or publicly disclose the results of Development activities conducted hereunder, and each Party (and its Affiliates and Sublicensees) shall be free to publish or publicly disclose such results, subject to the prior review by the other Party for patentability and protection of its Confidential Information as described in this Section 10.7.

10.7.2 Submission; Review. The Party seeking to publish results hereunder (the “publishing Party”) shall provide the other Party (the “reviewing Party”) with a copy of such proposed abstract, manuscript, or presentation no less than [**] days ([**] days in the case of abstracts) prior to its intended submission for publication. The reviewing Party shall respond in writing promptly and in no event later than [**] days ([**] Business Days in the case of abstracts) after receipt of the proposed material, with one or more of the following:

(a) comments on the proposed material, which the publishing Party shall consider in good faith;

(b) a specific statement of concern, based upon the need to seek patent protection or to block publication if the reviewing Party determines that the proposed disclosure is intellectual property that should be maintained as a trade secret to protect a Compound or any Development activities conducted under this Agreement; or

(c) an identification of the reviewing Party’s Confidential Information that is contained in the material reviewed.

10.7.3 Patent and Trade Secret Protection. In the event of concern by the reviewing Party over patent protection or whether maintaining a trade secret would be a priority, the publishing Party agrees not to submit such publication or to make such presentation that contains such information until the reviewing Party is given a reasonable period of time, and in no event less than [**] days, to seek patent protection for any material in such publication or presentation which it believes is patentable or to resolve any other issues, or to abandon such proposed publication or presentation if the reviewing Party reasonably determines in good faith that maintaining such information as a trade secret is a commercially-reasonable priority. Any Confidential Information of the reviewing Party shall, if requested by the reviewing Party, be removed.

10.7.4 Review of Third Party Materials. With respect to any proposed abstracts, manuscripts or summaries of presentations by investigators or other Third Parties conducting Development with or on behalf of a Party hereunder, such materials shall be subject to review by the other Party under this Section 10.7 to the same extent that EISAI or EPIZYME (as the case may be) has the right to do so.

10.8 Clinical Trial Register. Each of EISAI and EPIZYME shall have the right to list and publish summaries of data and results from any human clinical trials conducted by such Party under this Agreement on its clinical trials registry or on a government-sponsored database such as www.clinicaltrials.gov or other publicly available websites such as www.clinicalstudyresults.org, without requiring the consent of the other Party. The Parties shall discuss and reasonably cooperate in order to facilitate the process to be employed in order to ensure the publication of any such summaries of human clinical trials data and results as required on the clinical trial registry of each Party and any government-sponsored database such as clinicaltrials.gov or other publicly available websites such as www.clinicalstudyresults.org, and shall provide copies of such summaries to the other Party at least [**] days prior to the proposed publication date for the purposes of preparing any necessary patent filings.

10.9 Use of Name. Except as expressly provided herein, neither Party shall mention or otherwise use the name, logo, or trademark of the other Party or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material, or other form of publicity without the prior written approval of such other Party in each instance. The restrictions imposed by this Section 10.9 shall not prohibit either Party from making any disclosure identifying the other Party that is required by Law. In addition, EPIZYME may use EISAI’s name, logo or trademark on EPIZYME’s website to identify EISAI as one of EPIZYME’s collaborators provided that EPIZYME complies with the formatting specifications provided by EISAI.

10.10 Return of Confidential Information. Upon the effective date of expiration or termination of this Agreement for any reason, either Party may request in writing, and the other Party shall either, with respect to Confidential Information (in the event of termination of this Agreement with respect to one or more Terminated Territories but not in its entirety, solely to the extent relating to such Terminated Territories) to which such first Party does not retain rights under the surviving provisions of this Agreement: (i) promptly destroy all copies of such Confidential Information in the possession of the other Party and confirm such destruction in writing to the requesting Party; or (ii) promptly deliver to the requesting Party, at the other Party’s expense, all copies of such Confidential Information in the possession of the other Party; provided, however, that the other Party shall be permitted to retain such Confidential Information for the sole purpose of performing any continuing obligations hereunder or exercising its rights hereunder that survive such termination (e.g., in the case of EPIZYME, the exercise of its rights under the license grant back). Notwithstanding the foregoing, such other Party also shall be permitted to retain one (1) copy of such Confidential Information for archival purposes and such additional copies of, or any computer records or files containing, such Confidential Information that have been created solely by such Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such other Party’s standard archiving and back-up procedures, but not for any other use or purpose. All Confidential Information shall continue to be subject to the terms of this Agreement for the period set forth in Section 13.6.2.

ARTICLE 11

REPRESENTATIONS AND WARRANTIES

11.1 Representations and Warranties of Both Parties. Each Party hereby represents, warrants and covenants to the other Party, as of the Effective Date, that:

11.1.1 Such Party is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

11.1.2 Such Party has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

11.1.3 This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with the terms hereof;

11.1.4 The execution, delivery and performance of this Agreement by such Party does not and will not conflict with any agreement or any provision thereof, or any instrument or understanding, oral or written, to which it is or becomes a party or by which it is or becomes bound, nor violate any Law or regulation of any court, governmental body or administrative or other agency having jurisdiction over such Party;

11.1.5 No government authorization, consent, approval, license, exemption of, or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any Laws currently in effect, is necessary for its execution and delivery of this Agreement; and

11.1.6 it has not (i) employed and has not used a contractor or consultant that has employed, any Person debarred pursuant to Section 306 of the Federal Food, Drug and Cosmetic Act (the “FFDCA”), or who is the subject of a conviction described in such section (or subject to a similar sanction of EMA), or, (ii) employed any Person that is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMA), in the conduct of any pre-clinical activities or clinical studies of Compounds.

11.2 Representations and Warranties of EPIZYME. EPIZYME hereby represents, warrants and covenants to EISAI, as of the Effective Date, that:

11.2.1 All EPIZYME Patents (except for the In-Licensed Patents) and, to EPIZYME’s knowledge, all In-Licensed Patents, in each case existing as of the Effective Date are listed on Exhibit B (such EPIZYME Patents existing as of the Effective Date, collectively, the “Existing Patents”). To EPIZYME’s knowledge, no issued patents included in the Existing Patents are invalid or unenforceable.

11.2.2 The Compounds listed on Exhibit G are among the Licensed Compounds identified and Controlled by EPIZYME as of the Effective Date.

11.2.3 There are no claims, judgments or settlements against, or amounts with respect thereto, owed by EPIZYME or any of its Affiliates relating to the Existing Patents (except for the In-Licensed Patents) or the EPIZYME Know-How existing as of the Effective Date (except for EPIZYME Know-How in-licensed from UNC under the UNC License Agreement (the “In-Licensed Know-How”)), or, to EPIZYME’s knowledge, owed by UNC relating to the In-Licensed Patents or In-Licensed Know-How existing as of the Effective Date (such EPIZYME Know-How existing as of the Effective Date, collectively, the “Existing Know-How”). No claim or litigation has been brought or threatened against EPIZYME or any of its Affiliates by any Person alleging, and EPIZYME has no knowledge of any claim, whether or not asserted, that (a) the Existing Patents are invalid or unenforceable or (b) the Existing Patents or the Existing Know-How or the disclosing, copying, making, assigning or licensing of the Existing Patents or the Existing Know-How, or the Development or Commercialization of the Licensed Compounds or Licensed Products as contemplated herein, violates, infringes or otherwise conflicts or interferes with, or would violate, infringe or otherwise conflict or interfere with, any intellectual property or proprietary right of any Person.

11.2.4 EPIZYME is the sole and exclusive owner of the Existing Patents listed on Exhibit B, Part 1 (the “Owned Patents”) and the Existing Know-How (other than In-Licensed Know-How), free of any encumbrance, lien or claim of ownership by any Third Party. To EPIZYME’s knowledge, except for (i) rights of the U.S. government, and (ii) rights reserved by UNC and the Howard Hughes Medical Institute under the UNC License Agreement, EPIZYME is the sole and exclusive licensee of the Existing Patents listed on Exhibit B, Part 2 (the “In-Licensed Patents”). EPIZYME is entitled to grant to EISAI the licenses specified herein. The Owned Patents and In-Licensed Patents constitute all of the Existing Patents.

11.2.5 During the Term, EPIZYME shall not encumber or diminish the rights granted to EISAI hereunder with respect to the EPIZYME Patents, including by (a) using Commercially Reasonable Efforts not to commit any acts or permit the occurrence of any omissions that would cause the breach or termination of the UNC License Agreement, subject to EISAI complying with Section 5.2 hereof, or (b) not amending or otherwise modifying or permitting to be amended or modified the UNC License Agreement in any way that adversely affects the rights and licenses granted to EISAI, or the obligations of EISAI, hereunder, without prior written consent of EISAI. EPIZYME shall promptly provide EISAI with notice of any alleged, threatened or actual breach of the UNC License Agreement.

11.2.6 To EPIZYME’s knowledge, the Existing Patents are being diligently prosecuted in the respective patent offices in accordance with Law. All applicable filing and maintenance fees with respect to the Existing Patents, other than the In-Licensed Patents, have been paid on or before the due date for payment, and to EPIZYME’s knowledge, all applicable filing and maintenance fees with respect to the In-Licensed Patents have been paid on or before the due date for payment.

11.2.7 EPIZYME and its Affiliates have not previously assigned, transferred, licensed, conveyed or otherwise encumbered its or their right, title or interest in or to the Existing Patents that are primarily applicable to EZH2 or EZH2 Compounds, Existing Know-How that are primarily applicable to EZH2 or EZH2 Compounds, or any EZH2 Compound (including by granting any covenant not to sue with respect thereto) or any Patents or Know-How that would be Existing Patents or Existing Know-How, in each case that are primarily applicable to EZH2 or EZH2 Compounds, but for such assignment, transfer, license, conveyance or encumbrance, except in each case where such assignment, transfer, license, conveyance or encumbrance is terminated and no longer in force or effect, and EPIZYME and its Affiliates will not enter into any such agreements or grant any such right, title or interest to any Person that is inconsistent with the rights and licenses granted to EISAI under this Agreement.

11.2.8 To EPIZYME’s knowledge, no Person is infringing or threatening to infringe the Existing Patents or misappropriating or threatening to misappropriate the Existing Know-How.

11.2.9 True, complete and correct copies (as of the Effective Date) of: (a) the file wrapper and other material documents relating to the prosecution, defense, maintenance, validity and enforceability of the Owned Patents and, to the extent in EPIZYME’s possession, the In-Licensed Patents, (b) the UNC License Agreement, and (c) all information known to EPIZYME that EPIZYME believes to be materially adverse with respect to the safety and efficacy of the EZH2 Compounds listed on Exhibit G, in each case ((a) through (c)) have been provided or made available to EISAI prior to the Effective Date.

11.2.10 None of EPIZYME, its Affiliates or, to EPIZYME’s knowledge, any Third Party, is in breach of the UNC License Agreement in any material respect and, to the knowledge of EPIZYME, the UNC License Agreement is in full force and effect.

11.2.11 To EPIZYME’s knowledge, the conduct of the Development activities under the Research and Development Plan attached hereto as of the Effective Date will not infringe any Patent or other intellectual property or proprietary right of any Person.

11.2.12 The conception, development and reduction to practice of the Existing Patents and Existing Know-How have not constituted or involved the misappropriation of trade secrets or other rights or property of any Person.

11.2.13 In respect of the pending patent applications included in the Owned Patents, EPIZYME has complied with its duty of candor to relevant patent offices.

11.2.14 The Existing Patents represent all Patents within EPIZYME’s Control relating to EZH2 Compounds as of the Execution Date. To EPIZYME’s knowledge, there is no Know-How Controlled by EPIZYME as of the Effective Date that relates to EZH2 Compounds that is not within the Existing Know-How.

11.2.15 To EPIZYME’s knowledge, each of the Existing Patents properly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Existing Patent is issued or such application is pending.

11.2.16 To EPIZYME’s knowledge, each Person who has or has had any rights in or to any Owned Patent or any Existing Know-How (other than In-Licensed Know-How), has assigned and has executed an agreement assigning its entire right, title and interest in and to such Owned Patent and Existing Know-How to EPIZYME.

11.2.17 No material Existing Know-How owned by EPIZYME have been disclosed or authorized to be disclosed to any Third Party not subject to confidentiality obligations to EPIZYME, and, to EPIZYME’s knowledge, no Third Party to such a nondisclosure agreement with EPIZYME is in breach or default thereof. EPIZYME has implemented reasonable policies and procedures to protect and maintain the confidentiality of Existing Know-How.

11.2.18 All information, documentation and other materials furnished or made available by EPIZYME upon the request of EISAI during EISAI’s period of diligence prior to the Effective Date or otherwise related to the transaction contemplated hereby are, as of the date such information, documentation or materials were furnished or made available to EISAI, true, complete and correct copies of what they purport to be, and EPIZYME has disclosed to EISAI any event or circumstance occurring since the date any such information, documentation or materials were furnished or made available which would have caused such information, documentation or materials not to be true, complete and correct copies of what they purport to be as of the Effective Date.

11.2.19 EPIZYME and its Affiliates have conducted, and, to EPIZYME’s knowledge, their respective contractors and consultants have conducted, all Development of Licensed Compounds or the Licensed Products that they have conducted prior to the Effective Date, in accordance with Law.

11.2.20 To EPIZYME’s knowledge, with respect to the In-Licensed Patents, UNC has taken all actions necessary under the Bayh-Dole Act to secure ownership of such Patents for UNC.

11.3 Representation and Warranty of EISAI. EISAI hereby represents and warrants to EPIZYME, as of the Effective Date, that, to EISAI’s knowledge, neither EISAI nor any Affiliate owns or controls any EZH2 Compounds.

11.4 Mutual Covenants. Each Party hereby covenants to the other Party that:

(a) All employees of such Party or its Affiliates working under this Agreement will be under the obligation to assign all right, title and interest in and to their inventions and discoveries, whether or not patentable, to such Party as the sole owner thereof;

(b) It shall not use in any capacity, in connection with the performance of the activities contemplated by this Agreement, any Person who has been debarred pursuant to Section 306 of the FFDCA, or who is the subject of a conviction described in such section (or subject to a similar sanction of EMA). It agrees to inform the other Party in writing immediately if it or any Person who is performing services hereunder on its behalf is debarred or is the subject of a conviction described in Section 306, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to its knowledge, is threatened, relating to the debarment or conviction of it or any Person performing services hereunder; and

(c) Neither Party shall, during the Term, grant any right or license to any Third Party relating to any of the intellectual property rights it owns or Controls which would conflict with any of the rights or licenses granted to the other Party hereunder.

11.5 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT. Without limiting the generality of the foregoing, each Party disclaims any warranties with regards to: (a) the success of any study or test commenced under this Agreement, or (b) the safety or usefulness for any purpose of the technology or materials, including any Compounds, it provides or discovers under this Agreement.

ARTICLE 12

INDEMNIFICATION; INSURANCE

12.1 Indemnification by EISAI. EISAI shall indemnify, defend and hold harmless EPIZYME and its Affiliates, and its and their respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs and expenses, including the reasonable fees of attorneys and other professional Third Parties (collectively, “Losses”), arising out of or resulting from any and all Third Party suits, claims, actions, proceedings or demands (“Claims”) based upon:

(a) the negligence, recklessness or wrongful intentional acts or omissions of EISAI or its Affiliates and its or their respective directors, officers, employees and agents, in connection with EISAI’s performance of its obligations or exercise of its rights under this Agreement;

(b) any breach of any representation or warranty or covenant made by EISAI under Article 11 or any other provision under this Agreement; or

(c) except as may otherwise be provided in a Joint Development and Commercialization Agreement, the Development that is actually conducted by or on behalf of EISAI, its Affiliates or Sublicensees (excluding any Development carried out by or on behalf of EPIZYME, its Affiliates or Sublicensees hereunder), the handling and storage by or on behalf of EISAI, its Affiliates or Sublicensees of any chemical agents or other compounds for the purpose of conducting Development by or on behalf of EISAI, its Affiliates or Sublicensees, and the Manufacture and Commercialization by EISAI, its Affiliates or Sublicensees of any Licensed Compound or Licensed Product, including (i) any product liability, personal injury, property damage or other damage, and (ii) infringement of any Patent or other intellectual property rights of any Third Party, in each case resulting from any of the foregoing activities described in this Section 12.1(c);

in each case, provided that, such indemnity shall not apply to the extent EPIZYME has an indemnification obligation pursuant to Section 12.2 for such Loss, in which event each Party shall indemnify the other to the extent of their respective liability for such Loss.

12.2 Indemnification by EPIZYME. EPIZYME shall indemnify, defend and hold harmless EISAI and its Affiliates, and its and their respective directors, officers, employees and agents, from and against any and all Losses, arising out of or resulting from any and all Third Party Claims based upon:

(a) the negligence, recklessness or wrongful intentional acts or omissions of EPIZYME or its Affiliates or its or their respective directors, officers, employees and agents, in connection with EPIZYME’s performance of its obligations or exercise of its rights under this Agreement;

(b) any breach of any representation or warranty or covenant made by EPIZYME under Article 11 or any other provision under this Agreement;

(c) except as may otherwise be provided in a Joint Development and Commercialization Agreement, the Development that is actually conducted by or on behalf of EPIZYME, its Affiliates or Sublicensees (excluding any Development carried out by or on behalf of EISAI or its Affiliates or Sublicensees; provided, however, that the Development which is to be carried out by or on behalf of EPIZYME, its Affiliates or Sublicensees under the Research and Development Plan hereunder shall not be considered or interpreted to be Development carried out by or on behalf of EISAI or its Affiliates or Sublicensees), the handling and storage by or on behalf of EPIZYME, its Affiliates or Sublicensees of any chemical agents or other compounds for the purpose of conducting Development by or on behalf of EPIZYME, its Affiliates or Sublicensees, including (i) any product liability, personal injury, property damage or other damage resulting from any Licensed Compound or Licensed Product distributed by or on behalf of EPIZYME, its Affiliates or Sublicensees, and (ii) infringement of any Patent or other intellectual property rights of any Third Party by EPIZYME, its Affiliates or Sublicensees, in each case resulting from any of the foregoing activities described in this Section 12.2(c);

(d) any gross negligence, recklessness, wrongful intentional act or omission, failure to comply with any Law, breach of any agreement with a Third Party, or infringement of Patent or other intellectual property rights of any Third Party by EPIZYME, its Affiliates or Third Party sublicensees with respect to any Development, Commercialization, or Manufacture of Licensed Compounds or Licensed Products anywhere in the world prior to the Effective Date; or

(e) the Development, Commercialization, or Manufacture of Compounds, Licensed Compounds or Licensed Products anywhere in the world after the Term or in any Terminated Territory, including the use of Marketing Related Materials, by or on behalf of EPIZYME or its Affiliates or Third Party sublicensees;

in each case, provided that, such indemnity shall not apply to the extent EISAI has an indemnification obligation pursuant to Section 12.1 for such Loss, in which event each Party shall indemnify the other to the extent of their respective liability for such Loss.

12.3 Procedure.

12.3.1 Notice of Claim. A Person seeking indemnification under this Article 12 (an “Indemnified Party”) shall give prompt written notification to the Party from whom indemnification is sought (the “Indemnifying Party”) of the Third Party Claim for which indemnification may be sought (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Third-Party Claim as provided in this Section 12.3 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give notice).

12.3.2 Assumption of Defense; Participation. Within [**] days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense and, without limiting the Indemnifying Party’s indemnification obligations, the Indemnifying Party shall reimburse the Indemnified Party for all costs and expenses, including reasonable attorneys’ fees and disbursements, incurred by the Indemnified Party in defending itself within [**] days after receipt of any invoice therefor from the Indemnified Party. The Party not controlling such defense may participate therein at its own expense; provided, however, that, if the Indemnifying Party assumes control of such defense and the Indemnified Party in good faith concludes, based on written advice from outside counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such Third Party Claim sufficiently adverse to make unadvisable the representation by the same counsel of both Parties under Law, ethical rules or equitable principles, the Indemnifying Party shall be responsible for the reasonable fees and expenses of a single counsel to the Indemnified Party in connection therewith. The Party controlling such defense shall keep the other Party advised of the status of such Third Party Claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto.

12.3.3 Settlements. The Indemnified Party shall not agree to any settlement of such Third Party Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned. The Indemnifying Party shall not agree to any settlement of such Third Party Claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, that imposes any liability or obligation on the Indemnified Party or that acknowledges fault by the Indemnified Party, without the prior written consent of the Indemnified Party.

12.4 Insurance.

12.4.1 EPIZYME’s Insurance Obligations. Except as may otherwise be provided in a Joint Development and Commercialization Agreement, EPIZYME shall maintain, at its cost,

insurance against liability and other risks associated with its activities and obligations under this Agreement, in such amounts, subject to such deductibles and on such terms as are customary for a company such as EPIZYME for the activities to be conducted by it under this Agreement. EPIZYME shall furnish to EISAI evidence of such insurance upon request.

12.4.2 EISAI’s Insurance Obligations. Except as may otherwise be provided in a Joint Development and Commercialization Agreement, EISAI shall maintain self-insurance against liability and other risks associated with its activities and obligations under this Agreement, including its Clinical Trials and the Commercialization of Licensed Products, in such amounts and on such terms as are customary for a company such as EISAI for the activities to be conducted by it under this Agreement. EISAI shall furnish to EPIZYME evidence of such self-insurance upon request.

12.5 LIMITATION OF LIABILITY. EXCEPT FOR A BREACH OF ARTICLE 8 OR ARTICLE 10 OR FOR CLAIMS OF A THIRD PARTY THAT ARE SUBJECT TO INDEMNIFICATION UNDER THIS ARTICLE 12, NEITHER EPIZYME NOR EISAI, NOR ANY OF THEIR RESPECTIVE AFFILIATES OR SUBLICENSEES, WILL BE LIABLE TO THE OTHER PARTY TO THIS AGREEMENT, ITS AFFILIATES OR ANY OF THEIR SUBLICENSEES FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OR LOST PROFITS OR ROYALTIES, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE.

ARTICLE 13

TERM AND TERMINATION

13.1 Term; Expiration.

13.1.1 Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 13, shall remain in effect until the later of (a) expiration of all payment obligations under this Agreement with respect to all Licensed Products in all countries in the Territory, or (b) if EPIZYME exercises its Profit-Sharing Option with respect to a Licensed Compound, unless otherwise mutually-agreed by the Parties, the expiration or termination of the last to expire Profit-Share Term under any Joint Development and Commercialization Agreement (the “Term”).

13.1.2 Effect of Expiration. After expiration of the Term (but not after early termination) with respect to this Agreement in its entirety pursuant to Section 13.1.1, EISAI shall have a non-exclusive, fully-paid, royalty-free right and license, with the right to grant sublicenses, under the EPIZYME IP, Collaboration IP owned by EPIZYME, and EPIZYME’s interest in the Joint IP, in each case as used at the time of such expiration, to continue to Develop and Commercialize Licensed Products in the Field in the Territory, for so long as it continues to do so.

13.2 Unilateral Termination by EISAI.

13.2.1 Termination for Convenience or Safety.

(a) EISAI shall have the right, at its sole discretion, exercisable at any time to terminate this Agreement with respect to the entire Territory or one or more Major Market Countries, upon ninety (90) days’ prior written notice to EPIZYME hereunder.

(b) EISAI shall have the right, exercisable at any time to terminate this Agreement in its entirety immediately upon written notice to EPIZYME hereunder if EISAI in good faith believes that it is not advisable for EISAI to continue to Develop or Commercialize the Licensed Products from a scientific, regulatory or ethical perspective as a result of a bona fide serious safety issue regarding the use of any Licensed Product.

13.2.2 Cessation of Activities. Without limiting the generality of Section 13.2.1(a), if EISAI or its designated Affiliate or Sublicensee in all material respects ceases (or fails to undertake) Development or Commercialization activities with respect to all Licensed Compounds or Licensed Products, either as a whole or with respect to one or more Major Market Countries (excluding temporary cessation during periods in which EISAI is using Commercially Reasonable Efforts to prepare to resume or commence Development or Commercialization and temporary cessation during periods of [**] months or less in which EISAI is conducting a strategic review of Licensed Products in order to determine whether to resume or commence Development or Commercialization), then if such cessation or failure is consistent with the exercise of Commercially Reasonable Efforts (and therefore not a breach of EISAI’s obligations to use Commercially Reasonable Efforts that is a basis for termination by EPIZYME pursuant to Section 13.3), such cessation or failure shall nonetheless be deemed to constitute a termination by EISAI under Section 13.2.1(a) with respect to the applicable Major Market Country(ies). For clarity, cessation under this Section 13.2.2 with respect to a Major Market Country shall not be deemed to have occurred if (i) EISAI or its designated Affiliate or Sublicensee is performing Development or Commercialization activities with respect to at least one (1) Licensed Compound or Licensed Product with respect to such Major Market Country or (ii) EISAI or its Affiliate is engaged in active negotiations with a Third Party in connection with a license or sublicense in such Major Market Country with respect to any Licensed Compound or Licensed Product.

13.2.3 Termination in Two or More Major Market Countries. For purposes of clarity, notwithstanding anything above in this Section 13.2 to the contrary:

(a) If EISAI exercises its right to terminate with respect to all Major Market Countries pursuant to Section 13.2.1(a) (or EISAI ceases activities with respect to all Major Market Countries pursuant to Section 13.2.2), then this Agreement shall terminate in its entirety, and the applicable effects of termination set forth in Section 13.5.1 shall apply; and

(b) If EISAI exercises its right to terminate with respect to two (2) or more (but not all) Major Market Countries pursuant to Section 13.2.1(a) (or EISAI ceases activities with respect to two (2) or more (but not all) Major Market Countries pursuant to Section 13.2.2), then this Agreement shall terminate solely with respect to such terminated Major Market Countries and the rest of the Territory, but excluding the Major Market Country(ies) which was not terminated, and the effects of termination set forth in Section 13.5.2 shall apply.

13.3 Termination for Cause.

13.3.1 Termination for Material Breach.

(a) Either Party (the “Non-Breaching Party”) may, without prejudice to any other remedies available to it under Law or in equity, terminate this Agreement if the other Party (the “Breaching Party”) shall have materially breached in the performance of its obligations hereunder, and such breach shall have continued for [**] days (or, in the case of a payment breach, [**] days) after written notice thereof was provided to the Breaching Party by the Non-Breaching Party, such notice describing the alleged breach. Subject to Section 13.3.2, any such termination of this Agreement under this Section 13.3.1 shall become effective at the end of such [**] day (or [**] day, as applicable) cure period, unless:

(i) the Breaching Party has cured such breach prior to the expiration of such cure period; or

(ii) such breach is not susceptible to cure within such cure period even with the use of Commercially Reasonable Efforts, in which event the Non-Breaching Party’s right to termination shall be suspended only if and for so long as (A) the Breaching Party has provided to the Non-Breaching Party a written plan that is reasonably calculated to effect a cure, (B) such plan is acceptable to the Non-Breaching Party, and (C) the Breaching Party commits to and does carry out such plan; provided that, unless otherwise mutually agreed by the Parties, in no event shall such suspension of the Non-Breaching Party’s right to terminate extend beyond [**] days after the original cure period.

(b) Notwithstanding the foregoing provisions of this Section 13.3.1, if the applicable material breach is a material breach by EISAI of its obligations under Section 3.2 to use Commercially Reasonable Efforts in one or more, but not all, of the United States, the Major EU Countries and Japan, then EPIZYME’s termination right pursuant to this Section 13.3.1 with respect to such breach shall be limited to a termination only in the Major Market Country(ies) in which there was an uncured breach by EISAI with respect to the obligations of EISAI; provided that (i) if the diligence breach applies to two (but not all) of the United States, the Major EU Countries or Japan, then this Agreement shall be terminated with respect to such Major Market Countries and the rest of the Territory, excluding the Major Market Country(ies) to which the diligence breach does not apply, and (ii) if the diligence breach applies to all Major Market Country(ies), then this Agreement shall be terminated in its entirety.

(c) The right of either Party to terminate this Agreement, or a portion of this Agreement, as provided in this Section 13.3.1 shall not be affected in any way by such Party’s waiver or failure to take action with respect to any previous material breach.

13.3.2 Disagreement. If the Parties reasonably and in good faith disagree as to whether there has been a material breach, the Party that seeks to dispute that there has been a material breach may contest the allegation in accordance with Section 14.1. The cure period for any allegation made in good faith as to a material breach under this Agreement will, subject to Sections 13.3.1 and 14.2, run from the date that written notice was first provided to the Breaching Party by the Non-Breaching Party.

13.4 Termination for EISAI Patent Challenge. If EISAI or any of its Affiliates or Sublicensees:

(a) commences or otherwise voluntarily determines to participate in (other than as may be necessary or reasonably required to assert a cross-claim or a counter-claim or to respond to a court request or order or administrative law request or order) any action or proceeding (including any patent opposition or re-examination proceeding), challenging or denying the validity of any EPIZYME Patent or Collaboration Patent owned by EPIZYME, or any claim of any of the foregoing; or

(b) actively assists any other Person (other than as may be necessary or reasonably required to assert a cross-claim or a counter-claim or to respond to a court request or order or administrative law request or order) in bringing or prosecuting any action or proceeding (including any patent opposition or re-examination proceeding) challenging or denying the validity of any of such Patents or any claim thereof (each activity under the foregoing clause (a) or (b), an “EISAI Patent Challenge”);

then EPIZYME shall have the right to terminate this Agreement upon thirty (30) days’ written notice to EISAI.

13.5 Effects of Termination.

13.5.1 Termination by EISAI for Convenience or Safety; Termination by EPIZYME for Cause or for Patent Challenge. If (w) this Agreement is terminated in its entirety as a result of EISAI’s uncured breach pursuant to Section 13.3.1, (x) EPIZYME terminates this Agreement as a result of an EISAI Patent Challenge pursuant to Section 13.4, (y) EISAI terminates this Agreement in its entirety for convenience pursuant to Section 13.2.1(a) or EISAI terminates this Agreement in its entirety for safety concerns pursuant to Section 13.2.1(b), or (z) this Agreement is terminated in its entirety pursuant to Section 13.2.3, then:

(a) License Termination. All licenses granted to EISAI under Section 5.1.1 and all licenses granted to EPIZYME under Section 5.3.1 of this Agreement shall be terminated and of no further force and effect.

(b) Summary of Activities. Within [**] days after such termination, EISAI shall provide to EPIZYME a fair and accurate summary report of the status and results of its (and its Affiliates’ and Sublicensees’) Development and Commercialization activities for Licensed Compounds and Licensed Products prior to the effective date of termination in the Field in the Territory.

(c) Transition Assistance. Without limiting the generality of the remainder of this Section 13.5.1, EISAI shall use its Commercially Reasonable Efforts, at EPIZYME’s cost, to effect a seamless, timely transition to EPIZYME of all Development, Manufacturing and Commercialization activities and responsibilities for Licensed Compounds and Licensed Products as they exist as of the date of termination in accordance with a transition plan to be mutually agreed by the Parties.

(d) License Grant to EPIZYME. Effective upon such termination, EISAI hereby grants to EPIZYME a perpetual, irrevocable, fully paid-up, exclusive license, with the right to grant sublicenses, under all EISAI IP, Collaboration IP, and Joint IP in each case Controlled by EISAI as of the effective date of termination and used as of the effective date of termination in the Development, Manufacture or Commercialization of the Licensed Compound(s) and Licensed Product(s) as they exist as of the date of termination, solely to continue to Develop, Manufacture or Commercialize such Licensed Compound(s) and Licensed Product(s) in the Field in the Territory; provided that:

(i) the foregoing license shall exclude any license or other rights with respect to any therapeutically active pharmaceutical ingredient that is not a Licensed Compound and which is covered by Patents Controlled by EISAI or any of its Affiliates;

(ii) EISAI shall provide EPIZYME with copies of any and all Third Party agreements with respect to the EISAI Patents and EISAI Know-How that is the subject of the license granted by EISAI to EPIZYME pursuant to this Section 13.5.1(d) and EPIZYME may at any time thereafter exclude all of the EISAI Patents and EISAI Know-How that is the subject of any such Third Party agreement from the grant set forth in this Section 13.5.1(d) by written notice to EISAI, in which event clause (iii) below shall not apply thereafter to such Third Party agreement and EPIZYME shall have no obligations with respect to any amounts that may become payable under such Third Party agreement;

(iii) EPIZYME shall be responsible for (A) making any payments (including royalties, milestones and other amounts) payable by EISAI to Third Parties under any such Third Party agreements that are applicable to the grant to EPIZYME of such license or to the exercise of such license by EPIZYME or any of its Affiliates or sublicensees, by making such payments directly to EISAI and, in each instance, EPIZYME shall make the requisite payments to EISAI and provide the necessary reporting information to EISAI in sufficient time to enable EISAI to comply with its obligations under such Third Party agreements, and (B) complying with any other obligations included in any such Third Party agreements that are applicable to the grant to EPIZYME of such license or to the exercise of such license by EPIZYME or any of its Affiliates or sublicensees; and

(iv) EISAI shall be responsible for paying or providing to any such Third Party any payments or reports made or provided by EPIZYME under this Section 13.5.1(d).

(e) Clinical Development Activities. With respect to any clinical Development activities that are in progress at the time of notice of termination, (i) EPIZYME may elect, in its sole discretion, to complete such clinical Development activities, in which event EISAI shall transfer to EPIZYME all such clinical Development activities as part of the transition plan to be mutually agreed by the Parties under clause (c) above, at EPIZYME’s expense, or (ii) if EPIZYME does not elect to complete such clinical Development activities, EISAI shall promptly discontinue or wind-down, at EISAI’s cost, any such clinical Development activities, and forward all interim and final reports and underlying data from such activities to EPIZYME.

(f) Regulatory Filings. To the extent permitted by Law, EISAI will promptly assign to EPIZYME all Regulatory Approvals, Regulatory Dossiers and Regulatory Materials for Licensed Products. If EISAI is restricted under Law from transferring ownership of any of the foregoing items to EPIZYME (including in order to continue to conduct any transition activities as contemplated in this Section 13.5.1, including the conduct of clinical Development activities, if applicable, pursuant to Section 13.5.1(e) above), EISAI shall grant EPIZYME (or its designee) a right of reference or use to such item (it being understood that EISAI shall use Commercially Reasonable Efforts to transfer the same to EPIZYME after the completion of such transition activities). EISAI shall take all actions reasonably necessary to effect such transfer or grant of right of reference or use to EPIZYME, including by making such filings as may be required with Regulatory Authorities and other Governmental Authorities in the Territory that may be necessary to record such assignment or effect such transfer.

(g) Marketing-Related Materials. Upon EPIZYME’s request, EISAI will promptly transfer and deliver to EPIZYME all promotional materials used by EISAI as of the effective date of termination in the promotion of Licensed Products (and, for purposes of Section 13.5.2, in the Terminated Territory(ies)) (“Marketing-Related Materials”) and effective on such termination EISAI hereby grants to EPIZYME a perpetual, irrevocable, fully paid-up, non-exclusive license, with the right to grant sublicenses, to reproduce, distribute, display, use, modify and exploit, directly or indirectly, any such Marketing-Related Materials, in each case solely in connection with the exploitation of the Licensed Products; provided that neither EPIZYME nor any of its Affiliates or sublicensees shall have any right or license to reproduce, distribute, display, use, modify or exploit any corporate name or logo of EISAI or its Affiliates on such materials. EPIZYME ACKNOWLEDGES AND AGREES THAT (A) EISAI MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE USE OF SUCH MATERIALS, INCLUDING ANY WARRANTY THAT THE MATERIALS ARE FIT FOR ANY PURPOSE OR THAT THE MATERIALS WILL NOT INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF ANY PERSON OR ENTITY, AND (B) NEITHER EISAI NOR ITS AFFILIATES SHALL HAVE ANY LIABILITY OF ANY KIND TO EPIZYME, ITS AFFILIATES OR ANY THIRD PARTY RESULTING FROM OR IN CONNECTION WITH THE USE OF ANY SUCH MATERIALS BY ANY PERSON OR ENTITY.

(h) Trademarks. If the First Commercial Sale of any Licensed Products has occurred as of the effective date of termination, at EPIZYME’s request, EISAI shall assign to EPIZYME any EISAI trademark(s) used with respect to Licensed Products (other than EISAI’s company-specific names and company-specific logos) for use solely in connection with such Licensed Product.

(i) Transfer of Data. Upon EPIZYME’s request, EISAI will promptly provide to EPIZYME copies of pharmacological, toxicological and clinical test data and results, research data, reports and batch records, safety data and all other data, including CMC-related information, formulation information, chemistry and biology data, Controlled by EISAI as of the effective date of termination and used as of the effective date of termination in the Development, Manufacture or Commercialization of the Licensed Products as they exist as of the effective date of termination.

(j) Contracts. EISAI shall assign to EPIZYME, to the extent assignable and included in the transition plan to be agreed by the Parties under clause (c) above, EISAI’s rights in any or all Third Party agreements for licenses, services or supplies used in connection with the Development, Manufacture or Commercialization of Licensed Products, including any Third Party manufacturing agreements and clinical trial agreements (subject to clause (e) above), unless any such agreement covers Combination Products in which any active pharmaceutical ingredient that is not a Licensed Compound is covered by Patents Controlled by EISAI or any of its Affiliates. In any manufacturing agreement relating to the Licensed Products, EISAI shall use Commercially Reasonable Efforts to require that the agreement be assignable to EPIZYME upon termination of this Agreement. To the extent that any such agreement is not assignable by EISAI, then such agreement will not be assigned, and upon the request of EPIZYME, EISAI will cooperate in good faith and use Commercially Reasonable Efforts to allow EPIZYME to obtain and to enjoy the benefits of such agreement in the form of a license or other right to the extent held by EISAI and subject to such Third Party’s rights. In addition, to the extent that any such Third Party agreement is not specific to Licensed Products (and, for purposes of Section 13.5.2, Terminated Territory(ies)), and EISAI needs to retain such agreement for its own purposes unrelated to the applicable Licensed Products (and, for purposes of Section 13.5.2, Terminated Territory(ies)), EISAI will cooperate in good faith and use Commercially Reasonable Efforts to allow EPIZYME to obtain and to enjoy the benefits of such agreement with respect to the applicable Licensed Products (and, for purposes of Section 13.5.2, Terminated Territory(ies)) in the form of a sublicense, subcontract or other right, subject to such Third Party’s rights.

(k) Manufacturing. Upon EPIZYME’s request, EISAI shall, as part of the transition plan to be mutually agreed by the Parties under clause (c) above, at EPIZYME’s expense, transfer to EPIZYME (or its designee) any processes, documents, materials and other Know-How, to the extent the foregoing is Controlled by EISAI as of the effective date of termination and used in the Manufacture of Licensed Products in the Field as they exist as of the date of termination; provided that, EISAI shall, upon EPIZYME’s request and pursuant to a supply agreement to be negotiated in good faith by the Parties, at a purchase price equal to EISAI’s Cost of Goods plus [**] percent ([**]%), continue to supply EPIZYME with clinical and commercial quantities of such Licensed Product in the dosage strength, formulation and presentation under Development or being Commercialized by EISAI, in either case, as of the effective date of termination, until the earlier of: (i) [**] months after the effective date of termination; or (ii) establishment by EPIZYME of an alternative supply for such Licensed Product on commercially reasonable terms.

(l) Existing Inventory. At EPIZYME’s election, EISAI will transfer to EPIZYME such portion of EISAI’s existing inventory of Licensed Products (including clinical trial materials and synthetic intermediates, if applicable) that EPIZYME elects and, with respect to any commercial supply, that is in good and saleable condition, in its original, unopened packaging, at EISAI’s Cost of Goods for such Licensed Products.

(m) Prosecution and Enforcement. The provisions of Article 9 shall be terminated, except Section 9.1. In addition, as between the Parties, EPIZYME shall have the right (but not the obligation) to prosecute, maintain and enforce all EISAI Collaboration Patents that are primarily applicable to EZH2 or EZH2 Compounds and licensed to EPIZYME pursuant to clause (d) above, under the same terms and to the same extent as EISAI had the right to prosecute, maintain and enforce the EPIZYME Collaboration Patents under Article 9 during the Term. EISAI shall provide such assistance and cooperation as may be reasonably necessary in connection with the transition of prosecution and enforcement responsibilities to EPIZYME with respect to such EISAI Collaboration Patents, including execution of such documents as may be necessary to effect such transition.

(n) Final Reconciliation; Joint Development and Commercialization Agreement. If EPIZYME had exercised its Profit-Sharing Option with respect to any Shared Product(s), (i) the Parties shall also perform a final reconciliation of applicable Net Profits/Losses through the effective date of termination with respect to such Shared Product(s) as provided in the applicable Joint Development and Commercialization Agreement, and (ii) except as set forth in the immediately preceding subsection (i) or as may otherwise be provided under the applicable Joint Development and Commercialization Agreement, such Joint Development and Commercialization Agreement, and the Parties’ rights and obligations thereunder, shall terminate in its entirety.

Notwithstanding the foregoing provisions of this Section 13.5.1, if EISAI terminates this Agreement in accordance with Section 13.2.1(b) as a result of a bona fide serious safety issue regarding the use of any Licensed Product that EISAI in good faith believes makes the continued Development or Commercialization of the Licensed Products unadvisable from a scientific, regulatory or ethical perspective, then the foregoing clauses (c) through (m) of this Section 13.5.1 shall not apply; provided that EISAI, for itself and its Affiliates, hereby covenants and agrees not to assert any Patent rights Controlled by EISAI or its Affiliates against EPIZYME or its Affiliates, or any of their successors, assigns, (sub)licensees, distributors, manufacturers or customers, with respect to the Manufacture, use, offer for sale, sale or importation of Licensed Compounds and Licensed Products.

13.5.2 Termination of One or More, but Not All, Major Market Countries by EISAI for Convenience; Termination of One or More, but Not All, Major Market Countries by EPIZYME for Cause. If (y) EPIZYME terminates this Agreement with respect to one or more, but not all, Major Market Countries as a result of EISAI’s uncured breach pursuant to Section 13.3.1, or (z) EISAI terminates (or is deemed to terminate) this Agreement solely with respect to one or more, but not all, Major Market Countries for convenience pursuant to Section 13.2.1(a) (upon any termination under the foregoing clause (y) or (z), each such terminated Major Market Country and, if two (but not all) Major Market Countries are terminated, the rest of the Territory (excluding the Major Market Country(ies) which is not terminated) shall be deemed a “Terminated Territory”), then:

(a) Certain Effects of Termination. The effects of termination set forth in 13.5.1(b) (Summary of Activities), 13.5.1(c) (Transition Assistance), 13.5.1(g) (Marketing-Related Materials), 13.5.1(h) (Trademarks), 13.5.(i) (Transfer of Data), 13.5.1(j) (Contracts), 13.5.1(k) (Manufacturing), 13.5.1(l) (Existing Inventory) and 13.5.1(m) (Prosecution and Enforcement) above shall apply solely with respect to the Terminated Territory(ies).

(b) Exclusion of Licenses. All rights and licenses granted by EPIZYME hereunder (i) shall automatically be deemed to be amended to exclude, if applicable, the right to market, promote, detail, distribute, import, sell, offer for sale, file any NDA for, or seek any Regulatory Approval for Licensed Products in such Terminated Territory(ies) and (ii) shall otherwise survive and continue in effect in such Terminated Territory(ies) solely for the purpose of furthering any Commercialization of the Licensed Products in the Territory or any Development in support thereof.

(c) License Grant to EPIZYME. Effective upon such termination, EISAI hereby grants to EPIZYME a perpetual, irrevocable, fully paid-up, exclusive license, with the right to grant sublicenses, under all EISAI IP, Collaboration IP, and Joint IP in each case Controlled by EISAI as of the effective date of termination and used as of the effective date of termination in the Development, Manufacture or Commercialization of the Licensed Compound(s) and Licensed Product(s) as they exist as of the date of termination in such Terminated Territory(ies), solely to continue to Commercialize such Licensed Compound(s) and Licensed Product(s) in the Field in such Terminated Territory(ies), to Develop such Licensed Compound(s) and Licensed Product(s) anywhere in the world in support of such Commercialization in such Terminated Territory(ies), and to Manufacture such Licensed Compound(s) and Licensed Product(s) anywhere in the world in support of such Development or such Commercialization in such Terminated Territory(ies); provided that:

(i) the foregoing license shall exclude any license or other rights with respect to any therapeutically active pharmaceutical ingredient that is not a Licensed Compound and which is covered by Patents Controlled by EISAI or any of its Affiliates;

(ii) EISAI shall provide EPIZYME with copies of any and all Third Party agreements with respect to the EISAI Patents and EISAI Know-How that is the subject of the license granted by EISAI to EPIZYME pursuant to this Section 13.5.2(c) and EPIZYME may at any time thereafter exclude all of the EISAI Patents and EISAI Know-How that is the subject of any such Third Party agreement from the grant set forth in this Section 13.5.2(c) by written notice to EISAI, in which event clause (iii) below shall not apply thereafter to such Third Party agreement and EPIZYME shall have no obligations with respect to any amounts that may become payable under such Third Party agreement;

(iii) EPIZYME shall be responsible for (A) making any payments (including royalties, milestones and other amounts) payable by EISAI to Third Parties under any such Third Party agreements that are applicable to the grant to EPIZYME of such license or to the exercise of such license by EPIZYME or any of its Affiliates or sublicensees, by making such payments directly to EISAI and, in each instance, EPIZYME shall make the requisite payments to EISAI and provide the necessary reporting information to EISAI in sufficient time to enable EISAI to comply with its obligations under such Third Party agreements, and (B) complying with any other obligations included in any such Third Party agreements that are applicable to the grant to EPIZYME of such license or to the exercise of such license by EPIZYME or any of its Affiliates or sublicensees; and

(iv) EISAI shall be responsible for paying or providing to any such Third Party any payments or reports made or provided by EPIZYME under this Section 13.5.2(c).

(d) Regulatory Filings. EISAI shall:

(i) promptly assign to EPIZYME or, if such assignment is not permitted by Law, grant to EPIZYME a right of reference or use to, Regulatory Approvals, Regulatory Dossiers and Regulatory Materials for Licensed Products in the Terminated Territory(ies) as they exist as of the date of termination and as they may be modified after the date of termination; provided that EISAI retains a right of reference under any Regulatory Approvals, Regulatory Dossiers and Regulatory Materials transferred pursuant to this clause (i) as necessary or reasonably useful for EISAI to Commercialize Licensed Products in the Territory, Develop Licensed Products in support of such Commercialization, or Manufacture Licensed Products in support of such Development or Commercialization; and

(ii) to the extent necessary for EPIZYME to assume Development, Manufacture or Commercialization of Licensed Products in any Terminated Territory(ies), (A) grant EPIZYME (or its designee) a right of reference or use to any and all Regulatory Approvals, Regulatory Dossiers and Regulatory Materials for Licensed Products related to any country(ies) or jurisdiction(s) of the Territory with respect to which EISAI retains its licenses under this Agreement (i.e., country(ies) or jurisdiction(s) within the Territory other than the Terminated Territory(ies)) as such Regulatory Approvals, Regulatory Dossiers and Regulatory Materials exist as of the date of termination; and (B) sign, and cause its Affiliates to sign, any instruments reasonably requested by EPIZYME in order to effect the grants contemplated in the foregoing subclause (A).

(e) Final Reconciliation; Joint Development and Commercialization Agreement. If the Terminated Territory(ies) include the United States, and if EPIZYME had exercised its Profit-Sharing Option with respect to any Shared Product(s), (i) the Parties shall also perform a final reconciliation of applicable Net Profits/Losses through the effective date of termination with respect to such Shared Product(s) as provided in the applicable Joint Development and Commercialization Agreement, and (ii) except as set forth in the immediately preceding subsection (i) or as may otherwise be provided under the applicable Joint Development and Commercialization Agreement, such Joint Development and Commercialization Agreement, and the Parties’ rights and obligations thereunder, shall terminate in its entirety.

(f) Exclusivity. For the avoidance of doubt, the provisions of Section 8.1 shall not be deemed to be violated by the conduct of any of the activities within the scope of the license granted to EPIZYME pursuant to Section 13.5.2(c) above. Notwithstanding anything in Section 8.1 to the contrary, the Parties’ exclusivity obligations under Section 8.1 shall terminate with respect to the Terminated Territory(ies) upon the latest of (i) the expiration of Patent-Based Exclusivity in such Terminated Territory(ies) with respect to all Licensed Product(s) existing as of the date of termination in such Terminated Territory(ies); (ii) the expiration of Regulatory-Based Exclusivity in such Terminated Territory(ies) with respect to all Licensed Product(s) existing as of the date of termination in such Terminated Territory(ies), provided that for purposes of this Section 13.5.2(f) only, all references to EISAI in the definition of Regulatory-Based Exclusivity shall be deemed references to EISAI or EPIZYME; and (iii) the tenth (10th) anniversary of the First Commercial Sale by either EISAI or EPIZYME in the Terminated Territory(ies) of a Licensed Product existing as of the date of termination in such Terminated Territory(ies), provided that for purposes of this Section 13.5.2(f) only, all references to EISAI in the definition of First Commercial Sale shall be deemed references to EISAI or EPIZYME.

13.5.3 Termination by EISAI for Cause. If EISAI terminates this Agreement in its entirety pursuant to Section 13.3.1 as a result of EPIZYME’s uncured material breach, then:

(a) the licenses granted under this Agreement to each Party shall be terminated and of no further force and effect;

(b) if EPIZYME had exercised its Profit-Sharing Option, (i) the Parties shall also perform a final reconciliation of applicable Net Profits/Losses through the effective date of termination with respect to such Shared Product(s) as provided in the applicable Joint Development and Commercialization Agreement, and (ii) except as set forth in the immediately preceding subsection (i) or as may otherwise be provided under the applicable Joint Development and Commercialization Agreement, such Joint Development and Commercialization Agreement, and the Parties’ rights and obligations thereunder, shall terminate in its entirety;

(c) the last sentence of Section 7.2.3 shall apply; and

(d) EISAI shall have the right to pursue any remedies that may be available to it hereunder or at law.

13.6 Accrued Rights; Surviving Provisions.

13.6.1 Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination or expiration, including the payment obligations under Article 7 hereof, and any and all damages or remedies arising from any breach hereunder. Such termination or expiration shall not relieve any Party from obligations which are expressly indicated to survive termination of this Agreement.

13.6.2 The provisions of Sections 2.6.2, 5.4, 5.5, 9.1, 11.5, 13.1.2, 13.5, 13.6, and Articles 1 (to the extent definitions are required to interpret the surviving provisions of this Agreement), 7 (to the extent any amounts are due but unpaid as of the effective date of termination, to the extent provisions of Article 7 relate to payment obligations that otherwise survive pursuant to Section 13.5 and Section 7.9 in accordance with its terms), 10, 12 and 14 shall survive the termination of this Agreement in its entirety or expiration of this Agreement, as applicable, in accordance with their respective terms and conditions, and for the duration stated, and where no duration is stated, shall survive indefinitely. Article 10 shall survive for a period of [**] years after the effective date of termination or expiration of this Agreement.

ARTICLE 14

MISCELLANEOUS

14.1 Dispute Resolution. Except with respect to disputes as to matters within the authority of the JSC, which shall be determined in accordance with Section 4.1.5 and which shall not be subject to this Section 14.1 (for purposes of clarity, neither shall such dispute be subject to arbitration pursuant to Section 14.2), if a dispute between the Parties arises under this Agreement, either Party shall have the right to refer such dispute in writing to the respective Executive Officers, and such Executive Officers shall attempt in good faith to resolve such dispute. If the Executive Officers are unable to resolve a given dispute pursuant to this Section 14.1 within [**] days after referring such dispute to the Executive Officers, either Party may have the given dispute settled by binding arbitration pursuant to Section 14.2.

14.2 Arbitration Request. If a Party intends to begin an arbitration to resolve a dispute arising under this Agreement, such Party shall provide written notice (the “Arbitration Request”) to the other Party of such intention and a statement of the issues for resolution. From the date of the Arbitration Request and until such time as the dispute has become finally settled, the running of the time periods as to which the other Party must cure a breach of this Agreement becomes suspended as to any breach that is the subject matter of the dispute.

14.2.1 Additional Issues. Within [**] days after the receipt of the Arbitration Request, the other Party may, by written notice, add additional issues for resolution in a statement of counter-issues.

14.2.2 No Arbitration of Patent Issues. Any dispute, controversy or claim relating to the scope, validity, enforceability, infringement, inventorship or ownership of any Patents shall be submitted to a court of competent jurisdiction in the country in which such patent rights apply.

14.2.3 Arbitration Procedure. Any arbitration pursuant to this Article 14 will be held in New York, New York, United States unless another location is mutually agreed by the Parties. The arbitration will be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16, to the exclusion of any inconsistent state Law. The Parties shall mutually agree on the rules to govern discovery and the rules of evidence for the arbitration within [**] days after the Arbitration Request. If the Parties fail to timely agree to such rules, the United States Federal Rules of Civil Procedure will govern discovery and the United States Federal Rules of Evidence will govern evidence for the arbitration. The arbitration will be conducted by a single arbitrator knowledgeable in the subject matter at issue in the dispute and acceptable to both Parties; provided that, the Parties may by mutual agreement elect to have the arbitration conducted by a panel of three (3) arbitrators. If the Parties fail to agree on a mutually acceptable arbitrator within [**] days after the Arbitration Request, then the arbitrator shall be selected by the New York, New York office of the AAA. The arbitrator may proceed to an award, notwithstanding the failure of either Party to participate in the proceedings. The arbitrator shall, within [**] days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The arbitrator shall be limited in the scope of his or her authority to resolving only the specific matter which the Parties have referred to arbitration for resolution and shall not have authority to render any decision or award on any other issues. Subject to Section 12.5, the arbitrator shall be authorized to award compensatory damages, but shall not be authorized to award punitive, special, consequential, or any other similar form of damages, or to reform, modify or materially change this Agreement. The arbitrator also shall be authorized to grant any temporary, preliminary or permanent equitable remedy or relief the arbitrator deems just and equitable and within the scope of this Agreement, including an injunction or order for specific performance. The Parties hereby expressly agree to waive the right to appeal from the decisions of the arbitrator, and there shall be no appeal to any court or other authority (government or private) from the decision of the arbitrator. Judgment on the award rendered by the arbitrator may be enforced in any court having competent jurisdiction thereof, subject only to revocation of the award on grounds set forth in the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards.

14.2.4 Costs. Each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrator.

14.2.5 Preliminary Injunctions. Notwithstanding anything in this Agreement to the contrary, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis, pending the award of the arbitrator on the ultimate merits of any dispute.

14.2.6 Confidentiality. All proceedings and decisions of the arbitrator shall be deemed Confidential Information of each of the Parties, and shall be subject to Article 10.

14.3 Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the Laws of the State of New York excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.. The provisions of the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement or any subject matter hereof.

14.4 Assignment. Neither Party may assign this Agreement without the consent of the other Party, except as otherwise provided in this Section 14.4. Either Party may assign this Agreement in whole or in part to any Affiliate of such Party without the consent of the other Party; provided that, such assigning Party provides the other Party with written notice of such assignment, the Affiliate agrees in writing to assume performance of all assigned obligations, and the assigning Party shall remain primarily liable for the performance of its obligations under this Agreement by such Affiliate. Further, subject to the remainder of this Section 14.4, each Party may assign this Agreement, and all of its rights and obligations hereunder, without the consent of the other Party, to its successor in interest by way of merger or consolidation or in connection with the sale of all or substantially all of its business or assets to which this Agreement relates; provided that, such assigning Party provides the other Party with written notice of such assignment and the assignee agrees in writing to assume performance of all assigned obligations. Any purported assignment in violation of this Section 14.4 shall be null and void.

14.5 Performance Warranty. Each Party hereby acknowledges and agrees that it shall be responsible for the full and timely performance as and when due under, and observance of all the covenants, terms, conditions and agreements set forth in this, Agreement by its Affiliate(s) and Sublicensees.

14.6 Force Majeure. No Party shall be held liable or responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation (other than a payment obligation) of this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, force majeure is defined as causes beyond the control of the Party, including acts of God; material changes in Law; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemic; and failure of public utilities or common carriers. In such event EPIZYME or EISAI, as the case may be, shall immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled for up to a maximum of ninety (90) days, after which time EPIZYME and EISAI shall promptly meet to discuss in good faith how to best proceed in a manner that maintains and abides by the Agreement. To the extent possible, each Party shall use reasonable efforts to minimize the duration of any force majeure.

14.7 Notices. Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by, facsimile transmission (receipt verified), or international overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

If to EPIZYME,

addressed to:	Epizyme, Inc.
840 Memorial Drive
Cambridge, Massachusetts 02139
Attention: Chief Business Officer
Telephone: (617) 500-0712
Facsimile: (617) 349-0707

with a copy to:	WilmerHale LLP
60 State Street
Boston, MA 02109
Attention: David E. Redlick, Esq.
Steven D. Barrett, Esq.
Telephone: (617) 526-6000
Facsimile: (617) 526-5000

If to EISAI,

addressed to:	Eisai Co., Ltd.
Koishikawa 4-6-10
Bunkyo-Ku
Tokyo 112-8088
Japan
Attention: Chief Product Creation Officer
Telephone: 81-3-3817-5149
Facsimile: 81-3-3811-1459

with copies to:	Eisai Co., Ltd.
Koishikawa 4-6-10
Bunkyo-Ku
Tokyo 112-8088
Japan
Attention: General Counsel
Telephone: 81-3-3817-5089
Facsimile: 81-3-3811-5535

and	Eisai Inc.
100 Tice Blvd.
Woodcliff Lake, NJ 07677
Attention: President
General Counsel
Telephone: (201) 746-2305
Facsimile: (201) 746-3201

or to such other address for such Party as it shall have specified by like notice to the other Party, provided that notices of a change of address shall be effective only upon receipt thereof. If delivered personally or by facsimile transmission, the date of delivery shall be deemed to be the day on which such notice or request was given, or if such day is not a Business Day, the first Business Day thereafter. If sent by overnight express courier service, the date of delivery shall be deemed to be the second Business Day after such notice or request was deposited with such service.

14.8 Export Clause. Each Party acknowledges that the Laws of the United States restrict the export and re-export of certain commodities and technical data of United States origin. Each Party agrees that it will not export or re-export restricted commodities or the technical data of the other Party in any form without the appropriate United States and foreign government licenses.

14.9 Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Law or otherwise available except as expressly set forth herein.

14.10 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement (“Severed Clause”), all other provisions hereof shall remain in full force and effect in such jurisdiction except for such Severed Clause, and such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction. The Parties shall consult and use good faith efforts to agree upon a valid and enforceable provision which shall be a reasonable substitute for such Severed Clause in light of the intent of this Agreement.

14.11 Entire Agreement. This Agreement and any Joint Development and Commercialization Agreement(s), together with the Exhibits hereto and thereto, set forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter of this Agreement and supersede and terminate all prior agreements and understandings between the Parties with respect to the subject matter of this Agreement. In particular, and without limitation, this Agreement supersedes and replaces the Existing Confidentiality Agreement and any and all term sheets relating to the transactions contemplated by this Agreement and exchanged between the Parties prior to the Effective Date. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties with respect to the subject matter of this Agreement other than as set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of the Parties. In the event of any conflict between the terms of this Agreement and any Joint Development and Commercialization Agreement, the terms of such Joint Development and Commercialization Agreement shall govern.

14.12 Independent Contractors. Nothing herein shall be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture between the Parties. Each Party is an independent contractor. Neither Party shall assume, either directly or indirectly, any liability of or for the other Party. Neither Party shall have the authority to bind or obligate the other Party and neither Party shall represent that it has such authority.

14.13 Non-solicitation of Key Employees. During the period commencing on the Effective Date and ending upon the earlier of (a) the date of expiration, pursuant to Section 6.1.4, of the Profit-Sharing Option for the first Licensed Compound for which the Profit-Sharing Option becomes available under Section 6.1, if EPIZYME does not exercise its Profit-Sharing Option with respect to such Licensed Compound, and (b) the date of First Commercial Sale of any Shared Product in the United States, if EPIZYME exercises any Profit-Sharing Option, neither Party shall solicit any Key Employee to leave the employment of the other Party and accept employment or work as a consultant with the soliciting Party. Notwithstanding the foregoing, nothing herein shall restrict or preclude either Party’s right to make generalized searches for employees by way of a general solicitation for employment placed in a trade journal, newspaper or website. For purposes of this Section 14.13, “Key Employee” means any employee who is material to the performance of the Collaboration hereunder, including any members of the JSC or any Subcommittee thereof.

14.14 Headings; Construction; Interpretation. Headings used herein are for convenience only and shall not in any way affect the construction of or be taken into consideration in interpreting this Agreement. The terms of this Agreement represent the results of negotiations between the Parties and their representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and each of the Parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of Law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement. Any reference in this Agreement to an Article, Section, subsection, paragraph, clause or Exhibit shall be deemed to be a reference to any Article, Section, subsection, paragraph, clause or Exhibit, of or to, as the case may be, this Agreement. Except where the context otherwise requires, (a) any definition of or reference to any agreement, instrument or other document refers to such agreement, instrument other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any Law refers to such Law as from time to time enacted, repealed or amended, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof, (d) the words “include,” “includes,” and “including,” shall be deemed to be followed by the phrase “but not limited to,” “without limitation” or words of similar import, (e) the word “or” is used in the inclusive sense (and/or) and (f) the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders.

14.15 Books and Records. Any financial books and records to be maintained under this Agreement by a Party or its Affiliates or Sublicensees shall be maintained in accordance with the accounting principles customarily used by such Person in the applicable country (“GAAP”), consistently applied, except that the same need not be audited.

14.16 Further Actions. Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement.

14.17 Parties in Interest. All of the terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by the Parties hereto and their respective successors and permitted assigns. The covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors, permitted assigns and, with respect to indemnification under Article 12, the indemnitees identified thereunder, and they shall not be construed as conferring any rights on any other Persons.

14.18 Performance by Affiliates. To the extent that this Agreement imposes obligations on Affiliates of a Party, such Party agrees to cause its Affiliates to perform such obligations.

14.19 Counterparts. This Agreement may be signed in counterparts, each and every one of which shall be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies from separate computers or printers. Facsimile signatures and signatures transmitted via PDF shall be treated as original signatures.

[Signature page to follow]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Epizyme, Inc.

By:	/s/ Robert Gould
Name:	Robert Gould
Title:	President and CEO

Eisai Co., Ltd.

By:	/s/ Hideki Hayashi
Name:	Hideki Hayashi
Title:	Executive Vice President and Chief Product Creation Officer

EXHIBIT A

Development Candidate Selection Criteria

•	Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of two pages were omitted. [**]

A-1

EXHIBIT B

EPIZYME Patents

(as of the Effective Date)

I. Owned Patents

Origin	Country	Title	Inventor List	Appl’n Status	Serial Number	Filing Date	Publication Number	Publication Date	Patent Number	Issue Date	Expiration Date
[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]

II. In-Licensed Patents

Origin	Country	Title	Inventor List	Appl’n Status	Serial Number	Filing Date	Publication Number	Publication Date	Patent Number	Issue Date	Expiration Date
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]

B-1

EXHIBIT C

Lead Candidate Criteria

•	Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of one page was omitted [**].

C-1

EXHIBIT D

Initial Research and Development Plan

Table 1: EZH2 Program – Current Lead Series

	Stage 1: [**]	Stage 2: [**]	Stage 3: [**]
Target timing	[**]	[**]	[**]
Responsible Party	[**]	[**]	[**]
Key activities to milestone	[**]	[**]	[**]
Overall cost to next milestone	Epizyme FTEs: [**] External: $[**]	Epizyme FTEs: [**] External: $[**]	Epizyme FTEs: [**] External: $[**]

[4]	Breakdown of EZH2 costs to reach stage 1

Epizyme FTEs: [**]

External total: $[**]

[5]	Breakdown of EZH2 cost to proceed from stage 1 to stage 2

Epizyme FTEs: [**]

External total: $[**]

[6]	Breakdown of EZH2 cost to proceed from stage 2 to stage 3

Epizyme FTEs: [**]

External total: $[**]

Stage 1 External Spend - $[**]

Biological Sciences - $[**]

	[	**]	[	**]

	[	**]	[	**]

Biochem and Mol Pharm - $[**]

	[	**]	[	**]

Protein and Structural Sciences - $[**]

	[	**]	[	**]

Medicinal Chemistry - $[**]

	[	**]	[	**]

	[	**]	[	**]

	[	**]	[	**]

	[	**]	[	**]

Stage 2 External Spend - $[**]

IND Enabling Studies - $[**]

	[	**]	[	**]

	[	**]	[	**]

	[	**]	[	**]

	[	**]	[	**]

	[	**]	[	**]

	[	**]	[	**]

	[	**]	[	**]

	[	**]	[	**]

In vivo pharmacology - $[**]

	[	**]	[	**]

Biomarker studies - $[**]

	[	**]	[	**]

Stage 3 External Spend - $[**]

API and Drug Product Manufacture - $[**]

	[	**]	[	**]

	[	**]	[	**]

Phase I clinical studies - $[**]

	[	**]	[	**]

EXHIBIT E

Joint Development and Commercialization Agreement Term Sheet

All capitalized terms used but not otherwise defined in this Exhibit E will have the meanings ascribed to them in the Collaboration and License Agreement (the “CLA”).

1. Parties. Epizyme, Inc. (“EPIZYME”) and Eisai Co., Ltd. or an Affiliate designated by Eisai Co., Ltd. (“EISAI”).

2. Product and Indications: Shared Product for all Indications in the Field for which such Shared Product is Developed or Commercialized in the U.S. The Parties will focus their Development and Commercialization efforts with respect to the Shared Product on particular Indication(s) as set forth in the Joint Development Plan and Joint Commercialization Plan (each as defined below).

3. Territory: U.S.

4. Term: Profit-Share Term, unless earlier terminated in accordance with the CLA or the terms of an applicable Joint Development and Commercialization Agreement (the “JDCA”).

5. Conduct of Joint Development and Commercialization: The Parties shall jointly Develop and Commercialize the Shared Product in the U.S. in accordance with the Joint Development Plan and Joint Commercialization Plan and the terms of the JDCA, including, unless otherwise agreed by the Parties, the terms of this Exhibit E.

6. Committees:

a) Joint Steering Committee. The Parties shall establish a joint steering committee (the “JSC”) to perform the reconciliation of Net Profits/Losses, to oversee the Parties’ Development and Commercialization of Shared Products for the United States, and to attempt to resolve disputes in the JDC and JMC (each as defined below).

b) Joint Development Committee. The Parties shall establish a joint development committee (the “JDC”) to review and approve amendments to the Joint Development Plan and to monitor the Parties’ Development activities under the JDCA.

c) Joint Marketing Committee. The Parties shall establish a joint marketing committee (the “JMC”) to review and approve the initial Joint Commercialization Plan and all amendments thereto and to monitor the Parties’ Commercialization activities under the JDCA.

d) The terms with respect to membership, meetings, minutes, decision-making and subcommittees with respect to each of the JSC, JDC and JMC shall be substantially the same as those set forth in Article 4 of the CLA.

7. Joint Development and Joint Commercialization Plans:

a) Joint Development Plan. The Parties shall mutually agree upon the joint plan for Development of the Shared Product for the U.S. (the “Joint Development Plan”) promptly following the applicable Notice of Exercise, which plan shall include the target Indications and patient populations, corresponding Development activities to be performed by each Party, anticipated timelines, clinical supply forecasts, and the budget of Shared Development Costs. The Joint Development Plan may be amended or updated from time to time by mutual agreement of the Parties through the JDC, including any amendments or updates to any anticipated timelines or to the then-current budget.

b) Joint Commercialization Plan. At an appropriate time to be mutually agreed by the Parties through the JMC (but in any event [**] months prior to commercial launch of the applicable Shared Product in the United States), the Parties through the JMC shall mutually agree upon the initial joint plan for Commercialization of such Shared Product for the U.S. (the “Joint Commercialization Plan”), with the goal that each Party’s participation in the Commercialization of Shared Product for the U.S. shall, to the extent practicable, be substantially equal on an ongoing basis, provided that a Party shall not be assigned a particular Commercialization activity or responsibility unless it has the capacity and capability to undertake such activity or responsibility, as determined by the JMC. The Joint Commercialization Plan may be amended or updated from time to time by mutual agreement of the Parties through the JMC, including any amendments or updates to any anticipated timelines or to the then-current budget. The Joint Commercialization Plan shall encompass the planned Commercialization strategy in the U.S. for the applicable Shared Product and shall set forth the corresponding budget of Shared Commercialization Costs, anticipated timelines, Commercialization activities to be performed by each Party, commercial supply forecasts, and the other matters described below. The initial Joint Commercialization Plan shall include the budgeted Shared Commercialization Costs for pre-launch Commercialization activities in the U.S. and for Commercialization activities through at least [**] Calendar Years after the First Commercial Sale of the Shared Product in the U.S. Thereafter, the Joint Commercialization Plan shall be updated by the Parties, through the JMC, on an [**] basis. The Joint Commercialization Plan shall contain at a minimum, solely in regards to the U.S., the following (unless otherwise mutually agreed by the Parties):

(1) wholesale acquisition cost (“WAC”) pricing strategy, publication strategy (with the Parties to agree on roles and responsibilities), market research and strategy, including market size, dynamics, growth, customer segmentation, competitive analysis and Shared Product positioning;

(2) sales forecast for the next [**] Calendar Years;

(3) medical education plan which shall set forth medical science liaison (“MSL”) and medical affairs strategies and activities, including meetings with key opinion leaders, consultancy meetings or programs, non-promotional activities, conferences, budgets and strategies for grant disbursements, medical information services, managing relationships with cooperative groups, and establishing and implementing risk, evaluation and mitigation strategies.

(4) advertising and promotion programs and strategies, including sales literature, promotional premiums, media plans, symposia and speaker programs;

(5) sales plans and activity, including sales force training, and for each Party, development of appropriate sales training materials, and strategy and budget for samples;

(6) post-marketing studies not required to obtain or maintain Regulatory Approvals to be conducted;

(7) the total Details required to support the Shared Product, the responsibility for which Details shall be allocated 50/50 between the Parties (unless otherwise mutually agreed by the Parties), and the number of Sales Representatives and Details to be provided by each Party in such period;

(8) the number of MSLs and medical affairs personnel and allocation between the Parties of MSL and medical affairs coverage for the United States, the responsibility for which MSLs and medical affairs coverage shall be allocated 50/50 between the Parties (unless otherwise mutually agreed by the Parties), with the goal of having each Party participate on a meaningful basis in such activities;

(9) the Party(ies) that is responsible for each Commercialization activity; provided that, unless otherwise agreed by the Parties, the Parties shall jointly plan and participate in, and EISAI shall be solely responsible for administering, activities under the medical education plan with respect to meetings with key opinion leaders, consultancy meetings or programs, conferences, grant disbursements, and medical information services (including responding to physician inquiries).

8. Responsibilities of the Parties Generally: Each Party shall use Commercially Reasonable Efforts to fulfill all responsibilities assigned to it under the Joint Development Plan and the Joint Commercialization Plan and shall comply with the JDCA and all Laws. Neither Party shall be required to undertake specific activities with respect to the Development and Commercialization of the Shared Product for the U.S. unless such assigned activities are set forth in a Joint Development Plan or Joint Commercialization Plan.

a) EPIZYME Responsibilities:

i) EPIZYME shall undertake the responsibilities allocated to EPIZYME (A) in the Joint Development Plan under the direction and oversight of the JDC and (B) in the Joint Commercialization Plan under the direction and oversight of the JMC;

ii) EPIZYME shall use (A) an appropriate management infrastructure to supervise the Sales Representatives, MSLs, medical affairs personnel and other appropriate functional groups (collectively, “Commercialization Personnel”) employed by EPIZYME and required to oversee performance of EPIZYME’s Commercialization obligations under the Joint Commercialization Plan, including performance of its Detail Requirements, and (B) Commercialization Personnel of sufficient number and adequate experience to implement its responsibilities under the Joint Commercialization Plan; and

iii) EPIZYME shall work together and coordinate with EISAI with respect to the preparation and submission of regulatory applications, and obtaining and maintaining Regulatory Approvals, in the U.S. with respect to the Shared Product; provided that all such applications and Regulatory Approvals shall be owned by, and in the name of, EISAI.

b) EISAI Responsibilities:

i) EISAI shall undertake the responsibilities allocated to EISAI (A) in the Joint Development Plan under the direction and oversight of the JDC and (B) in the Joint Commercialization Plan under the direction and oversight of the JMC;

ii) Unless otherwise mutually agreed by the Parties, subject to JDC oversight, (A) EISAI shall be responsible, in consultation with EPIZYME, for preparing and submitting regulatory applications to Regulatory Authorities in order to obtain the Regulatory Approvals with respect to the Shared Product, and EISAI shall own and maintain all Regulatory Approvals, and (B) EISAI shall be responsible, in consultation with EPIZYME, for communicating and meeting with Regulatory Authorities with respect to the Shared Product, provided that (x) EISAI shall share with EPIZYME material written communications it receives from Regulatory Authorities and (y) if EPIZYME so requests, and to the extent permitted by applicable Law, one (1) representative of EPIZYME shall have the right to be present in any such communications and meetings with Regulatory Authorities;

iii) EISAI shall use (A) an appropriate management infrastructure to supervise the Commercialization Personnel employed by EISAI and required to oversee performance of EISAI’s Commercialization obligations under the Joint Commercialization Plan, including performance of its Detail Requirements, and (B) Commercialization Personnel of sufficient number and adequate experience to implement its responsibilities under the Joint Commercialization Plan;

iv) EISAI shall have the sole right and responsibility to (A) subject to the WAC pricing strategy adopted by the Parties in the Joint Commercialization Plan, determine the price and other terms of sale for the Shared Product (including discounts, rebates, and the like) and (B) record and collect payment for sales of the Shared Product throughout the U.S. EISAI shall be responsible for distribution, invoicing and collection with respect to sales of the Shared Product in the U.S. and shall book such sales (it being understood that EISAI shall be solely and exclusively responsible for its own revenue recognition with respect to the Shared Product, and EPIZYME shall have no responsibility therefor);

v) EISAI shall use Commercially Reasonable Efforts to build and maintain an appropriate pharmacovigilance infrastructure, including to maintain a global safety database with respect to the Shared Product, in connection with which the Parties shall enter into a pharmacovigilance agreement;

vi) EISAI shall have the sole right to Manufacture the Shared Product or contract a Third Party to Manufacture the Shared Product, in either case, in a commercially reasonable manner, including managing raw material supply for Manufacturing the Shared Product, warehousing and distributing the Shared Product;

vii) EISAI will update the JMC on a [**] basis with respect to material Manufacturing matters for the Shared Product; and

viii) The Parties shall mutually agree upon the trademarks and logos to be used in connection with the Shared Product in the United States (the “Product Trademarks”), consistent with the branding strategy implemented by EISAI with respect to such Shared Product in the ROW. Except as otherwise set forth in Section 13.5.1(h) or Section 13.5.2(a) of the CLA, EISAI shall have the sole right to register, maintain, enforce and defend the Product Trademarks (excluding any EPIZYME company-specific names or company-specific logos) for the Shared Product and own such Product Trademarks (excluding any EPIZYME company-specific names or company-specific logos), including all associated goodwill. For purposes of clarity, EPIZYME shall retain ownership of all right, title and interest in and to any EPIZYME company-specific names or company-specific logos, including all associated goodwill.

9. Allocation and Reconciliation of Net Profits/Losses; Patent Enforcement Recoveries:

a) Allocation: EISAI and EPIZYME shall each receive (in the case of profits) or pay (in the case of losses), as applicable, fifty percent (50%) of Net Profit/Losses with respect to the Shared Product in the U.S., to be calculated and paid in accordance with the reporting, reconciliation and payment provisions of this Section 9. If any Shared Development Costs or Shared Commercialization Costs are related both to the Shared Product in the U.S. and to other product(s) or territory(ies), only an equitable allocation of such costs shall be deemed Shared Development Costs or Shared Commercialization Costs, respectively.

b) Third Party Payments: In accordance with Section 7.5.4 of the CLA, all milestone payments made to UNC under Section 3.4 of the UNC License Agreement, and all royalty, milestone and other payments to a Third Party (other than UNC) made by either Party under Third Party agreements with respect to the Shared Product for the U.S. shall be deemed Shared Commercialization Costs incurred by such Party and taken into account in determining Net Profits/Losses so that EISAI and EPIZYME shall share equally in such Shared Commercialization Costs. Notwithstanding the foregoing, to the extent any royalty, milestone or other payments relating to a Shared Product in the U.S. are owed to a Third Party as a result of a breach by either Party of any of its representations, warranties or obligations under the CLA or the JDCA, the breaching Party shall be solely responsible for such royalty, milestone or other payments and such royalty, milestone or other payments shall not be included in calculating Net Profit/Losses.

c) Reconciliation of Net Profits/Losses; Reporting Gross Revenues and Shared Expenses: The Parties shall conduct a quarterly reconciliation of Net Profits/Losses as follows:

i) Within [**] days after the end of each Calendar Quarter, each Party shall submit to the other Party a written report (the “Final Report”) setting forth (A) in the case of EISAI, all sales in units and in value of Shared Product in the U.S. made by EISAI and its Affiliates during such Calendar Quarter and Cost of Goods for such Calendar Quarter, and (B) any Recoveries and the relevant Shared Development Costs, and Shared Commercialization Costs incurred by such Party or its Affiliates with respect to the Shared Product in the U.S. during such Calendar Quarter, including a calculation showing as separate line items each component of Shared Development Costs and Shared Commercialization Costs.

ii) Within [**] days after the exchange of reports set forth in clause (i) above, the JSC shall, using the Final Reports prepared by each Party, prepare a reconciliation report for the Shared Product for such Calendar Quarter (the “Reconciliation Report”); provided, however, that if the Parties’ representatives on the JSC are not able to agree on the Reconciliation Report within such [**]-day period, the Parties shall resolve the dispute in accordance with dispute resolution provisions substantially similar to those set forth in Section 14.1 of the CLA. The Parties shall have audit rights substantially similar to those set forth in Section 7.9 of the CLA. The Reconciliation Report shall set forth, in reasonable detail:

(1) a calculation of Net Profits/Losses, as applicable; and

(2) a statement of any amount of (“Reconciliation Payment”) owed by one Party to the other Party to achieve a 50/50 allocation of Net Profits/Losses for such Calendar Quarter.

All reports under this Section 9 of this Exhibit E shall be considered Confidential Information of the submitting Party and shall be subject to confidentiality obligations substantially similar to those in Article 10 of the CLA.

d) Payment. Within [**] Business Days after delivery by the JSC of a Reconciliation Report to each Party (or the resolution of any dispute with respect thereto as set forth in clause (c)(ii) above), EISAI or EPIZYME, as the case may be, shall pay the Reconciliation Payment to the other Party.

e) Monthly Sales Data. EISAI shall provide EPIZYME, for EPIZYME’s informational purposes, with unaudited monthly sales reports to the extent EISAI prepares such reports for its internal management purposes.

10. ROW Development and Commercialization Costs. Except as otherwise provided below or in the CLA, EISAI shall be solely responsible for one hundred percent (100%) of all costs and expenses incurred to support Development, Manufacture and Commercialization of the Shared Product during the applicable Profit-Share Term that is not allocated to the U.S.

a) If data from a clinical study(ies) conducted in ROW is used in a substantive and material manner with respect to the Shared Product in the U.S., then the Parties shall discuss what percentage of the Development Costs for such clinical study(ies) will be included in Shared Development Costs by taking into consideration the nature of such study(ies).

b) If data from a clinical study(ies) conducted in the U.S. in connection with a Shared Product (where the costs for such study are included in Shared Development Costs) is used by EISAI, its Affiliates or Sublicensees in a substantive and material manner in any country or countries outside of the U.S., then the Parties shall discuss as to whether or not EISAI will pay to EPIZYME any amount of the Shared Development Costs for such clinical study(ies) by taking into consideration the nature of such study(ies).

11. Adverse Events; Recall; Product Liability Claims.

a) The Parties shall establish procedures for reporting adverse events and other Shared Product related safety issues. Unless otherwise agreed by the Parties, EISAI shall have the right and primary responsibility to make decisions and to take immediate action with respect to Shared Product safety issues, including recalls, in all cases, after reasonable consultation with EPIZYME; provided, however, that EISAI may make such decision without consultation with EPIZYME to the extent necessary for EISAI to comply with its regulatory obligations.

b) Any Losses arising out of any Third Party Claim arising out of or resulting from the Development, Manufacture or Commercialization of any Shared Product for use or sale in the Field in the U.S. (“Product Liability Costs”), shall be shared equally by the Parties as a Shared Commercialization Cost for purposes of calculating Net Profits/Losses, except to the extent such Losses arise out of any Third-Party Claim based on (a) a Party’s breach of any of its representations, warranties, covenants or obligations pursuant to the CLA or the JDCA, or (b) the negligence or willful misconduct of a Party, its Affiliates, its or its Affiliates’ Sublicensees, or any of the respective officers, directors, employees and agents of each of the foregoing entities, in the performance of obligations or exercise of rights under the CLA or the JDCA.

12. Detailing Responsibilities.

a) Generally. Detailing activities conducted by the Parties shall be conducted in accordance with the Joint Commercialization Plan and as directed by the JMC. The Parties shall only use promotional materials, advertising materials and literature approved by the JMC (subject to appropriate legal, medical and regulatory review by the Parties). No Party shall be required to undertake any activity under the JDCA which it believes, in good faith, would violate any Laws. The JMC shall determine and set forth in the Joint Commercialization Plan the targeted number of total Details to be performed by each Party during each Calendar Year covered by the Joint Commercialization Plan, if any, (which Details shall be borne one-half by each Party unless otherwise mutually agreed) and the Target Audience for such Details (the “Detail Requirements”) in accordance with the following principles:

i) The overall number of Details shall be set at a level mutually agreed by the Parties through the JMC;

ii) EPIZYME shall in no event be assigned more than [**] percent ([**]%) of the Parties’ overall Detailing responsibilities;

iii) Detailing responsibilities shall be allocated between the Parties in an equitable manner, taking into consideration the capabilities and experience of each Party’s sales force, subject to the guiding principle that each Party will bear half of the Detailing responsibilities unless otherwise mutually agreed;

iv) Detailing responsibilities shall be carried out in accordance with the applicable Joint Commercialization Plan and associated Shared Commercialization Cost budget; and

v) Detail costs reimbursement shall be the same on an equivalent per-Detail basis for each Party and shall be mutually agreed by the Parties through the JMC.

b) Detailing Reports. Each Party shall keep complete and accurate records of all Details performed by its sales force with respect to the Shared Product in the U.S. Within [**] days following the end of each Calendar Quarter, each Party shall provide the JMC and the JSC with a report setting forth, in such detail and form as the JSC shall require (the “Internal Detailing Report”), based upon each Party’s internal Detailing reporting system, the total number of Details actually performed by such Party, segmented by physician specialty of the Target Audience during the immediately preceding Calendar Quarter. The Parties will, if reasonably necessary, cooperate through the JMC to establish compatible Detail reporting and tracking mechanisms for Detailing the Shared Product to facilitate communication and coordination of the Detailing efforts between the Parties.

c) Failure to Perform Detail Requirements. In the event that a Party believes that the other Party is not performing its Detail Requirements, then such Party may refer such matter to the JMC for resolution.

13. Joint Marketing and Sales Meetings: The Parties shall plan and implement periodic joint sales and marketing meetings, including a national launch meeting, for the Shared Product for the U.S.

14. Miscellaneous:

a) Other Provisions. Subject to Section 6.1.1 of the CLA, the JDCA shall be based on this Exhibit E and contain provisions regarding representations and warranties, indemnifications, termination rights, and other reasonable and customary provisions to be agreed by the Parties.

15. Definitions:

“Cost of Goods” shall mean EISAI’s (or its Affiliates’) fully allocated costs of Manufacturing (or acquiring from a Third Party) Shared Product for Development or Commercialization in the U.S., without markup, determined in accordance with GAAP, consistently applied. For purposes of this definition, “fully allocated costs” means direct and identifiable internal and external costs and charges consisting of the following:

(a) with respect to EISAI’s internal costs, “fully allocated costs” shall consist of the following direct costs and charges related to the Manufacturing of such Shared Product for Development or Commercialization in the U.S.: (i) costs of active pharmaceutical ingredients, other raw materials and packaging components, plus inbound freight/transportation, duty, quality assurance (i.e., testing, documentation and release of drug product), and other direct raw materials costs, (ii) labor costs directly involved with Manufacturing of Shared Product, (iii) manufacturing plant overhead charges reasonably allocable to the Shared Product, including indirect labor and indirect expenses necessary to support Manufacturing of Shared Product and depreciation, purchase price variances and other manufacturing variances, utilities, manufacturing management and administration costs, general supplies, transportation, warehouse equipment and IT, maintenance, repair and installation costs, costs of other plant services (waste treatment, waste incineration), ongoing stability program costs, technical services (process design and process improvement), and security, in each case to the extent reasonably allocable to the Shared Product, and (iv) direct write-offs for inventory adjustments and losses due to expired, spoiled, damaged or otherwise unsaleable Shared Product (but excluding costs due to negligence or willful misconduct of EISAI or its Affiliates); but excluding (w) costs and charges related to or occasioned by unused manufacturing capacity, (x) the manufacture of other products at EISAI’s manufacturing facilities, (y) amortization of property, plant or equipment not reasonably related to Manufacturing of Shared Product for the U.S. market hereunder, and (z) allocation of general corporate overhead or other administrative costs or expenses not directly or indirectly involved in the management of manufacturing, material procurement or product distribution for Shared Product for the U.S. market; and

(b) with respect to EISAI’s external costs and charges, “fully allocated costs” shall consist of invoiced costs and charges of suppliers of goods and services directly related to the Manufacture of Shared Product.

“Detail” or “Detailing” shall mean, with respect to a Shared Product, the communication by a Sales Representative to a member of the Target Audience (a) involving face-to-face contact, (b) describing in a fair and balanced manner the FDA-approved indicated uses and other relevant characteristics of such Shared Product, (c) using promotional materials in an effort to increase the Target Audience prescribing or hospital ordering preferences of such Shared Product for its FDA-approved indicated uses, and (d) made at the Target Audience member’s office, in a hospital or other place where the Target Audience member normally issues prescriptions where the principal objective is to place an emphasis, either primary or secondary, on a Shared Product and not simply to discuss a Shared Product with a member of the Target Audience. For the avoidance of doubt, discussions at conventions, congresses and meetings of key opinion leaders organized by a Party shall not constitute “Details” or “Detailing.”

“Net Profits/Losses” shall mean (a) Net Sales of the Shared Product in the U.S., plus (b) Recoveries (if any), less Shared Development Costs, Cost of Goods and Shared Commercialization Costs. For the avoidance of doubt, (1) costs deducted in calculating Net Sales shall not be deducted a second time in calculating Net Profits/Losses, and (2) costs that are included in one category of costs (i.e., Shared Development Costs) shall not be deducted a second time in calculating any other costs (i.e., Cost of Goods) that are deducted in calculating Net Profits/Losses.

“Out-of-Pocket Costs” shall mean, with respect to Development or Commercialization Activities performed under the JDCA, out-of-pocket expenses of each Party and its Affiliates in each case that are specifically associated with the conduct of such activities, including costs of consultants, agents and subcontractors, recorded in accordance with GAAP.

“Recoveries” shall mean all cash amounts (plus the fair market value of all non-cash consideration) received by a Party from a Third Party solely in connection with the judgment, award or settlement of any enforcement of intellectual property Controlled by EISAI, EPIZYME or the Parties jointly, in each case Covering the Shared Product in a Competitive Infringement in the U.S.

“Sales Representative” shall mean a professional pharmaceutical sales representative employed by either Party to conduct primarily Detailing and other promotional efforts with respect to a Shared Product and who has been trained by either Party in accordance with a training protocol to be agreed upon by the Parties as set forth in the Joint Commercialization Plan.

“Shared Commercialization Costs” shall mean all Out-of-Pocket Costs incurred by a Party with respect to Commercialization of the Shared Product allocated for the U.S. (pursuant to Section 9(a)) in accordance with the Joint Commercialization Plan, including:

a) costs for launch, promotion, advertising, distribution, recalls, marketing (including telemarketing), MSL, medical affairs and other medical education activities (consumer and professional), advocate development programs and symposia, sales meetings, samples, product related public relations, market research, health economics studies, post-marketing studies not required to obtain or maintain Regulatory Approvals, relationships with opinion leaders and professional societies, training (including any

Shared Product training), market research, sales and marketing data, marketing communications, adverse events reporting, product hotlines, providing product to and administering indigent programs, monitoring the sales and medical affairs of the Shared Product, and activities related to obtaining reimbursement from payers and other costs incurred collecting fees for Shared Product.

b) Detailing cost as determined in accordance with Section 12 of this Exhibit E;

c) costs for Prosecuting and Maintaining Patents that Cover the Shared Product in the U.S. in accordance with Section 9.2 of the CLA;

d) costs of enforcement of Patents that Cover the Shared Product in any Competitive Infringement in the U.S. in accordance with Section 9.5 of the CLA;

e) costs associated with selecting, filing, prosecuting, maintaining, defending and enforcing Product Trademarks for the Shared Product in the U.S.;

f) Subject to Section 11 above, Product Liability Costs and costs of recalls with respect to the Shared Product in the U.S.;

g) milestone payments to UNC pursuant to Section 3.4 of the UNC License Agreement;

h) Subject to Section 9(b) above, payments to Third Parties (other than UNC) under licenses from such Third Parties for patents Covering the sale or Commercialization of the Shared Product in the U.S., including upfront, milestone, and royalty payments to such Third Parties; provided, however, that, to the extent that any such Third Party license includes a license to Third Party intellectual property that is applicable to products being or to be developed or commercialized by such Party or its Affiliates other than such Shared Product in the U.S., then such Party shall reasonably allocate all upfront payments, milestone payments and other non-royalty amounts between the Shared Product and such other products, and such Party shall only be entitled to include in Shared Commercialization Costs hereunder the amounts that are reasonably allocable to the Shared Product for the U.S.; and

i) such other costs as the Parties may agree.

Shared Commercialization Costs will specifically exclude (a) all costs with respect to a Party’s or its Affiliate’s employees that perform Commercialization activities, other than Detailing cost as determined in accordance with Section 12 of this Exhibit E and (b) the cost of activities that promote either Party’s business as a whole without being specific to the Shared Product (such as corporate image advertising).

“Shared Development Costs” shall mean the following Out-of-Pocket Costs incurred by a Party with respect to Development of the Shared Product for the U.S. market (pursuant to Section 9(a) and Section 10) in accordance with the Joint Development Plan:

a) Out-of-Pocket Costs that are attributable to the Development of the Shared Product for the U.S. market including:

i) Clinical studies, including post-marketing commitments and all activities associated with starting, maintaining, and closing studies;

ii) Consultants used to obtain, maintain, or expand the Regulatory Approval of the Shared Product;

iii) Regulatory filing fees;

iv) Costs associated with chemical, formulation or process development activities relating to the Shared Product, including conformance or qualification lots, process improvements, scale-up and manufacturing facility transfers;

v) Test method development, stability testing, report writing and ongoing quality assurance/quality control activities;

vi) Costs to prepare, submit, or develop data or information for submission to a Regulatory Authority to obtain, maintain, or expand Regulatory Approval of the Shared Product (pre- or post-launch);

vii) milestone payments made to UNC pursuant to Section 3.4 of the UNC License Agreement;

viii) Subject to Section 9(b) above, payments to Third Parties (other than UNC) under licenses from such Third Parties for patents Covering the Development of the Shared Product for the U.S., including upfront, milestone, and royalty payments to such Third Parties; provided, however, that, to the extent that any such Third Party license includes a license to Third Party intellectual property that is applicable to products being or to be developed or commercialized by such Party or its Affiliates other than such Shared Product in the U.S., then such Party shall reasonably allocate all upfront payments, milestone payments and other non-royalty amounts between the Shared Product and such other products, and such Party shall only be entitled to include in Shared Development Costs hereunder the amounts that are reasonably allocable to the Shared Product for the U.S.; and

ix) Other payments to Third Parties for the performance of any Development activities with respect to the Development of the Shared Product in accordance with the Joint Development Plan or otherwise agreed upon by the Parties.

Shared Development Costs will specifically exclude all costs with respect to a Party’s or its Affiliate’s employees that perform Development activities.

“Target Audience” shall mean the physicians or other health care professionals with authority to prescribe a pharmaceutical product or issue hospital orders for a pharmaceutical product in the U.S.

EXHIBIT F

Press Release

Epizyme Enters Worldwide Strategic Partnership with Eisai for Cancer

Therapeutics Targeting EZH2 Epigenetic Enzyme

-Agreement Includes US Profit Share and Co-Promotion Option for Epizyme-

Cambridge, MA, March 10, 2011 - Epizyme, Inc. announced today a worldwide partnership with Eisai Co., Ltd., Tokyo, Japan to discover, develop and commercialize therapeutics targeting EZH2, an epigenetic enzyme, for the treatment of lymphoma and other cancers in genetically-defined patients. Under the terms of the agreement, Epizyme will receive $6M in upfront and initial milestone payments, and may earn more than $200M in additional research, development and sales milestones, and up to double-digit royalties. Additionally, Eisai will fund 100 percent of R&D through human proof-of-concept, at which point Epizyme has the right to opt into a profit share and co-commercialization arrangement for the United States.

“Eisai is committed to bringing epigenetic therapeutics to cancer patients,” said Takashi Owa, Ph.D., President, Oncology Product Creation Unit, Eisai Product Creation Systems. “Epizyme’s proprietary product platform; leadership in determining the oncogenic role of EZH2 in genetically-defined cancers; and success in discovering novel, potent, and selective small molecule inhibitors of histone methyltransferases (HMTs), an important epigenetic target class, led us to them as the partner of choice in epigenetic drug discovery.”

“Our partnership with Eisai reflects our shared belief in the therapeutic potential of this area and is an important element in the ongoing execution of our strategy to build a leading new biopharma company by bringing innovative personalized therapeutics to genetically-defined cancer patients,” commented Robert Gould, Ph.D., President and CEO of Epizyme. “The US profit share and co-commercialization option is a key element of our strategy to discover, develop and also to commercialize epigenetic medicines.”

About Epizyme

Epizyme is leading the discovery and development of small molecule histone methyltransferase (HMT) inhibitors, a new class of targeted therapeutics for the treatment of genetically-defined cancer patients based on breakthroughs in the field of epigenetics. Genetic alterations in the HMTs are strongly associated with the underlying causes of multiple human diseases, including cancer. Epizyme’s patient-driven approach represents the future of personalized therapeutics by creating better medicines for the right patients more quickly and at lower cost than traditional approaches. www.epizyme.com

About Eisai Co., Ltd.

Eisai Co., Ltd. is a research-based human health care (hhc) company that discovers, develops and markets products throughout the world. Through a global network of research facilities, manufacturing sites and marketing subsidiaries, Eisai actively participates in all aspects of the worldwide healthcare system. www.eisai.com

Media Contacts

Epizyme:

Chris Erdman or

Jennifer Conrad

MacDougall Biomedical Communications

781.235.3060

Eisai:

Media Inquiries: Suzanne Grogan, suzanne_grogan@eisai.com, 201-746-2083

Investor Inquiries: Alex Scott, 201-746-2177

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EXHIBIT G

Licensed Compounds

(as of the Effective Date)

Compounds in Current Lead Series (including but not limited to the following)	EZH@ Potency (nM)	Fold Selectivity relative to HMT with smallest selectivity window (excluding EZHi)
EPZ006087	[**]	[**]
EPZ005996	[**]	[**]
EPZ006110	[**]	[**]
EPZ006177	[**]	[**]
EPZ006122	[**]	[**]
EPZ006127	[**]	[**]
EPZ006051	[**]	[**]
EPZ006052	[**]	[**]
EPZ006125	[**]	[**]
EPZ006093	[**]	[**]
EPZ006179	[**]	[**]
EPZ006124	[**]	[**]
EPZ006053	[**]	[**]
EPZ006092	[**]	[**]
EPZ006173	[**]	[**]
EPZ006090	[**]	[**]

[**].

[**]

G-1